Exhibit 10.44

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

between

RED RIVER ENVIRONMENTAL PRODUCTS LLC

Owner

and

BE&K CONSTRUCTION COMPANY, LLC

Contractor

Red River Environmental Products EPC Agreement

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	2.3.2	Recovery Plan	40

2.4	Methods of Performance		40

2.5	Transfer of Title/Risk of Loss for Certain Items		41

	2.5.1	Title to Work	41
	2.5.2	Risk of Loss to Contractor Property	41
	2.5.3	Title to Drawings, Reports, Documents and Information	41
	2.5.4	Title to Natural Resources	43
	2.5.5	Title to Fossils and Artifacts	43
	2.5.6	Title Warranty	43

2.6	Subsurface Conditions		43

2.7	Local Conditions		44

2.8	Subcontractors and Owner Suppliers		44

	2.8.1	Subcontractors	44
	2.8.2	No Privity with Owner	44
	2.8.3	Certain Subcontracts	44
	2.8.4	Purchase Orders and Subcontracts	45
	2.8.5	Subcontractor Warranties	45
	2.8.6	Subcontractor Insurance	46

2.9	Insurance		46

2.10	Compliance with Applicable Legal Requirements		46

2.11	Real Estate		46

2.12	Use of Project Site		46

	2.12.1	Use and Restoration	46
	2.12.2	Site Authority	47

2.13	Record Documents		47

2.14	Submittals		47

	2.14.1	Review	47
	2.14.2	Variations	48
	2.14.3	Due Consideration	48
	2.14.4	Applicable Electronic Format	48

2.15	Separate Contractors and Activities By Owner		48

	2.15.1	Separate Work	48
	2.15.2	Integration	48
	2.15.3	Coordination	48
	2.15.4	Owner Contractor Storage and Laydown	49

2.16	Transportation Costs		49

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2.17	Labor Matters		49

2.18	Discipline and Protection		49

2.19	Security		50

2.20	Project Site Fire Protection		50

2.21	Coordination and Transition		50

2.22	Surplus Equipment and Materials		51

ARTICLE 3 OWNER’S OBLIGATIONS			52

3.1	Project Site		52

3.2	Permits		52

3.3	Owner Insurance		52

3.4	Owner Taxes		52

	3.4.1	Payment of Taxes	52
	3.4.2	Sales Taxes	53

3.5	Start-up Personnel		53

3.6	Owner Project Manager and Owner Engineer		53

3.7	Interconnection		54

	3.7.1	Out of Scope Interconnection Facilities and Utility Connections	54
	3.7.2	Transmission Facilities	54

3.8	Startup Period		55

	3.8.1	Startup Period; Pre-Commercial Energy	55
	3.8.2	Waste	55

3.9	Hazardous Substances		55

3.10	Compliance with Contractor’s Rules		56

3.11	[RESERVED]		56

3.12	Performance of Owner Obligations		56

3.13	Compliance with Applicable Legal Requirements		56

3.14	Owner Suppliers		56

	3.14.1	Contract Execution	56
	3.14.2	Payment	57

3.15	Discipline and Protection		57

ARTICLE 4 OWNER’S RIGHT TO INSPECT, STOP AND RE-PERFORM WORK			58

4.1	Inspection		58

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4.2	Right to Reject and Re-Performance		58

4.3	Defects in Owner Suppliers’ Scope		58

4.4	Right to Suspend Work for Convenience		59

4.5	Uncovering Work		59

4.6	Right to Stop Work for Cause		60

ARTICLE 5 COMPENSATION AND PAYMENT			61

5.1	Phase 1 Compensation		61

	5.1.1	Time and Materials Costs	61
	5.1.2	Confirmation of Phase 1 Not-to-Exceed Cost and Not to Exceed Price	62
	5.1.3	Changes in Phase 1 Compensation	62
	5.1.4	Phase 1 Monthly Payments	62
	5.1.5	Phase 1 Applications for Payment	63
	5.1.6	Phase 1 Progress Reports	63
	5.1.7	Phase 1 Lien Waivers	63
	5.1.8	Other Documentation	64
	5.1.9	Failure to Comply	64
	5.1.10	Phase 1 Retainage	64
	5.1.11	Phase 1 Compensation Inclusive	64

5.2	Phase 2 Compensation		65

	5.2.1	Phase 2 Price Fixed Component	65
	5.2.2	Home office services including engineering	65
	5.2.3	Phase 2 Price Reimbursable Component	66
	5.2.4	Payment of Phase 2 Price Fixed Component	67
	5.2.5	Payment of the Phase 2 Price Reimbursable Component	67
	5.2.6	Price and other Agreement Adjustments due to Change Orders	67
	5.2.7	Reconciliation of Actual Craft Labor Hours to Craft Labor Hour Target	68
	5.2.8	Phase 2 Monthly Payments	69
	5.2.9	Phase 2 Applications for Payment	69
	5.2.10	Phase 2 Progress Reports	69
	5.2.11	Phase 2 Lien Waivers	69
	5.2.12	Other Documentation	70
	5.2.13	Failure to Comply	70
	5.2.14	Phase 2 Retainage	70
	5.2.15	Phase 2 Compensation Inclusive	71

5.3	Owner Supplier Payments		71

5.4	Owner Review		71

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5.5	Payment Due Dates		71

5.6	Final Payment		71

5.7	Withholding to Protect Owner from Loss		72

	5.7.1	Withholding	72
	5.7.2	Lien Title Indemnity	72

5.8	Delinquent Payments		72

5.9	Contractor Liens		72

5.10	Forecasts		73

ARTICLE 6 COMPLETION AND ACCEPTANCE OF THE WORK			74

6.1	Mechanical Completion		74

	6.1.1	Criteria for Mechanical Completion	74
	6.1.2	Notice and Report of Mechanical Completion	75
	6.1.3	Achievement of Mechanical Completion	76
	6.1.4	Initial Synchronization	76

6.2	Substantial Completion		76

	6.2.1	Criteria for Substantial Completion	76
	6.2.2	Notice and Report of Substantial Completion	78
	6.2.3	Achievement of Substantial Completion	78
	6.2.4	Care, Custody and Control During Dispute Resolution Regarding Substantial Completion	79

6.3	Creation of Punch Lists		79

	6.3.1	Project Punch List	79

6.4	Transfer of Possession and Control to Owner		80

	6.4.1	Possession and Control	80

6.5	Final Completion		80

	6.5.1	Criteria for Final Completion of the Project	80
	6.5.2	Notice and Report of Final Completion	81
	6.5.3	Achievement of Final Completion	81

ARTICLE 7 PERFORMANCE TESTING			82

7.1	Performance Tests		82

7.2	Notice to Owner		82

7.3	Completed Performance Test		82

	7.3.1	Certain Performance Tests	82
	7.3.2	Reliability Test	83

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	7.3.3	Individual Test Reports	83

7.4	Repetition of Tests		83

7.5	Re-Setting of Project		84

7.6	Operation of the Project		84

ARTICLE 8 PERFORMANCE AND COMPLETION REQUIREMENTS, LATE SUBSTANTIAL COMPLETION DAMAGES AND BONUS AMOUNTS			85

8.1	Performance and Completion Requirements		85

	8.1.1	Performance Requirements	85
	8.1.2	Required Substantial Completion Date	86
	8.1.3	Target Final Completion Date	86

8.2	Late Substantial Completion Damages and Buydown Amounts		86

	8.2.1	Late Completion Liquidated Damages	86
	8.2.2	Late Substantial Completion Damages	87

8.3	Early Substantial Completion Bonus		87

ARTICLE 9 THE WARRANTY PERIODS			88

9.1	General Warranty of Work, Materials and Equipment		88

9.2	Owner Supplier Work		88

9.3	Nonconforming Work		88

9.4	Contractor’s Warranty Work		89

9.5	Warranty Periods		89

	9.5.1	Duration	89
	9.5.2	Transfer	90

9.6	Subcontractor Warranties		90

9.7	Root Cause Repairs		90

9.8	Cure Rights of Owner for Breach of Warranty		90

9.9	Title to Warranty Work		91

9.10	Exclusions		91

9.11	Primary Liability		91

9.12	General Limitations on Warranties and Remedies		91

ARTICLE 10 CHANGES			93

10.1	Changes		93

10.2	Procedure for Changes		93

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	10.2.1	Changes Initiated by Contractor	93
	10.2.2	Changes Initiated by Owner	94

10.3	Change Events		95

10.4	Changes Involving Schedule Extensions		96

10.5	Changes to the Phase 2 Price Fixed Component		96

10.6	Continued Performance Pending Resolution of Disputes		96

10.7	Options for Implementing Changes		96

10.8	Documentation		97

ARTICLE 11 FORCE MAJEURE			98

11.1	Force Majeure Event		98

11.2	Burden of Proof		99

	11.2.1	Excused Performance	99
	11.2.2	Scope of Excused Performance	99
	11.2.3	Prior Obligations and Liabilities	99
	11.2.4	Continued Performance	99
	11.2.5	No Affect on Payment Obligations	99

ARTICLE 12 INDEMNIFICATION			100

12.1	Indemnity		100

12.2	Obligations with Respect to Liens		100

12.3	Obligations with Respect to Intellectual Property		101

12.4	Owner Indemnity		102

12.5	Notice and Legal Defense		102

12.6	Failure to Defend Action		103

12.7	No Limitation to Workers’ Benefits		103

12.8	Limitation on Indemnification		103

ARTICLE 13 REMEDIES AND TERMINATION			104

13.1	Termination for Convenience		104

	13.1.1	Termination Payment	104
	13.1.2	Termination Obligations	104
	13.1.3	Termination Due to Force Majeure	105

13.2	Termination Upon Contractor Event of Default		105

13.3	Termination for Agreed Circumstances		106

13.4	Consequences of Termination; Actions upon Termination		107

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	13.4.1	Assumption and Succession	107
	13.4.2	Completion of the Work	108
	13.4.3	Actions Upon Termination	108

13.5	Owner Monetary and Non Monetary Defaults		108

	13.5.1	Non-Payment	108
	13.5.2	Non-Monetary Default	109

13.6	Duty to Mitigate Damages		110

ARTICLE 14 SECURITY			111

14.1	Guarantees		111

ARTICLE 15 REPRESENTATIONS AND WARRANTIES			113

15.1	Representations and Warranties of Contractor		113

15.2	Representation and Warranties of Owner		114

ARTICLE 16 LIMITATIONS OF LIABILITY			115

16.1	Aggregate Limitation of Contractor’s Liability for Liquidated Damages		115

16.2	Consequential Damages		115

16.3	Application		115

ARTICLE 17 DISPUTE RESOLUTION			117

17.1	Dispute Resolution Between the Parties		117

	17.1.1	Cooperation	117
	17.1.2	Management Discussions	117
	17.1.3	Voluntary Mediation	117

17.2	Arbitration		118

	17.2.1	Rules and Arbitrators	118
	17.2.2	Impartiality, Independence and Qualifications of Arbitrators	118
	17.2.3	Costs and Discovery	118
	17.2.4	Limitations	119
	17.2.5	Additional Relief	119
	17.2.6	Venue and Timing	119
	17.2.7	Continued Performance	119
	17.2.8	Consolidation	119
	17.2.9	When Inapplicable	120
	17.2.10	Cross Examination	120
	17.2.11	Survival	120

ARTICLE 18 CONFIDENTIALITY			121

18.1	Confidential Information		121

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18.2	Publicity		122

18.3	Prior Confidentiality Agreements		123

18.4	Injunctive Relief		123

ARTICLE 19 COST RECORDS			124

19.1	Records		124

19.2	Inspection of Books, Records and Audit Rights		124

ARTICLE 20 MISCELLANEOUS			125

20.1	Authorized Representatives		125

20.2	Assignment/Delegation		125

	20.2.1	Assignment/Delegation by Contractor	125
	20.2.2	Assignment/Delegation by Owner	125
	20.2.3	Successors and Assigns	126

20.3	Reviews, Inspections, Approvals by Owner		126

20.4	Governing Law; Choice of Forum		127

20.5	Surviving Obligations		127

20.6	Severability		127

20.7	Notices		128

20.8	Article and Section Headings		128

20.9	Duties and Remedies		128

20.10	No Waiver of Rights		128

20.11	Entire Agreement		129

20.12	Amendments		129

20.13	No Third Party Rights		129

20.14	Obligations Non-recourse		129

20.15	Relationship of the Parties		129

20.16	Counterparts		129

20.17	Cooperation with Financing Efforts		130

20.18	Financing Engineer		131

20.19	Owner’s Engineer		131

20.20	Review Committee		131

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List of Appendices

Appendix A:	Scope of Work

Appendix B:	Project Schedule

Appendix C:	Performance Test Requirements

Appendix D:	Owner Permits

Appendix E:	Owner Contracts

Appendix F:	Key Personnel

Appendix G:	Milestone Payment Schedule

Appendix H:	Cost Breakdown

Appendix I:	Forms
	I -1	Form of Notices to Proceed
	I -2A	Form of Application for Payment
	I -2B	Form of Statement of Owner Supplier Costs
	I -3	Form of Certificate
	I -4	Form of Notice of Mechanical Completion, Substantial Completion and Final Completion
	I -5	Form of Change Order
	I -6	Form of Letter of Credit
	I -7	Form of Owner Guaranty
	I -8	Form of Contractor Guaranty
	I -9	Form of Payment and Performance Bond
	I -10	Form of Opinion
	I -11	Lien Waiver Forms

Appendix J:	Project Site

Appendix K:	Phase 1 Time and Materials Costs

Appendix L:	Sales Tax Materials; Map of Enterprise Zone

Appendix M:	Owner Contract Administration

Appendix N:	Project Site Information

Appendix O:	Contractor’s Consumables List

Appendix P:	Target Total Work Cost

Appendix Q:	Insurance Requirements

Appendix R:	Activated Carbon Specification Requirement

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ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (this “Agreement”), is entered into as of the 29th day of January, 2008 (the “Effective Date”), by and between Red River Environmental Products LLC, a Delaware limited liability company (the “Owner”), and BE&K Construction Company, LLC, a Delaware limited liability company (“Contractor”). Owner and Contractor are sometimes individually referred to herein as a “Party” and, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, Owner desires Contractor to provide engineering, design, and long lead procurement required to complete Project design and to maintain Owner schedule requirements and to perform certain other preliminary Work during Phase 1 pursuant to this Agreement;

WHEREAS, this Agreement shall be effective and binding upon the Parties with respect to the Phase 1 Work on the Effective Date notwithstanding the intent of the Parties to agree upon certain terms and conditions relating to the Phase 2 Work prior to commencement of the Phase 2 Work;

WHEREAS, the Phase 1 Work will include certain engineering and administrative activities as well as preliminary mobilization and engineering at the Project Site but excludes construction activities at the Project Site (other than general mobilization at the Project Site) unless directed by a Change Order;

WHEREAS, upon agreement by Owner and Contractor during Phase 1 with respect to certain matters relating to the Phase 2 Work as a condition to the Phase 2 Commencement Date, during Phase 2 Contractor shall complete all remaining procurement, and all design, engineering, construction, construction management, testing and commissioning of the Project, as more particularly described herein; and

WHEREAS, Contractor desires to provide for the engineering, design, procurement, construction, construction management, testing, commissioning and related services for the Project, all of which shall be provided upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

Red River Environmental Products EPC Agreement
Privileged and Confidential		Page 1 of 133

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Definitions. As used in this Agreement and in Notices delivered in accordance with this Agreement, capitalized terms have the following meanings (such meanings as necessary to be equally applicable to both the singular and plural forms of the terms defined) unless the context otherwise requires:

“Activated Carbon Production Requirement” has the meaning set forth in Section 8.1.1.1.

“Activated Carbon Specification Requirement” has the meaning set forth in Section 8.1.1.2. These specifications relate to sizing and spraying activities to be conducted after carbon product is removed from the Multi Hearth Furnaces and is not intended to make Contractor responsible for any activities or processes occurring inside the Multi Hearth Furnaces.

“Affected Party” has the meaning set forth in Section 11.1.

“Affiliate” means, with respect to any Person, any other Person which (a) such first Person directly or indirectly, in whole or in part, owns, is owned by or is in common ownership with, or (b) such first Person directly or indirectly controls, is controlled by or is under common control with. The term “control” shall mean, with respect to a Person, the possession, directly or indirectly, of the ability to influence management decisions regarding the business of such a Person, including the ability to block or otherwise limit major decisions of such Person (e.g., increased debt, sale or transfer of share capital (initial or transfer of existing), operation and maintenance decisions, mergers or other restructuring, determination of business plans or budgets, entering into significant contracts or transactions, etc.).

“Agreement” means this Engineering, Procurement and Construction Agreement, including the body of this Agreement (the “Body of this Agreement”), all Appendices hereto, Change Orders, and all written amendments and supplements hereto.

“Applicable Electronic Format” means the electronic formats set forth in Appendix A.

“Applicable Legal Requirements” means all laws (including common law), statutes, regulations, codes, rules, treaties, ordinances, judgments, directives, Permits, decrees, decisions, approvals, interpretations, injunctions, writs, orders or other similar legal requirements in effect of any Governmental Authority.

“Application for Payment” means an application for payment under this Agreement, in the form attached as Appendix I-2A, which is to be used by Contractor during the course of Work in requesting monthly payments pursuant to Section 5.2.1, and which is to be accompanied by such supporting documentation as is required by this Agreement.

Red River Environmental Products EPC Agreement

“Authorized Representative” means, with respect to each Party, the individual appointed by such Party under Section 20.1 to act on such Party’s behalf with respect to that Party’s duties and responsibilities under this Agreement.

“Award” has the meaning set forth in Section 17.2.6.

“Bonus Amounts” means the Early Substantial Completion Bonus Amount and the Total Work Cost Bonus Amount.

“Business Day” means any day, except Saturdays, Sundays, federal holidays, and holidays under the laws of the State of Louisiana.

“Certificate of Final Completion” has the meaning set forth in Section 6.5.3.

“Certificate of Mechanical Completion” has the meaning set forth in Section 6.1.3.

“Certificate of Substantial Completion” has the meaning set forth in Section 6.2.3.

“Change” or “Changes” has the meaning set forth in Section 10.1.

“Change Event” has the meaning set forth in Section 10.3.

“Change of Law” means the adoption, imposition, promulgation, re-interpretation, cancellation or modification of any Applicable Legal Requirements by a Governmental Authority effective on or after (a) the Phase 1 Commencement Date with respect to the Phase 1 Work, and (b) that date that is 30 days before the Phase 2 Commencement Date with respect to the Phase 2 Work.

“Change Order” has the meaning set forth in Section 10.1.

“Change Order Notice” has the meaning set forth in Section 10.2.2.

“Change Order Request” has the meaning set forth in Section 10.2.1.

“Claims” has the meaning set forth in Section 12.1.

“Compensation” means the amounts of compensation to which Contractor is entitled for performance of the Work, or portions thereof, as described in Section 5.1.

Red River Environmental Products EPC Agreement

“Completed Performance Test” has the meaning set forth in Section 7.3.

“Confidential Information” has the meaning set forth in Section 18.1.

“Construction Aids” means all tangible equipment (including construction equipment and machinery), apparatus, tools, supplies, utilities, support services, field office equipment and supplies, structures, apparatus, form lumber, protective fencing, and other goods and items that are required to construct, commission or test the Project, but which are not incorporated into the Project.

“Consumables” means items listed in Contractor’s Consumables list, Exhibit O.

“Contractor” means BE&K Construction Company, LLC, a Delaware Limited Liability Company and its successors and assigns permitted under this Agreement.

“Contractor Act of Bankruptcy” means (a) if, by order of a court of competent jurisdiction, a receiver or liquidator or custodian or trustee of Contractor, or of all or substantially all of the property of Contractor, is appointed and is not discharged within 60 days, or if, by decree of such a court, Contractor is adjudicated insolvent, or all or substantially all of the property of Contractor is sequestered, and such decree has continued undischarged and unstayed for 60 days after the entry of such decree, or (b) if a petition to reorganize Contractor pursuant to the Federal Bankruptcy Code or any other similar statute applicable to Contractor, as now or hereinafter in effect, is filed against Contractor and is not dismissed within 60 days after such filing, or (c) if Contractor is adjudicated bankrupt or files a petition in voluntary bankruptcy under any provision of any bankruptcy law or consents to the filing of any bankruptcy or reorganization petition against Contractor under any such law, or (without limitation of the generality of the foregoing) files a petition to reorganize Contractor pursuant to the Federal Bankruptcy Code or any other similar statute applicable to Contractor, as now or hereafter in effect, or (d) if Contractor makes an assignment for the benefit of creditors, or admits in writing an inability to pay debts generally as they become due, or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Contractor, or of all or substantially all of the property of Contractor.

“Contractor Event of Default” has the meaning set forth in Section 13.2.

“Contractor Guaranty” means a guaranty in the form set forth in Exhibit I-8 executed by the Person obligated thereunder.

Red River Environmental Products EPC Agreement

“Contractor Hazardous Substance” has the meaning set forth in Section 2.2.13.2.

“Contractor Indemnitees” has the meaning set forth in Section 12.4.

“Contractor Lien” means a Lien upon the Project, the Work, the Project Site, or any Equipment or Materials, or any other property of any Owner or any of its Affiliates filed by or through Contractor or its Affiliates or Subcontractors or their respective Personnel in connection with the Work.

“Contractor Lien Bond” means a bond (a) issued by a surety company reasonably acceptable to Owner, (b) in form and substance reasonably acceptable to Owner, (c) in the amount necessary under Applicable Legal Requirements to secure such Lien, and (d) sufficient (i) to permit Owner to obtain title insurance with no exceptions for such Contractor Lien, and (ii) to prevent the Lien holder from causing a sale, foreclosure or other title divestiture with respect to the Project or the Project Site or improvements thereon or any Equipment or Materials or other property of Owner.

“Contractor Permits” has the meaning set forth in Section 2.2.10.

“Contractor Subcontract” means an agreement between Contractor and a Subcontractor.

“Contractor Taxes” has the meaning set forth in Section 2.2.9.2.

“Contractor’s Construction Manager” has the meaning set forth in Section 2.2.3.

“Craft Labor” means all of Contractor’s and its Affiliates’ direct hourly craft labor for site supervision and direct hourly labor of all trades inclusive of general foremen, foremen, journeymen, apprentices, and others who perform construction and associated construction activities in connection with the Work. Craft Labor excludes all of Contractor’s and Contractor’s Affiliates’ non-manual labor and all Subcontractor (other than Contractor’s Affiliates) labor.

“Craft Labor Category” means a specific trade or category of craft labor such as ironworkers, pipefitters, journeymen and operators or especially skilled sub-categories within a craft.

“Craft Labor Cost Component” means a component of the cost of craft labor, such as wage rates, fringes, per diems and incentive payments.

“Craft Labor Cost Estimate” has the meaning set forth in Section 5.2.2 and is the product of the Craft Labor Hour Target (for each classification of each Craft Labor Category) multiplied by the appropriate Craft Wage Rates as agreed prior to Phase 2.

Red River Environmental Products EPC Agreement

“Craft Labor Hour Target” has the meaning set forth in Section 5.2.3 and is the estimated total Craft Labor Hours for completion of the Phase 2 Work.

“Craft Wage Rates” means the total compensation for each and every Craft Labor Category by classification, inclusive of wage rates, fringes, per diems, and incentive payments.

“Defect,” “Defects” or “Defective” has the meaning set forth in Section 4.2.

“Defective Work” has the meaning set forth in Section 4.2.

“Disclosing Party” has the meaning set forth in Section 18.1.

“Disputes” has the meaning set forth in Section 17.1.1.

“Dollars” or “$” or “dollars” means the lawful currency of the United States of America.

“Early Substantial Completion Bonus Amount” has the meaning set forth in Section 8.3.1.

“Effective Date” has the meaning set forth in the first sentence of this Agreement.

“Engineers” means the Owner Engineer and the Financing Engineer.

“Environmental Compliance Requirement” has the meaning set forth in Section 8.1.1.5.

“Equipment” means any product that (a) is to be incorporated into the Project, (b) is an assembly of operational and/or non-operational parts, whether motorized or manually operated, and (c) requires service connections such as, but not limited to, wiring or piping.

“Final Completion” means that Contractor has satisfied the applicable requirements set forth in Section 6.5 with respect to the Project.

“Final Completion Date” has the meaning set forth in Section 6.5.3.

Red River Environmental Products EPC Agreement

“Financial Closing” means (a) the execution of binding arrangements for the provision of Financing, and (b) the initial release of proceeds from such Financing for payment to Contractor.

“Financing” means construction, interim and/or long-term financing on terms acceptable to the Owner, the proceeds of which, including debt and equity, are intended to be used for all or part of the costs of the Project, including lease financing.

“Financing Engineer” means one or more individuals from an independent engineering firm used by the Financing Parties as independent engineer for the Project and the successors and permitted assigns of such independent engineer.

“Financing Parties” means any and all lenders, underwriters, financing institutions, including hedge funds, private equity groups, credit enhancers and institutional investors, providing or facilitating Financing and their assigns and any trustee(s) or agent(s) acting on any of their behalf.

“Force Majeure” has the meaning set forth in Section 11.1.

“Functional Tests” means the functional tests to be conducted by Contractor as described in the scope of Work for Phase 2.

“Governmental Authority” means any federal, state, county, regional, city, parish or local government body, agency, authority, branch, department, arbitrator, court or any subdivision, instrumentality or agency thereof, having or claiming, a regulatory interest in, or jurisdiction over, the Work (or any portion thereof), the Project, the Project Site, this Agreement or one or more of the Parties or Owner as it relates to this Agreement.

“Hazardous Substance” means any element, compound, mixture, solution, particle or substance (a) which is included within the definitions of (i) “hazardous substances,” “hazardous wastes,” “toxic substances,” “hazardous pollutants” or “toxic pollutants” in any Applicable Legal Requirement of any Governmental Authority of the United States or the State of Louisiana and any applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., the Resource, Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. Sections 2601 to 2671, the Clean Air Act, 42 U.S.C. Sections 7401 et seq., and/or the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 to 1387, (ii) any “PCBs” or “PCB items” as defined in 40 CFR Section 761.3, and (iii) any “asbestos”, as defined in 40 CFR Section 763.63, (b) the presence of which requires investigation or remediation under any Applicable Legal Requirements, or

Red River Environmental Products EPC Agreement

(c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous, and is or becomes, prior to Substantial Completion, regulated as a “Hazardous Waste” or “Hazardous Material” by any Governmental Authority of the United States or the State of Louisiana. “Hazardous Substances” shall also include underground storage tanks as defined in Section 9001 of RCRA, 42 U.S.C. § 6991.

“Indemnitee” has the meaning set forth in Section 12.5.

“Intellectual Property” has the meaning set forth in Section 2.5.3.2.

“Interconnection Agreement” means that certain Interconnection Agreement entered into between Owner and                      relating to the Project.

“Key Benchmark Project” means a construction project involving use of 125 or more workers at peak or use of 50 or more workers of one single Craft Labor Category at peak, which is located within a radius of 150 miles from the Project Site, excluding any project which primarily involves outage work and lasts for a cumulative duration of less than 60 days and excluding any project to which Contractor is providing engineering, procurement or construction services.

“Key Personnel” has the meaning set forth in Section 2.2.8.1.

“Labor Plan” has the meaning set forth in Section 2.2.8.2.

“Late Payment Rate” means the lesser of (a) the prime rate of interest (sometimes referred to as the base rate) for corporate loans as published in The Wall Street Journal under “Money Rates” as such rate may be in effect from time to time during the period the delinquent amount remains outstanding, plus two percent (2%) per annum, or (b) the highest per annum interest rate allowed by Applicable Legal Requirements.

“Late Substantial Completion Damages” has the meaning set forth in Section 8.2.1.

“Letter of Credit” means a documentary or standby letter of credit meeting the requirements of Exhibit I-6.

“Liens” means any lien, encumbrance or security interest and includes mechanic’s liens, materialmen’s liens and supplier’s liens.

“Limestone Consumption Requirement” has the meaning set forth in Section 8.1.1.3.

Red River Environmental Products EPC Agreement

“Limited Notice to Proceed” means a Notice from Owner to Contractor directing Contractor to proceed with a portion of the Work prior to issuance of the Phase 1 Notice to Proceed (in the case of Phase 1 Work) or the Phase 2 Notice to Proceed in the case of the Phase 2 Work).

“Materials” means any products or supplies or materials that are to be incorporated into the Project, whether or not substantially shaped, cut, worked, mixed, finished, refined or otherwise fabricated or processed. The term “Materials” is intended to include any item that is to be incorporated into the Project that is not Equipment or Consumables.

“Mechanical Completion” means that Contractor has satisfied the requirements set forth in Section 6.1 with respect to the Project.

“Mechanical Completion Date” has the meaning set forth in Section 6.1.3.

“Milestone(s)” means the milestones identified in Appendix G.

“Milestone Payment Schedule” has the meaning set forth in Section 5.2.8 and Appendix G.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multi Hearth Furnace” or “MHF” means the multi hearth furnace(s) that will generate activated carbon from coal at the Project.

“Multi Hearth Furnace Agreement” means the agreement between the Multi Hearth Furnace Supplier and Owner for the supply and erection of the Multi Hearth Furnaces for the Project, as the same may be amended or supplemented in accordance with its terms.

“Multi Hearth Furnace Supplier” means the Person or Persons supplying the Multi Hearth Furnaces pursuant to the Multi Hearth Furnace Agreement.

“Net Electrical Output” has the meaning set forth in Appendix C.

“Net Electrical Output Requirement” has the meaning set forth in Section 8.1.1.4.

“Noise Level Requirement” has the meaning set forth in Section 8.1.1.6.

“Notice” means a written notice, order or other communication given under this Agreement to a Party in accordance with Section 20.7.

Red River Environmental Products EPC Agreement

“Notice of Final Completion” has the meaning set forth in Section 6.5.2.

“Notice of Mechanical Completion” has the meaning set forth in Section 6.1.2.

“Notice of Substantial Completion” has the meaning set forth in Section 6.2.2.

“Other Benchmark Project” means a construction project involving use of 125 or more workers at peak or use of 50 or more workers of one single Craft Labor Category at peak, which is located within a radius of 300 miles from the Project Site, excluding any project which primarily involves outage work and lasts for a cumulative duration of less than 60 days.

“Owner” means Red River Environmental Products LLC, and includes its successors and assigns permitted under this Agreement.

“Owner Act of Bankruptcy” means (a) if, by order of a court of competent jurisdiction, a receiver or liquidator or custodian or trustee of any Owner, or of all or substantially all of the property of any Owner is appointed and is not discharged within sixty (60) days, or if, by decree of such a court, any Owner is adjudicated insolvent, or all or substantially all of the property of any Owner is sequestered, and such decree has continued undischarged and unstayed for sixty (60) days after the entry of such decree, or (b) if a petition to reorganize any Owner, pursuant to the Federal Bankruptcy Code or any other similar statute applicable to any Owner, as now or hereinafter in effect, is filed against any Owner, and is not dismissed within sixty (60) days after such filing, or (c) if any Owner is adjudicated bankrupt or files a petition in voluntary bankruptcy under any provision of any bankruptcy law or consents to the filing of any bankruptcy or reorganization petition against any Owner, under any such law, or (without limitation of the generality of the foregoing) files a petition to reorganize any Owner, pursuant to the Federal Bankruptcy Code or any other similar statute applicable to any Owner, as now or hereafter in effect, or (d) if any Owner makes an assignment for the benefit of creditors, or admits in writing an inability to pay debts generally as they become due, or consents to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of any Owner, or of all or substantially all of the property of any Owner.

“Owner Agents” means those third party contractors designated by Owner as having the same authority as Owner to review Contractor Project documents, whether confidential or otherwise, and to have access to the Project Site.

“Owner Authorized Parties” has the meaning set forth in Section 9.3.

Red River Environmental Products EPC Agreement

“Owner Contract” means those contracts or purchase orders executed or to be executed by Owner for any Owner Suppliers’ Scope, if any, as set forth in Appendix E.

“Owner Engineer” means the engineering firm designated by Owner, for the benefit of Owner, from time to time in a Notice to Contractor as Owner’s engineer for the Project.

“Owner Events of Default” has the meaning set forth in Section 13.5.2.

“Owner Guaranty” means a guaranty in the form set forth in Exhibit I-7 executed by the Person obligated thereunder.

“Owner Hazardous Substances” has the meaning set forth in Section 3.9.

“Owner Indemnitees” has the meaning set forth in Section 12.1.

“Owner Insurance” has the meaning set forth in Section 3.3.

“Owner Permits” has the meaning set forth in Section 3.2.

“Owner Project Manager” has the meaning set forth in Section 3.6.

“Owner-Provided Supplies” has the meaning set forth in Section 3.16.

“Owner Suppliers’ Scope” means those items of equipment and materials, construction work, or other items or services to be supplied by Owner pursuant to an Owner Contract as set forth in Appendix E.

“Owner Taxes” has the meaning set forth in Section 3.4.1.

“Owner Test Interruption” has the meaning set forth in Appendix C.

“Parties” means Owner and Contractor; “Party” means Owner or Contractor, as the case may be.

“Payment and Performance Bond” means those payment and performance bonds required to be secured and maintained by the Contractor and its Subcontractors in accordance with the terms, conditions and values specified in Section 14.2 and in the form attached hereto as Appendix I-9.

“Performance Requirements” has the meaning set forth in Section 8.1.1.

Red River Environmental Products EPC Agreement

“Performance Tests” means the tests designed to demonstrate satisfaction of the Performance Requirements to be conducted in accordance with the test procedures and requirements set forth in Appendix C.

“Permits” means all waivers, franchises, variances, permits, approvals, authorizations, licenses or orders of or from any federal, state, provincial, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over Owner or Contractor and their respective obligations under this Agreement or the Project, the Project Site, the performance of the Work, or the operation of the Project, as may be in effect from time to time.

“Person” means any individual, corporation, partnership, limited-liability company, association, joint stock company, trust, unincorporated organization, joint venture or other entity with legal constitution under Applicable Legal Requirements, or any government or political subdivision or instrumentality or agency thereof.

“Personnel” means, with respect to a Person, such Person’s employees, agents, independent contractors, representatives, invitees, subcontractors, vendors and its agents’, independent contractors’, representatives’, invitees’, subcontractors’, vendors’ respective employees, agents, personnel, representatives, invitees, subcontractors, vendors or independent contractors.

“Phase 1 Commencement Date” means the date on which Contractor is to begin the Phase 1 Work pursuant to the Phase 1 Notice to Proceed.

“Phase 1 Maximum Guaranteed Price” has the meaning set forth in Section 5.1.

“Phase 1 Not-To-Exceed Cost” has the meaning set forth in Section 5.1.

“Phase 1 Notice to Proceed” means the Notice described in Section 2.1.1, the form of which is set forth in Appendix I-1.

“Phase 1 Retainage” has the meaning set forth in Section 5.1.10.

“Phase 1 Work” means the Work Contractor is to perform during Phase 1 as provided in this Agreement, including, without limitation, the scope of Work for Phase 1 described in Appendix A,; provided, however, that the Phase 1 Work shall not include construction activities on the Project Site (other than general mobilization at the Project Site) unless and until directed pursuant to a Change Order issued in accordance with Article 10.

Red River Environmental Products EPC Agreement

“Phase 2 Advance Notice” has the meaning set forth in Section 2.1.2.

“Phase 2 Commencement Date” has the meaning set forth in Section 2.1.2.

“Phase 2 Notice to Proceed” means the Notice described in Section 2.1.2, the form of which is set forth in Appendix I-1.

“Phase 2 Price” means the amount of Compensation applicable to the Phase 2 Work consisting of (a) the Phase 2 Price Fixed Component to be agreed upon by the Parties on or before the Phase 2 Commencement Date, and (b) the Phase 2 Price Reimbursable Component, as such amount may thereafter be adjusted pursuant to this Agreement.

“Phase 2 Price Fixed Component” has the meaning set forth in Section 5.2.1.

“Phase 2 Price Reimbursable Component” has the meaning set forth in Section 5.2.1.

“Phase 2 Price Reimbursable Component Estimate” has the meaning set forth in Section 5.2.1.

“Phase 2 Retainage” has the meaning set forth in Section 5.2.13.

“Phase 2 Work” means the Work Contractor is to perform during Phase 2 as provided in this Agreement, including, without limitation, procurement, construction, initial testing and startup, commissioning, Performance Testing and final as-built activities and Project site cleanup. The Phase 2 Work is more particularly described in the scope of Work for Phase 2 which is to be agreed upon by the Parties and included in Appendix A on or before the Phase 2 Commencement Date.

“Preliminary Mitigation Plan” has the meaning set forth in Section 11.2.1.

“Professional Standards” means those standards and practices used by, and the degree of skill and judgment exercised by, recognized United States engineering and/or construction firms, when performing high quality services on coal process plants and power plants similar to the Project, taking into account, as appropriate, the recommendations and requirements of vendors of Equipment and Materials. It is not intended that Professional Standards as a standard of care may be used by Owner to require changes to Equipment or Materials that are described with specificity in Appendix A.

Red River Environmental Products EPC Agreement

“Project” means the lignite coal processing, activated carbon-producing, and steam-electric generating facility located at the Project Site, together with all Equipment, Materials, appurtenances and auxiliaries necessary for its operation, as described in Appendix A.

“Project Execution Plan” means the Project execution plan manual described in Appendix A.

“Project Interconnection Facilities” has the meaning set forth in Section 2.2.15.1.

“Project Safety Manual” has the meaning set forth in Section 2.2.12.

“Project Schedule” is the Level 2 schedule set forth in Appendix B as of the Effective Date and that will be in effect for Phase 1 Work, and the Level 3 schedule as of the Phase 2 Commencement Date that will be in effect for Phase 2 Work, as such Level 3 schedule may be updated (in accordance with the terms of this Agreement) from time to time. The Phase 1 Project Schedule is attached to this Agreement as of the Effective Date. The Phase 2 Project Schedule as agreed upon by the Parties during Phase 1 shall be included in Appendix B before the Phase 2 Commencement Date.

“Project Site” means the land on which the Project will be located as described in Appendix J.

“Prudent Industry Practices” means, at a particular time, the practices, methods, materials, supplies, equipment and standards of safety, performance and service that are commonly applied in the electric utility industry in the United States to operate and maintain power plants similar to the Project, including the use of, and adherence to, equipment, practices and methods, applicable industry codes, standards, and regulations that, in the exercise of reasonable judgment and in light of the facts and circumstances known at the time the decision was made, would be reasonably expected to accomplish the desired result while protecting the Project and any individual from damage, loss or injury. Prudent Industry Practices are not intended to be limited to the optimum practice or method to the exclusion of all others, but rather to be a spectrum of possible, but reasonable practices and methods, having due regard for, among other things, manufacturers’ and vendors’ requirements and warranties, Applicable Legal Requirements and the requirements of this Agreement.

“Punch List” means the list of minor items of Work identified by Contractor and agreed to by Owner pursuant to this Agreement prior to the Substantial Completion Date, which items do not affect the performance or safe, efficient and continuous operation of the affected system or the Project and which are to be completed by Contractor on or before the Final Completion Date.

Red River Environmental Products EPC Agreement

“Receiving Party” has the meaning set forth in Section 18.1.

“Record Documents” has the meaning set forth in Section 2.13.

“Recovery Plan” has the meaning set forth in Section 2.3.2.1.

“Release” means spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping, or disposing into or migration within the environment.

“Reliability Requirement” has the meaning set forth in Section 8.1.1.7.

“Reliability Test” has the meaning set forth in Section 7.3.2.

“Remediation” means the investigation, handling, treatment, transportation, removal, disposal, remediation and cleanup of, and other corrective action for, Hazardous Substances and/or damage to the environment caused by Hazardous Substances.

“Replacement Contractor” has the meaning set forth in Section 13.4.1.

“Required Contract Dates” means the Required Mechanical Completion Date, the Required Substantial Completion Date, and the Required Final Completion Date, as such dates may be adjusted pursuant to this Agreement.

“Required Substantial Completion Date” means the date to be agreed upon by the Parties as part of the Phase 1 Work and included in this Agreement on or before the Phase 2 Commencement Date, as such date may be thereafter adjusted by mutual agreement of the Parties in accordance with this Agreement

“Retainage” means collectively, Phase 1 Retainage and Phase 2 Retainage.

“Review and Transition Period” has the meaning set forth in Section 5.1.2.

“Review Committee” has the meaning set forth in Section 20.20.

“Rules” has the meaning set forth in Section 17.2.1.

“Sales Taxes” has the meaning set forth in Section 2.2.9.1.

“Separate Contractors” means the Multi Hearth Furnace Supplier, the Transmission Provider and any other subcontractors or vendors that will perform work for or on behalf of Owner in order to satisfy Owner’s obligations under this Agreement.

Red River Environmental Products EPC Agreement

“Specially Manufactured Equipment” means any Equipment (a) that is manufactured by a Supplier expressly for Contractor or a Subcontractor for use specifically in the Project, (b) that is not immediately transferable, adaptable or usable in any other project or capacity, to include other projects or uses similar in scope and/or purpose to the Project, (c) for which exact or reasonably similar replacements are either not immediately available or would require special manufacture themselves, and (d) that is not one of the Owner-Provided Supplies.

“Startup Period” has the meaning set forth in Section 3.8.1.

“Subcontractor” means each and every Supplier, subcontractor or contractor of any tier performing any part of the Work, including providing any Equipment and Materials, directly or indirectly for or to Contractor.

“Submittals” means all documents required to be submitted to Owner by Contractor pursuant to Appendix A or other provisions of this Agreement.

“Substantial Completion” means that Contractor has satisfied the requirements set forth in Section 6.2 with respect to the Project.

“Substantial Completion Date” has the meaning set forth in Section 6.2.3.

“Supplier” means a manufacturer, fabricator, supplier, distributor, materialman or vendor of Contractor or a Subcontractor.

“Target Total Work Cost” means the Total Work Cost target to be established by the Parties during the Phase 1 Work and set forth in Appendix P on or before the Phase 2 Commencement Date.

“Taxes” means all taxes, assessments, levies, duties, fees, charges and withholdings of any kind whatsoever and all penalties, fines, additions to tax, and interest thereon.

“Term” means the period of time commencing upon the Effective Date and ending upon the earlier of the last day of the Warranty Period or the termination of this Agreement.

“Termination Payment” has the meaning set forth in Section 13.1.1.

“Time and Materials Costs” has the meaning set forth in Appendix K and applies only during Phase 1.

Red River Environmental Products EPC Agreement

“Total Work Cost” means the actual total cost incurred by Owner to complete the Work under this Agreement, and shall include the cost incurred by Owner for the Phase 1 Work and the Phase 2 Work.

“Transmission Facilities” means the transmission facilities to be provided by the Transmission Owner.

“Transmission Owner” means the Owner’s counterparty under the Interconnection Agreement.

“Utility Facilities” means the third party permanent facilities for potable water, sewer, phone, cable and other utility services to which Contractor will connect the Project.

“Utility Interconnection Points” means the respective points where the Project will be connected to each of the Utility Facilities as more particularly described in Appendix A.

“Warranties” means the warranties made by Contractor in Article 9.

“Warranty Defect” has the meaning set forth in Section 9.3.

“Warranty Period” has the meaning set forth in Section 9.5.1.

“Work” has the meaning set forth in Section 2.2. The Work is inclusive of Phase 1 Work and Phase 2 Work.

1.2 Certain Interpretative Matters. In this Agreement, unless the context otherwise requires:

(a)	the singular number includes the plural number and vice versa;

(b)	reference to any Person includes such Person’s successors and assigns that are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)	any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with generally accepted accounting principles in the United States consistently applied;

(d)	“including” (and with correlative meaning “include”) means (i) including without limiting the generality of any description preceding such term, and (ii), with respect to any description following such term, means “including, without limitation” and “including, but not limited to;”

Red River Environmental Products EPC Agreement

(e)	reference to any Applicable Legal Requirement means such Applicable Legal Requirement as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time;

(f)	a reference in a document to an Article, Section, Exhibit, Schedule, Annex, or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated and Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document;

(g)	without limiting the rights or obligations of the Parties pursuant to Article 10, any agreement, document, instrument, or insurance policy, defined or referred to herein or in any agreement or instrument that is referred to herein (including this Agreement) means such agreement, document, instrument, or insurance policy, as from time to time amended, modified, supplemented, superseded, or replaced in accordance with the terms thereof and, if applicable, the terms hereof, including (in the case of agreements or instruments) by waiver or consent, and references to all attachments thereto and instruments incorporated therein; and

(h)	“as indicated” refers to drawings;

(i)	unless the context specifically requires otherwise, the terms “approval,” “consent,” “accept,” “acceptance,” “authorization” and terms of similar import shall be deemed to be followed by the phrase “which shall not be unreasonably withheld, unreasonably conditioned or unreasonably delayed;”

(j)	“hereof,” “herein,” “hereby,” “hereto,” and similar words refer to this entire Agreement and not any particular article, section, subsection or other subdivision of, or Appendix, or schedule to this Agreement;

(k)	an amount is “due” or “owing” (or using words of similar meaning) when the payment period associated with such payment obligation has expired (excluding cure periods), provided all required documentation for such amount due has been properly provided to the owing Party;

(l)	any discretionary activity to be exercised by a Person hereunder (including any approval to be granted by such Person) shall be deemed to include the requirement that such Person exercise its discretion reasonably, unless otherwise specifically provided herein; and

(m)	a “month” refers to a calendar month and a “day” refers to a calendar day.

Red River Environmental Products EPC Agreement

1.3 Order of Precedence.

1.3.1 Notice. Each Party shall provide Notice to the other Party of any discovered conflict or inconsistency among any of the Appendices or between any of the Appendices and the Body of this Agreement promptly upon such Party acquiring actual knowledge of such conflict or inconsistency. In the event of any conflict between provisions within the Body of this Agreement and the Appendices, the following order of precedence for construction and interpretation shall apply unless the Parties otherwise agree:

(a)	Amendments and Change Orders to the Body of this Agreement duly signed and issued after the Effective Date, with those of a later date having precedence over those of an earlier date;

(b)	The Body of this Agreement;

(c)	Change Orders to Appendices duly signed and issued after the date of this Agreement, with those of a later date having precedence over those of an earlier date;

(d)	All Appendices to this Agreement.

1.3.2 Conflict. In the event of a conflict within any of the levels set forth in the order of precedence in Section 1.3.1, the Party identifying such conflict shall give Notice to the other Party and the Parties shall evaluate the conflict and use their respective reasonable efforts to resolve the conflict and, as necessary, set forth the solutions in writing by executing a Change Order, as appropriate. In the event the Parties are unable to resolve the conflict, the decision shall be made by Owner and must be consistent with Professional Standards, subject to Contractor’s rights under Article 17. Such resolution shall be provided by written Notice to Contractor. In the event a lower level of precedence set forth in Section 1.3.1 contains additional or more detailed requirements than are contained in a higher level precedence, the existence of such additional or detailed requirement does not constitute a conflict. Notwithstanding anything in this Section 1.3, the provisions of this Agreement, including all Appendices, shall wherever possible be construed as complementary rather than conflicting.

1.4 Applicability of Terms and Conditions to Phase 1 Work and Phase 2 Work. The provisions of this Agreement are intended to apply to both the Phase 1 Work and the Phase 2 Work unless otherwise specifically provided or unless the provision is clearly applicable to only one Phase of the Work.

Red River Environmental Products EPC Agreement

ARTICLE 2

CONTRACTOR’S WORK AND OTHER

OBLIGATIONS

2.1 Commencement of the Work.

2.1.1 Phase 1 Activities.

(a) This Agreement shall be effective with respect to the Phase 1 Work on the earlier of the Effective Date or on the date that a Limited Notice To Proceed (“LNTP”) is issued for the Phase 1 Work, to the extent Phase 1 Work is specifically released in such LNTP. As soon as practical but in no event later than 5 Business Days following the Effective Date, Owner shall deliver to Contractor a Notice in the form of Appendix I-1 (the “Phase 1 Notice to Proceed”) which will authorize Contractor to commence full performance of the Phase 1 Work on the Business Day following delivery of such Notice (the “Phase 1 Commencement Date”). On or before the Phase 1 Commencement Date the Parties shall have agreed to the provisions of the Appendices attached hereto with respect to all of the Phase 1 Work and such matters relating to the Phase 2 Work as shall be included in the Appendices as of the Effective Date. On or before the Phase 1 Commencement Date, Contractor shall provide to Owner evidence of insurance required to be obtained by Contractor for Phase 1 Work in accordance with Appendix Q, and Owner shall provide the same to Contractor, in each case, if not previously provided. On or before the Phase 1 Commencement Date Owner shall provide the executed Owner Guaranty to Contractor and Contractor shall provide the executed Contractor Guaranty to Owner. As noted in Section 5.1.2 within eighteen (18) business days after either a LNTP is given to Contractor or the Phase 1 Commencement Date which ever is earlier, (said 18 day period is the “Review and Transition Period”), Contractor will evaluate whether the Phase I Not-To-Exceed Cost * and/or Phase 1 Maximum Guaranteed Price * needs to be adjusted. Such evaluation: (a) shall take into account a review of the initial engineering drawings and specifications provided by Owner to Contractor and market-based valuations of reimbursables and other costs necessary to complete the Phase 1 Work, and (b) shall be open to review by Owner. Upon completion of the Review and Transition Period, Owner shall within five (5) business days confirm in writing to Contractor whether it is authorized to and shall, from and after the confirmation, proceed with the performance of the Phase 1 Work. As set forth more fully in 5.1.2 under no circumstances shall Contractor perform any Phase 1 Work the cost of which will exceed the Phase 1 Not-To-Exceed Cost, unless after Notice to Owner and authorization by Owner thereafter to proceed with such Work in excess of the Phase 1 Not to Exceed Cost. In no event, however, shall the cost of the Phase 1 Work to Owner exceed the Phase 1 Maximum Guaranteed Price *. Should Owner not authorize Phase 1 Work to exceed the Not To Exceed Price, Contractor shall provide such Work as is completed for not more than the Phase 1 Not To Exceed Price, and Owner understands that Contractor does not guarantee that such work shall complete the Phase 1

Red River Environmental Products EPC Agreement

Work. The schedule for performance for the Phase 1 Work is set forth in Appendix A and Appendix B. Subject to this Section 2.1.1, in no event will the cumulative payment liability of Owner to Contractor in respect of the Phase 1 Work exceed the Phase 1 Maximum Guaranteed Price. In no event will Owner be liable for or responsible for any termination payment, cancellation fee or other costs incurred by Contractor prior to the Phase 2 Commencement Date for any Work Contractor performs other than the Phase 1 Work unless (x) agreed to by the Parties in a Change Order, (y) if assumed by Owner pursuant to the provisions of Section 13.4 in connection with a termination of this Agreement, or (z) Owner suspends performance of the Work (or is deemed to have suspended performance of the Work) and then only with respect to the cost of such suspension as determined under this Agreement or expands the scope of the Phase 1 Work pursuant to a Change Order. The Phase 1 Work is part of the Work for all purposes of this Agreement, including the right to suspend Work for convenience pursuant to Section 4.4 and the Change provisions of Article 10. It is expressly understood and agreed, however, that if during Phase 1 Owner shall ask Contractor to perform work outside the scope of the Phase 1 Work specified herein such Work shall be performed under the Change Order provisions hereof and is expressly excluded from the Phase 1 Not To Exceed Price and the Phase 1 Maximum Guaranteed Price. For instance, Owner shall be entitled to add the construction activities at the Project Site to the Phase 1 Work pursuant to a Change Order (other than general mobilization at the Project Site which is included in the Phase 1 Scope of Work) and such work is not subject to the Not to Exceed price or Guaranteed Maximum Price.

(b) Owner and Contractor shall in good faith negotiate the open terms and conditions relating to the Phase 2 Work in an effort to reach agreement with respect thereto (other than the Phase 2 Price Fixed Component) by * and agreement with respect to the Phase 2 Price Fixed Component and the Craft Labor Estimate by *. In the event the Owner and Contractor have failed to reach agreement as to all aspects of the Phase 2 Contract, including without limitation, scope, terms, price, labor estimate etc; by * then the Owner may commence negotiations with any other Person to perform the Phase 2 Work notwithstanding the continued good faith efforts of the Parties to reach agreement. Under no circumstances shall either the inability of the Parties to reach agreement with respect to such terms and conditions for Phase 2 Work or Owner’s commencement of negotiations with another Person be construed as (i) either a Contractor or Owner Event of Default or a default under or breach of this Agreement, or (ii) a Dispute subject to resolution under Article 17 of this Agreement.

2.1.2 Phase 2 Notice to Proceed. Upon satisfaction of the requirements of Section 2.1.3, Owner is entitled to deliver to Contractor a Notice in form of Appendix I-1 (the “Phase 2 Notice to Proceed”), which will authorize Contractor to commence full performance of the Phase 2 Work on the Business Day following delivery of such Notice (the “Phase 2 Commencement Date”). Owner shall use reasonable efforts to deliver a Notice to Contractor that it intends to deliver the Phase 2 Notice to

Red River Environmental Products EPC Agreement

Proceed at least 10 days prior to delivering the Phase 2 Notice to Proceed (the “Phase 2 Advance Notice”). If the Phase 2 Notice to Proceed has not been delivered to Contractor by * then the Phase 2 Price Fixed Component and Project Schedule will be equitably adjusted until the Phase 2 Notice to Proceed is delivered. If the Phase 2 Commencement Date has not occurred by * then either Owner or Contractor may terminate this Agreement upon 30 days’ prior Notice to the other Party, and the termination will be effected as described in Section 13.1, without any other liability to either Party as a result of such termination unless the Phase 2 Notice to Proceed is delivered within such 30 day period.

2.1.3 Phase 2 Notice to Proceed Requirements.

2.1.3.1 Prior Agreements. In order for the Phase 2 Commencement Date to occur the following must occur with respect to the Phase 2 Work:

(a) the scope of Work for Phase 2 is completed and included in Appendix A;

(b) the Phase 2 Project Schedule is agreed upon by the Parties and included in Appendix B;

(c) the requirements for the Performance Tests are agreed upon by the Parties and included in Appendix C;

(d) the Phase 2 Owner Contracts are described in Appendix E;

(e) the Key Personnel are agreed to by the Parties and included in Appendix F;

(f) the Phase 2 Milestone Payment Schedule is agreed to by the Parties and included in Appendix G;

(g) the Target Total Work Cost is agreed to by the Parties and included in Appendix P;

(h) the Phase 2 Price Fixed Component is agreed to by the Parties and included in this Agreement;

(i) the Required Contract Dates are agreed to by the Parties and included in this Agreement;

Red River Environmental Products EPC Agreement

(j) the Performance Requirements are agreed to by the Parties and included in this Agreement;

(k) Contractor has provided Owner with evidence of insurance required to be obtained by Contractor in accordance with Appendix Q (if not previously delivered); and

(l) Contractor has provided Owner with an executed Contractor Guaranty in the form of Appendix I-8, accompanied by an opinion of counsel substantially in the form of Appendix I-10 and, if required by Owner, Contractor must provide Owner with an executed Payment and Performance Bond substantially in the form of Appendix I-9.

2.1.3.2 Commencement of Full Performance of the Phase 2 Work. Contractor’s obligation to commence full performance of the Phase 2 Work is subject to:

(a) Owner having furnished to Contractor evidence of insurance required to be obtained by Owner in accordance with Appendix Q (if not previously delivered);

(b) Owner having obtained those Owner Permits required to be obtained by Owner for the commencement of construction and Contractor having received copies of such Owner Permits;

(c) Owner having provided an executed Owner Guaranty to Contractor in the form of Appendix I-7, accompanied by an opinion of counsel substantially in the form of Appendix I-10;

(d) delivery of the Phase 2 Notice to Proceed;

(e) Owner having provided access to the Project Site in accordance with Section 3.1;

(f) Owner having paid all amounts then due and owing to Contractor under this Agreement; and

(g) If Financial Closing has not occurred, Owner having furnished to Contractor evidence of Owner’s ability to pay any amounts due Contractor prior to Financial Closing.

Red River Environmental Products EPC Agreement

2.2 Work to be Performed. Except as otherwise expressly set forth in this Agreement as being the responsibility of Owner, Contractor shall, in accordance with and subject to limitations contained in this Agreement, perform or cause to be performed all acts or actions required of Contractor under this Agreement, including designing, engineering, inspecting (including special inspections), securing, permitting (with respect to Contractor Permits), procuring Equipment, Materials and Consumables, transportation, expediting, equipping, supplying, constructing, installing, connecting, training operators, commissioning, starting-up, testing, construction management and administration of Owner Contracts in accordance with Appendix M and completing the Project (whether at the Project Site or elsewhere as applicable) and satisfying Contractor’s warranty obligations during the Warranty Period (collectively, the “Work”). Contractor represents and warrants that it has thoroughly familiarized itself with all requirements of this Agreement regarding the Work and has the requisite qualifications to perform, or cause to be performed, all aspects of the Work in accordance with this Agreement. Without otherwise limiting Contractor’s responsibility under this Agreement, including the responsibility to define the scope of work and/or services for each Owner Contract as part of the Work, furnishing Owner Suppliers’ Scope is not part of the Work. The Work shall be performed by Contractor in accordance with Professional Standards. Contractor shall perform all managerial, supervisory, administrative services, and construction management that may be necessary to ensure the proper and timely completion of the Work in accordance with this Agreement. Contractor agrees that Contractor will be ultimately responsible for the proper and timely completion of the entirety of the Work in accordance with this Agreement, whether performed by Contractor or by any Subcontractor. The intent of this Agreement is to relieve Owner of the necessity of performing the Work, or any part thereof, to complete the Project in accordance with the requirements of this Agreement, except as expressly and specifically itemized herein as being performed by Owner in accordance with this Agreement. Contractor hereby undertakes the following covenants and agrees to perform the Work and its obligations hereunder as follows:

2.2.1 Engineering/Design, and Long Lead Procurement Services. Effective as of the Phase 2 Commencement Date, Contractor represents and warrants that it has thoroughly familiarized itself with all aspects of the Work and has made such independent investigations as it deems necessary such that any and all design, engineering or other information regarding the Work that Contractor has been provided by Owner shall either have been rejected by Contractor or accepted by Contractor without recourse to Owner. Contractor shall not be entitled to relief under this Agreement and excuse of performance hereunder in the event of any inaccuracy or incompleteness with respect to any information provided by Owner with respect to the Work except Owner Supplier’s Scope. Effective as of the Phase 2 Commencement Date, Contractor represents and warrants that it has thoroughly familiarized itself with this Agreement, that it shall provide all engineering, and design, and long lead procurement services necessary for the performance of all of its obligations under this Agreement, including without limitation, achievement of the Contractor’s responsibility for the Performance Requirements. Contractor shall perform, or cause to be performed, all

Red River Environmental Products EPC Agreement

engineering and design services that constitute a part of the Work in accordance with Professional Standards and Applicable Legal Requirements, and the Project will be engineered and designed to operate in conformity with the requirements of this Agreement, Professional Standards, the operational requirements of the Interconnection Agreement and Applicable Legal Requirements. Engineering, design, and long lead procurement services shall include, without limitation, those services described in Appendix A. The Project shall be designed so as to be capable (subject to the performance of the Owner Suppliers Scope) of producing activated carbon material; and of generating, transmitting and delivering electricity; while satisfying, subject to the terms hereof, each of the relevant Performance Requirements as demonstrated during the Performance Tests. The Project shall also be designed so as to be capable of satisfying the Performance Tests. Contractor shall cooperate with Owner and Owner’s Engineer with respect to the performance by Owner of its obligations under Article 3. All engineering or other components of the Work requiring certification under Applicable Legal Requirements shall be certified by professional engineers licensed and properly qualified in the State of Louisiana to perform such engineering services. All such professional services shall be performed with the degree of care, skill and responsibility customary among such licensed personnel.

2.2.2 Supervision and Superintendence.

2.2.2.1 Supervision of Work; Responsibility. Contractor shall supervise and direct the Work competently and efficiently, devoting such attention thereto and applying such skill and expertise as may be necessary to perform the Work in accordance with this Agreement. Contractor shall be responsible for the conduct of Persons under its supervision, including (without limitation, its Subcontractors, vendors, suppliers and contract counterparties). Contractor shall be responsible for check-out, start-up, testing and turn over of the Project and shall carry out those activities in accordance with all applicable codes and Applicable Legal Requirements, the start-up and check-out requirements and procedures as set forth in Appendix A with respect to Phase 2, the requirements for the Performance Tests and the other requirements of this Agreement. During start-up of the Project, Contractor shall coordinate with the operating personnel to be provided by Owner pursuant to Section 3.5 and shall schedule and phase-in the activities of such personnel in accordance with an operator phase-in plan to be prepared and submitted by Contractor for Owner’s review and approval no later than 12 months after the Phase 2 Commencement Date.

2.2.2.2 Manufacturers’ Field Representatives. Contractor shall keep at the Project Site, competent manufacturers’ field representatives and any necessary assistants in connection with the erection, installation, start-up, or testing of Equipment and other components of the Work furnished, or for instruction and training of Owner’s Personnel thereon, as needed and/or as required by Appendix A or the other provisions of this Agreement.

Red River Environmental Products EPC Agreement

2.2.3 Contractor’s Construction Manager. At all times (when performing Work at the Project Site) and in any event and from and after the Phase 2 Commencement Date, Contractor shall keep at the Project Site during the progress of the construction aspects of the Work a competent project construction manager (“Contractor’s Construction Manager”), who shall not be replaced without the prior written concurrence by Owner. Contractor’s Construction Manager shall be solely dedicated to the performance of the Work. Contractor’s Construction Manager shall be Contractor’s representative at the Project Site and shall have authority to act on behalf of and bind Contractor with respect to day-to-day decisions in the ordinary course of business; provided, however, that Contractor’s Construction Manager has no authority to execute a Change Order or amend this Agreement. Further, Contractor’s Construction Manager shall be responsible for furnishing information on a timely basis as reasonably requested by Owner, shall have the authority to agree upon procedures for coordinating Contractor’s efforts with those of Owner, and shall be present or duly represented at the Project Site at all times when the Work is being performed. Owner may rely upon the actions of Contractor’s Construction Manager taken within the authority set forth in this Section 2.2.3. Any communication (including a Notice) given to the Contractor’s Construction Manager will be deemed to be given to Contractor.

2.2.4 Certain Project Site Related Work. Contractor shall be responsible for clearing, preparation, excavation, and fill of the Project Site as is necessary to perform the Work in accordance with this Agreement. Contractor shall also be responsible to clear, prepare and rough grade that portion of the Project Site on which the Transmission Facilities will be located. Such Work shall be performed in accordance with the Project Schedule to enable Owner to arrange for the timely installation of the Transmission Facilities in accordance with a schedule for the Transmission Facilities provided to Contractor by Owner. Contractor shall provide for the procurement of all soil, gravel and similar materials required for the performance of or otherwise in connection with the Work and the proper disposal of such materials in accordance with this Agreement and Applicable Legal Requirements. Contractor shall provide adequate treatment of and protection against soil erosion and water runoff resulting from the Work that is in compliance with all Applicable Legal Requirements. Contractor shall provide for the proper collection and disposal of groundwater resulting from the Work. For the avoidance of doubt, Contractor shall have no responsibility for pre-existing Hazardous Substances existing on the Project Site.

2.2.5 Reference Points. Contractor shall confirm engineering surveys establishing reference points for construction, which in Contractor’s judgment are necessary to enable Contractor to perform the Work. Contractor shall be responsible for laying out the Work and shall protect and preserve such established reference points. Any changes to the established reference points shall

Red River Environmental Products EPC Agreement

require Contractor to update all Submittals (including those previously submitted) reflecting the new reference points. Such updating shall be undertaken promptly, consistent with Professional Standards, and without delaying Work that will be based on such updating. Contractor shall provide Notice to Owner whenever any reference point is lost or destroyed or requires relocation and shall be responsible for the accurate replacement or relocation of such reference points by professionally qualified Personnel.

2.2.6 Procurement of Materials, Equipment.

2.2.6.1 Procurement of and Responsibility for Materials and Equipment. Except as otherwise provided in this Agreement, as part of the Work, Contractor shall furnish and assume full responsibility for all Equipment and Materials, Construction Aids, labor, transportation, construction equipment and machinery, tools, appliances, fuel and power, light, heat, telephone, water (including potable water for Personnel performing Work on the Project Site), sanitary facilities, temporary facilities, internet and other communications access and all other facilities, products, items, supplies and incidentals necessary for the performance of its obligations under this Agreement.

2.2.6.2 New Materials and Equipment; No Liens. Each item of Equipment and Materials supplied as part of the Work and all other components of the Work that will become part of the Project turned over to Owner upon Substantial Completion shall be (a) new and unused and (b) free from any Liens or Claims by any third Persons, provided, that in the case of clause (b) above, Contractor shall not be responsible for any Liens or Claims resulting directly from the failure by Owner to make any payment properly due to Contractor in respect of such item. All Equipment and Materials delivered to the Project Site shall be applied, installed, connected, erected, used, cleaned, and conditioned by Contractor in accordance with the instructions of the applicable Supplier.

2.2.6.3 Safety Standards. All Work shall be designed to meet the safety standards established by applicable codes, Applicable Legal Requirements and this Agreement.

2.2.6.4 Total Cost Breakdowns. Contractor shall provide to Owner a cost breakdown of the aggregate amount paid for the Work in accordance with Appendix H. Such information shall be provided on or before the reasonably projected Substantial Completion Date. Such information shall be updated on the Final Completion Date.

Red River Environmental Products EPC Agreement

2.2.7 Inspection, Factory Tests and Expediting. Contractor shall perform all inspection, component testing, expediting, quality surveillance and traffic services as necessary for the performance of the Work, including the provision of such services in connection with the Owner Contracts. Contractor’s responsibilities under this Section 2.2.7 shall include inspecting and testing such Work and Equipment and Materials, as is customarily inspected and/or tested in accordance with Professional Standards, including inspecting Work in progress at intervals appropriate to the stage of construction, fabrication or shipment on or off the Project Site as necessary to ensure that such Work is proceeding in accordance with this Agreement and the Project Schedule. All third party inspections, tests or approvals shall be performed by qualified organizations acceptable to Contractor and Owner. If Applicable Legal Requirements require any Work to specifically be inspected, tested or approved, Contractor shall assume full responsibility therefor and furnish to Owner the required certificates of inspection, testing or approval. Not later than 30 days after the Phase 2 Notice to Proceed is delivered to Contractor, Contractor will supply to Owner a quality surveillance plan for Specially Manufactured Equipment during Phase 2. Each monthly progress report delivered by Contractor shall specify the date, time and location of factory tests, inspections and witness points of which Contractor is then aware of and intends to witness with respect to Equipment and Materials or other work to be provided or performed by its Subcontractors and/or Owner Suppliers in the month following the month in which each such progress report is delivered to Owner. If and when Contractor obtains new information about such factory tests, inspections or witness points or other factory tests, inspections or witness points that was not available to it when the monthly progress report was delivered, it will promptly advise Owner and update such information as necessary to allow Owner and the Owner Engineer a reasonable opportunity to attend such event. Contractor shall give reasonable notice of changes to such dates, times and locations to allow Owner and the Owner Engineer to make arrangements to attend, it being understood that tests, inspections or witness points to be performed outside the United States will require additional notice. Owner and its invitees (including representatives of Owner and the Engineers) shall have the right, but not the obligation, to attend any inspections, tests or approvals of such Equipment or Materials. In no event shall Contractor’s obligation to provide notice regarding certain tests, inspections or approvals or Owner’s and its designees’ right to attend tests, inspections or approvals, limit, delay, or modify Contractor’s obligation to perform all tests, inspections or obtain approvals required by this Agreement. Successful completion of factory or other off-Project Site tests is a precondition to shipment of such Equipment or Materials to the Project Site or other Contractor storage facility; provided, however, Contractor may authorize such shipment if, prior to shipment, Contractor presents a plan consistent with Professional Standards to Owner to rectify the reasons for such failure. Contractor shall thereafter implement such plan and re-perform and demonstrate that such test has been passed. Should Contractor fail to give proper notice under this Section 2.2.7, at Owner’s option, Contractor shall re-perform or re-inspect any such test or inspection as to which Contractor failed to give proper notice if Owner has reviewed the test results (which are to be provided to Owner within 7 days of such failure or as soon thereafter as test results are available

Red River Environmental Products EPC Agreement

to Contractor) and gives notice to Contractor questioning the validity thereof. Attendance by Owner at any such test or inspection despite the lack of proper notice will waive Owner’s right to cause Contractor to so re-test or re-inspect. Owner shall require that its Personnel conform to all safety and security requirements that may apply to the location where the inspection shall be performed.

2.2.8 Labor and Personnel.

2.2.8.1 Qualified Personnel. Except as set forth in Section 3.5 with respect to operations and maintenance Personnel, Contractor shall provide competent and suitable qualified Personnel to perform the Work, and Contractor shall be solely responsible for all labor and Personnel required in connection with the Work, including: (a) professional engineers licensed to perform engineering services in accordance with Applicable Legal Requirements and qualified to perform the type of engineering services required by Contractor hereunder, and (b) the Contractor’s Construction Manager who has the experience and authority to supervise and manage the Work on behalf of Contractor. Contractor’s staff shall include the key personnel set forth in Appendix F, who shall be dedicated to the performance of the Work (the “Key Personnel”). Contractor shall in good faith consult with Owner regarding the removal or replacement of any Key Personnel prior to such action. Without Owner’s prior approval, Contractor shall neither reassign Key Personnel to any other project nor give Key Personnel tasks related to any matter other than the Work, except to the extent that such reassignment or other tasks (a) could not reasonably prevent, delay or hinder the performance of the Work by Contractor in accordance with this Agreement or (b) is necessitated by serious personal reasons (e.g., death, retirement, or personal or family illness). If at any time during the performance of the Work, any of Contractor’s or its Subcontractors’ Personnel becomes reasonably unacceptable to Owner, then, upon notice from Owner setting forth its objections to the performance of such individual, Contractor and Owner shall discuss such personnel issues and attempt to resolve any problem involving such personnel. If the attempt to resolve such problem is not successful and the employee is unfit or unqualified in the reasonable judgment of Owner, Contractor shall replace as soon as possible any such individual (other than Contractor’s Construction Manager and senior field superintendents, who shall be replaced only if grossly negligent in the supervision of the Work), in each case, consistent with a diligent effort to find a suitable replacement and shall in good faith consult with Owner regarding such replacement. If at any time during the performance of the Work any of the Key Personnel should no longer be available to perform services in connection with the Work, then Contractor shall replace such individual with a replacement reasonably satisfactory to Owner. The replacement or renewal of any such personnel will not entitle Contractor to a Change Order.

Red River Environmental Products EPC Agreement

2.2.8.2 Labor Plan. In order to optimize the availability, recruitment, safety, productivity, utilization and retention of Craft Labor needed to perform the Work at the Project Site, Contractor shall deliver to Owner for comment and approval, the Craft Labor plan for execution of the Work as part of the Phase 1 Work. Plan comments shall be delivered from Owner to Contractor for its review and comment within 20 days of its receipt by Owner. Contractor shall give due consideration to Owner’s comments and issue a revised plan within 30 days after receiving Owner’s comments (the “Labor Plan”). The Labor Plan will be updated and approved by Owner prior to the Phase 2 Commencement Date and shall be consistent with the assumptions made during development of the Phase 2 Price Reimbursable Component. During the performance of the Work, either Party will be entitled to recommend amendments to the Labor Plan. This Section 2.2.8.2 is not intended to limit the right of Contractor to a Change Order with respect to labor-related matters to the extent Contractor is otherwise entitled to relief therefor under this Agreement.

2.2.9 Certain Taxes.

2.2.9.1 Sales Taxes. Contractor shall be responsible for the administration and timely payment, with reimbursement therefor as provided in this Agreement, of all (a) sales and use taxes that are properly payable (“Sales Taxes”) in connection with or arising from the Work, and (b) value added, excise taxes and import duties that are properly payable by Contractor or any Subcontractor in performance of the Work. All other Taxes (except to the extent similar to those set forth in Section 2.2.9.2) imposed by non-U.S. Governmental Authorities, duties and fees of any kind, in each case that are properly payable in connection with or arising from the performance of the Work will be reimbursed by Owner to contractor as part of the Time and Materials Costs during Phase 1 and during Phase 2. In circumstances where a Sales Tax is imposed for purchases that are not exempt from Sales Tax pursuant to exemption programs identified by Owner to Contractor or for which an exemption is not applicable, Contractor shall be reimbursed in accordance with Section 3.4 for its payment of all such Sales Taxes; provided, however, if Sales Taxes (for which an exemption would have otherwise applied) are paid because of the Contractor’s failure to furnish or cause to be furnished a properly completed Sales Tax certificate as provided in Appendix L or any other failure by Contractor to perform its obligations hereunder, then Contractor shall reimburse Owner, at Contractor’s expense for the reasonable costs incurred by Owner in

Red River Environmental Products EPC Agreement

seeking a refund of such Sales Taxes from appropriate authorities. Contractor shall furnish to the appropriate taxing authorities all required information and reports in connection with all Contractor Taxes and Sales Taxes as described in Appendix L or otherwise reasonably requested in a notice from Owner to Contractor. Contractor shall provide assistance as reasonably requested by Owner or its tax consultant(s), in confirming eligibility and qualification for exemptions from Sales Taxes (and any other exemptions) to the relevant Governmental Authorities. From time to time and within 30 days of a request therefor, Contractor shall provide Owner with information regarding quantities, descriptions, and costs of property installed at the Project reasonably requested by Owner in connection with the preparation of Owner’s tax returns, satisfying regulatory requirements or as otherwise required in connection with Financing or with obtaining exemption from, or rebate of, Sales Tax. Contractor agrees to participate in any Sales Tax exemptions or rebate programs identified by Owner, to complete and deliver the applicable documentation to obtain tax-exemption for purchases of Equipment and Materials, and to pass any Sales Tax savings or rebates through to Owner. Owner hereby notifies Contractor that all Equipment, Materials and Consumables to be utilized within the enterprise zone shown in Appendix L will be exempt from Sales Tax upon Contractor’s proper completion and presentation of the Sales Tax certificate set forth in Appendix L. Owner has the right to replace the map of the enterprise zone designated in Appendix L on Notice to Contractor.

2.2.9.2 Contractor Taxes. Contractor shall be liable, without reimbursement by Owner hereunder, for (a) all foreign and U.S. federal, state, local, and other taxes, which may be assessed on Contractor’s net income or gross receipts (except taxes on gross receipts that are deemed to be Sales Taxes), and (b) all corporate engineering, contractor, or business license costs and franchise fees required for Contractor to conduct business in the State of Louisiana, (collectively, the “Contractor Taxes”). Neither the Phase 2 Price Fixed Component nor the Total Installed Cost will include Sales Taxes or Contractor Taxes.

2.2.9.3 Applications for various federal, State of Louisiana, county and other local incentive programs and inducements related to the construction of the Project have been (or will be) submitted by, or on behalf of, Owner. At the request of Owner, Contractor will support Owner and its consultants in order to fully utilize the incentives offered. Participation in this effort, when requested by Owner, will include assistance with information requests to third Persons for filings related to the programs, assistance with tracking specific costs related to the incentive programs, providing

Red River Environmental Products EPC Agreement

Contractor and Subcontractor employee headcounts and (to the extent reasonably available) payroll information, and other reasonable assistance as may be requested in a timely manner; provided, however, such assistance shall not require Contractor to (a) engage in lobbying or other efforts to obtain favorable legislation, (b) require the release of confidential personnel data or (c) engage in litigation, administrative proceedings, or other efforts to obtain favorable judicial outcomes. Contractor shall cooperate and provide testimony, documentation and other relevant information in connection with Disputes with respect to Taxes assessed against, payable by or for which Owner is responsible, to the extent relating to the Work performed under this Agreement.

2.2.10 Permitting. Contractor shall obtain, pay for, and maintain in effect, all permits and governmental approvals that are necessary for Contractor to perform the Work, excepting only Owner Permits (“Contractor Permits”). Owner shall obtain the Owner Permits, and Contractor shall perform the Work so as to comply with and, as applicable, to maintain Owner Permits. Each Party shall provide the Party responsible for a Permit with information in its possession or reasonably available to it, as is reasonably required by the responsible Party in order to obtain and keep such Permit in full force and effect. Costs incurred by Contractor to obtain and/or maintain licenses, certification and other permissions of Governmental Authorities to conduct its business in the State of Louisiana will not be part of the Time and Materials Costs.

2.2.11 Personnel Training. In accordance with the Project Schedule, during Phase 2 Contractor shall provide the facilities, material, supplies, personnel and other items required to train the operations and maintenance personnel to be provided by Owner in the proper and safe operation and maintenance of the Project, as further described in Appendix A.

2.2.12 Safety Precautions. Until the Substantial Completion Date, Contractor shall be solely responsible for developing, implementing, and administering job site safety requirements. Owner shall have no responsibility therefor, except as otherwise expressly provided in this Agreement. Beginning on the Substantial Completion Date, Owner shall assume responsibility for developing, implementing, and administering site safety. Each Party, to include Financing Parties and the invitees of any Party shall abide by the safety requirements of the Party that has responsibility for administering such requirements. Contractor shall assign a full-time safety and health manager who will be responsible (until the Substantial Completion Date) for introducing, administering and monitoring procedures to promote safe working conditions at the Project Site, in compliance with Applicable Legal Requirements. In addition to reporting to the Contractor’s Construction Manager, such safety and health manager shall have direct reporting responsibility to Contractor’s home office management. Contractor shall notify Owner orally of all potential lost-time accidents at the Project Site suffered by individuals at the Project Site as soon as possible but no later than

Red River Environmental Products EPC Agreement

any deadline to report such matter to a Governmental Authority. Contractor shall furnish Owner a written report describing each such accident, and the injuries incurred, within 2 Business Days after occurrence of the accident, which shall include any written reports thereof required to be submitted to any Governmental Authority. Such report must also contain the cause of the occurrence (if known) and the actions taken or to be taken to avoid repetition. Contractor shall promptly give Notice to Owner of any hazardous conditions at the Project Site immediately after it becomes aware of such conditions. Contractor shall also comply with Applicable Legal Requirements and the requirements of Appendix A with respect to the Phase 2 Work bearing on the safety of individuals or property (on and off the Project Site) or their protection from damage, injury or loss. As part of the Phase 1 Work, but, in all cases, prior to the performance of any Work on the Project Site by Contractor, Contractor shall prepare and provide Owner with an initial draft of the Project Safety Manual. Such draft Project Safety Manual shall include (a) express prohibitions on the presence of alcohol, controlled substances, firearms (except, with the prior consent of Owner, for trained security personnel), explosives (except as necessitated for performance of the Work), or other weapons at the Project Site or fighting or other disorderly conduct at the Project Site, (b) proper training and workplace examinations, (c) compliance with Applicable Legal Requirements, (d) Contractor’s standard drug and alcohol testing protocol, (e) a requirement for appropriately staffed on-site first aid trailers, and (f) the requirements specified in Appendix A. Owner shall review this initial draft and provide Contractor with comments thereto within 15 Business Days. Contractor shall give due consideration to the comments of Owner and shall make all necessary revisions required to comply with Applicable Legal Requirements, the requirements of applicable insurers and the requirements specified in this Section 2.2.12 (the “Project Safety Manual”). Contractor shall initiate, maintain and supervise reasonable safety precautions and programs in connection with the performance of the Work in accordance with the Project Safety Manual and shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to: (i) any individual at the Project Site or who may be affected thereby, (ii) all Materials and Equipment in storage at the Project Site, or under the care, custody or control of Contractor or any Subcontractor, and (iii) other property at or immediately surrounding the Project Site. In emergencies affecting the safety or protection of Persons or the Work or property at the Project Site, Contractor, without special instruction or authorization from Owner, shall reasonably act to prevent damage, injury, or loss. Whenever Contractor has failed to take sufficient precautions for the safety of the public or the protection of the Project or of structures or property at the Project Site, creating, in the opinion of Owner, an emergency requiring immediate action, then Owner may cause such sufficient precautions to be taken or provide such protection. Owner shall give Contractor Notice as soon as practicable under the circumstances regarding the action it intends to take, or if circumstances do not reasonably permit prior Notice, the action it has taken; provided, however, the failure by Owner

Red River Environmental Products EPC Agreement

to include all actions it takes in such Notice shall not preclude Owner from taking all necessary action, nor relieve Contractor of any of its obligations hereunder. The taking or providing of any such precautions or protection by Owner or its agents or representative will not relieve Contractor of its obligations under this Agreement and Applicable Legal Requirements. The cost incurred by or on behalf of Owner to take such precautions or protection by or on behalf of Owner shall be added to the Total Installed Cost.

2.2.13 Hazardous Substances.

2.2.13.1 Prevention of Releases; Notice. Contractor shall take reasonable measures necessary to prevent the Release or threatened Release of any Hazardous Substances at the Project Site. Contractor shall immediately notify Owner of: (a) any Release or threatened Release of Hazardous Substances that occur (or may occur) in connection with the performance of the Work promptly upon Contractor becoming aware of such Release or threatened Release, (b) any violations and any and all investigations, actions, claims, suits, notices of violation, fines, penalties, orders, and other proceedings related to violations or alleged violations of Applicable Legal Requirements, including Permits issued thereunder, which are asserted against Contractor or any of Contractor’s Personnel or any Subcontractors in connection with the Work or their activities on, along, adjacent to or near the Project Site, (c) Contractor’s discovery of any Releases of Hazardous Substances at the Project Site or nearby areas, and (d) all material developments with respect to Sections 2.2.13.1 (a)-(c). The provisions of this Section 2.2.13.1 shall not limit the obligations of Contractor under Section 2.2.13.2.

2.2.13.2 Contractor-Related Releases.

(a) Contractor shall be responsible for collection, handling, storage and removal from the Project Site and immediately surrounding areas, proper disposal of, and the Remediation of, in compliance with this Agreement, all Applicable Legal Requirements and all Permits, Hazardous Substances that were brought to the Project Site by Contractor, its Personnel or Subcontractors (“Contractor Hazardous Substance”). For purposes of clarification, if Hazardous Substances are brought to the Project Site in containers or are deposited into containers at the Project Site by Contractor, its Personnel or Subcontractors (or any other Person acting on behalf of Contractor, its Personnel or Subcontractors) and Contractor or any such Person thereafter ruptures or otherwise causes a Release of such Hazardous Substances, such Hazardous Substances as so released and contaminated media caused thereby shall be a Contractor Hazardous Substance. As part of the Work, Contractor shall dispose of all Contractor Hazardous Substances in its own name, or the name of the applicable Subcontractor, including listing its name, or the name of the applicable Subcontractor, as “generator” on any waste management and shipping papers.

Red River Environmental Products EPC Agreement

(b) Contractor shall be responsible for the incremental damage, incremental liability and incremental Remediation associated with a Release or threatened Release of any non-Contractor Hazardous Substance after it has been discovered by or specifically identified to Contractor or its Subcontractors or their Personnel, to the extent that such Release or threatened Release was caused by Contractor, its Subcontractors or their respective Personnel, provided, however, that Contractor liability under this subsection (b) shall not exceed *. Contractor shall not be responsible for paying any portion of a fine that is imposed upon Owner as a result of a prior violation for which Contractor or its Subcontractors or their respective Personnel were not responsible.

(c) If Contractor should fail or refuse to commence and diligently pursue Remediation required of it in accordance with this Section 2.2.13.2, then Owner may, at its discretion and after 48 hours’ Notice to Contractor, perform such Remediation as it deems necessary or adequate. All reasonable costs and expenses of such Remediation shall be billed to the account of Contractor, who shall promptly reimburse such amounts to Owner, which amount shall not be included as part of the Total Installed Cost.

(d) To the fullest extent permitted by Applicable Legal Requirements, Contractor agrees to and shall release, defend, indemnify and hold harmless Owner, the Engineers and the Financing Parties and their respective directors, commissioners, members, officers, employees, agents, and Affiliates from and against all Claims (except to the extent Claims arise from the negligence or intentional misconduct of such indemnified Persons) to the extent arising out of (i) failure by Contractor to perform its obligations under this Section 2.2.13 with respect to Contractor Hazardous Substances and/or (ii) the incremental damage, liability or Remediation for which Contractor is responsible under this Section 2.2.13.2 with respect to non-Contractor Hazardous Substances, whether through suits or causes of action in a court of law or claim, complaints or penalties arising out of a violation or alleged violation of Applicable Legal Requirements.

Red River Environmental Products EPC Agreement

2.2.13.3 Other Releases. If Contractor encounters on the Project Site material reasonably believed to be a Hazardous Substance (other than a Contractor Hazardous Substance), which under Applicable Legal Requirements or Professional Standards requires Contractor to suspend Work to avoid injury to Persons or property, then Contractor shall immediately cease performance of any Work in the area affected and report the condition to Owner in writing. As and to the extent such material is not a Contractor Hazardous Substance, Owner shall be responsible for such material as provided in Section 3.9. Contractor shall not thereafter resume performance of the Work in the affected area, except with the prior written permission of Owner.

2.2.13.4 MSDSs. Contractor shall provide Owner with Material Safety Data Sheets (written in English, with English units of measure for all values) (“MSDSs”) properly completed covering any Contractor Hazardous Substances 3 Business Days prior to arrival of such Contractor Hazardous Substances to the Project Site. Contractor shall maintain at the Project Site complete records and inventories, including MSDSs, of Contractor Hazardous Substances delivered to or located at the Project Site as part of the Work. Contractor and its Subcontractors shall properly label all containers holding Contractor Hazardous Substances and train their respective employees in the safe storage, usage and handling of such substances, including any training that is required by Applicable Legal Requirements.

2.2.13.5 Prohibited Materials. PCBs, lead paint, lead paint containing materials, asbestos or asbestos containing materials shall not be delivered to the Project Site by Contractor, its Personnel or its Subcontractors in any form or for any reason.

2.2.13.6 Hazardous Substance Handling Protocol. Contractor shall develop a Hazardous Substance management, handling and remediation protocol and shall adhere to such protocol in connection with the performance of all of its obligations with respect to Hazardous Substances at the Project Site.

2.2.14 Royalties, Import Duties and License Fees. Contractor shall be responsible for the administration and payment of all royalties, import duties, port fees and related charges, and license fees (except for fees and related charges for Owner Permits, if any, for or associated with the Work. In performing the Work, Contractor shall not incorporate into the Project any materials, methods, processes or systems which involve the use of any confidential information, Intellectual Property or proprietary rights, which Owner and Contractor does not have the right to use or which may result in claims or suits against Owner or Contractor for infringement or misappropriation of any Intellectual Property, or pending applications for any such rights, it being understood that Contractor will not be responsible for infringement or misappropriation of Intellectual Property by an Owner Supplier.

Red River Environmental Products EPC Agreement

2.2.15 Interconnection Agreement.

2.2.15.1 Transmission. Owner shall enter into the Interconnection Agreement, which will provide, among other things, for the construction by the Transmission Owner of the Transmission Facilities. The Interconnection Agreement will specify the switchyard located at the Project Site and other facilities required to interconnect the Project with the Transmission Facilities (the “Project Interconnection Facilities”) and the date on which interconnection is to occur. Contractor shall cooperate with Owner and the Transmission Owner to perform interconnection of the Project or Interconnection Facilities with the Transmission Facilities.

2.2.15.2 Utilities. Contractor shall Connect the Project at the Utility Interconnection Points in accordance with the Project Schedule and Appendix A.

2.2.16 [Reserved]

2.2.17 Storage and Related Matters. Contractor shall unload, handle, load, transport, inspect, maintain warehouse/inventory control, and otherwise provide appropriate storage, in accordance with manufacturers’ recommendations, for all Equipment and Materials to be incorporated into the Project and as required for permanent and temporary construction.

2.2.18 Functional Tests. Contractor shall include Functional Tests on the Project Schedule; shall prepare test plans and procedures for same; shall obtain Owner approval of same; and shall perform and successfully complete each of the Functional Tests generally described in the scope of Work for Phase 2.

2.2.19 Clean Site and Waste Removal. Beginning on the date Contractor commences Work at the Project Site and continuing thereafter throughout the Term, Contractor shall keep the Project Site and immediately surrounding area (whether public or private), properties, waterways, sidewalks and other areas free from accumulations of waste, rubbish, dirt, debris and other garbage, liquid and non-liquid materials whether spilled, dropped, discharged, blown out or leaked because of performance of the Work and shall properly dispose of same. Contractor shall maintain its working, storage, laydown and parking areas in a clean and non-hazardous condition, and shall employ adequate dust control measures. Contractor is responsible for disposal of all wastes generated by it or its Subcontractors and Owner Suppliers during the performance of the Work on the Project Site, including waste water (as directed), sanitary wastes, demolition debris, construction debris, spoil, surplus excavation material, office wastes, and wastes related to preparation, commissioning, testing, and start-up of Equipment, but excluding (a) wastes for which Owner is responsible pursuant to Section 3.8.3, and (b) Owner Hazardous Substances pursuant to Section 3.9 which shall

Red River Environmental Products EPC Agreement

be responsibility of Owner. Contractor shall handle, store or dispose of all wastes for which it is responsible in accordance with Applicable Legal Requirements. Except as expressly permitted under this Agreement, wastes shall be disposed of in a suitable off-site location. On the Substantial Completion Date or the date of Termination of this Agreement if before the Substantial Completion Date, Contractor shall leave the Project Site in a neat, clean and orderly condition, ready for use and occupancy by Owner, removing all waste materials, rubbish, and debris.

2.2.20 Owner Contracts.

2.2.20.1 Owner Contract Administration. Appendix E includes a list of Owner Contracts that have been provided to Contractor. Commencing on the Phase 1 Commencement Date, Contractor shall exercise the authority granted to Contractor pursuant to Appendix M to administer each Owner Contract entered into by Owner for the benefit of Owner. Administration shall commence on the date each such Owner Contract becomes effective and a complete copy of the Owner Contract has been provided to Contractor. Contractor shall maintain in an orderly fashion all books, records and written communications with respect to the performance of its responsibilities under this Agreement with respect to Owner Suppliers and the administration of Owner Contracts. Such books, records and communications (either paper copy or electronic) may, at Contractor’s option, be maintained for a three-year period commencing on the Substantial Completion Date, or be delivered to Owner at any time upon the earlier of Final Completion or the earlier termination of this Agreement. Owner shall be entitled to access to such materials while in the possession of Contractor on reasonable notice at reasonable times.

2.2.20.2 Representative Capacity. Nothing contained herein shall create any contractual relationship between Contractor and any Owner Supplier, except that Contractor shall be designated as Owner’s representative in each Owner Contract for the purpose of administering such Owner Contract and enforcing Owner’s rights expressed therein.

2.2.20.3 Responsibility. Without limiting the other express obligations of Contractor under this Agreement, as between Owner and Contractor, Owner shall be responsible for the items of equipment, materials and work to be provided pursuant to the Owner Contracts but, in its agency capacity, Contractor shall administer and enforce such Owner Contracts on behalf of Owner in accordance with the authority granted to Contractor pursuant to Appendix M and Contractor shall be responsible for supervising and coordinating performance by the Owner counter-party under each such Owner Contract.

Red River Environmental Products EPC Agreement

2.2.20.4 Liquidated Damages. Except as set forth below in this Section 2.2.20.4, liquidated damages, backcharges, refunds or other amounts of any kind recovered under the Owner Contracts or Contractor Subcontracts are the property of Owner and will either be payable directly to Owner or, if received by Contractor, shall be credited against amounts to be paid by Owner in any of the next succeeding Applications for Payment. Amounts recovered by a Party in respect of an indemnification obligation are to be retained by the indemnified Party and will not affect the Total Work Cost. Owner shall act reasonably in determining whether to initiate, continue, settle or abandon claims or proceedings against an Owner Supplier.

2.3 Project Schedule, Progress Reports and Progress Meetings.

2.3.1.1 Project Schedule and Progress Reports. During Phase 1 Contractor shall perform the Phase 1 Work in accordance with the Phase 1 Project Schedule and the Phase 1 Project Schedule may only be modified by agreement of both Parties. Contractor shall report progress and hold progress meetings as specified in Appendix A with respect to the Phase 1 Work, which reports and meetings will include matters and activities relating to any on-going or anticipated Recovery Plans relating to the Phase 1 Work. Without limiting Contractor’s responsibility under Section 8.2.3, Contractor shall perform the Phase 2 Work in accordance with the Phase 2 Project Schedule with the objective of achieving the Required Contract Dates. The Project Schedule and the Required Contract Dates (including those dates on which Owner is to perform any obligation hereunder as contained in the Project Schedule) may only be modified by agreement of both Parties. Contractor shall report progress on the Phase 2 Work and hold progress meetings as specified in Appendix A, which reports and meetings will include matters and activities relating to any on-going or anticipated Recovery Plans.

2.3.1.2 Reporting to Owner. Changes to either the Phase 1 or Phase 2 Project Schedule shall be reflected in the monthly reporting process set forth in Appendix A. More particularly, each month, Contractor will provide Owner with (a) an updated Project Schedule (Primavera Project Planner 3.1 (Level 3) resource loaded), in native format, (b) a monthly float analysis, and (c) a hard copy (thirty-day look ahead for Phase 1, sixty day look ahead for Phase 2 until Mechanical Completion and fourteen day look ahead from Mechanical Completion until Final Completion) Level 3 schedule (which will be delivered with the monthly progress report). Such Project Schedule and all updates, each in native format, thereto shall be treated as Confidential Information by Owner, subject to the following provisions of this Section 2.3.1.2. Owner, Owner Agents, and the Engineers will be permitted to view the Project Schedule in native format (Primavera Project

Red River Environmental Products EPC Agreement

Planner 3.1 (Level 3)) during schedule reviews conducted by Contractor, but the Engineers will not be permitted by Owner to obtain or maintain a copy thereof in native format at any time. Owner shall be entitled to retain its copies of the Project Schedule (Primavera Project Planner 3.1 (Level 3)) in native format for use in connection with the Project and may make such information available to its employees and Owner Agents for its purposes in connection with the Project, but such employees or Owner Agents shall not be permitted to copy such information in native format. Upon expiration of the Term, Owner shall return or destroy all copies of the Level 3 Project Schedule; provided, that Owner may retain one paper and one native format copy of each monthly schedule provided to Owner.

2.3.2 Recovery Plan.

2.3.2.1 Preparation. If, at any time during the performance of the Work, Owner or Contractor reasonably believe it either is (or will be) delayed in its adherence to the progress described in the Project Schedule for any reason, the Party making such determination shall give Notice to the other Party and Owner may require Contractor to prepare a proposed plan of recovery (the “Recovery Plan”) and implement it. A Recovery Plan will explain and demonstrate how Contractor intends to accelerate the remaining Work such that the Project Schedule should be achieved, if practicable, or as soon thereafter as possible if not practicable.

2.3.2.2 Review; Implementation. Contractor shall submit its initial proposed Recovery Plan to Owner within a reasonable period of time under the circumstances and which in no event will exceed 14 days of receiving Notice from Owner of the requirement for submission of a Recovery Plan. Upon receipt of such proposed Recovery Plan, Owner shall review and comment upon the same. Contractor shall coordinate with and incorporate any reasonable comments proposed by Owner to its proposed Recovery Plan and shall update and supplement such Recovery Plan as quickly as possible under the circumstances. Contractor shall implement such Recovery Plan in order that, to the maximum extent possible, the Target Contract Dates will be achieved. If Contractor determines it necessary to update or modify its Recovery Plan to reflect the progress of its recovery Work, it shall as soon as reasonably possible submit such modified or updated Recovery Plan in writing, to Owner. Neither Owner’s review nor comment upon a Recovery Plan under this Section 2.3.2.2 will relieve Contractor of any of its obligations under this Agreement.

2.4 Methods of Performance. Contractor shall be solely responsible for all construction means, methods, techniques, sequences, procedures and safety and security programs in connection with the performance of the Work.

Red River Environmental Products EPC Agreement

2.5 Transfer of Title/Risk of Loss for Certain Items.

2.5.1 Title to Work. Title to all or any portion of the Work covered by any Application for Payment shall pass to Owner upon the first to occur of payment therefor to Contractor pursuant to this Agreement or delivery of such items to the Project Site. Title to all such Work (including Contractor Supplied Equipment and Materials) shall pass free and clear of all Liens, provided, that Owner has paid all amounts then due and owing to Contractor in respect of such Work. Notwithstanding the transfer of title to Owner, Contractor shall be responsible for the care, custody, control, protection and safe keeping of all Work (and will maintain the risk of loss with respect to all Work) and once delivered to the Project Site, all Equipment and Materials provided under any Owner Contract and / or by Owner Provided Suppliers, in each case, until the transfer of care, custody and control of the Project Site to Owner on the Substantial Completion Date except in the case of the Owner Contract for the MHF, Contractor will be responsible for protection and safe keeping of MHF Equipment and Materials but not the care, maintenance, and weather protection. The foregoing notwithstanding, Contractor’s liability for loss or damage to the Work is limited to the proceeds of the builder’s risk insurance to be maintained on the Work; provided however, Contractor is responsible for the deductible, not to exceed $              under such insurance for a loss which arises from the negligence or failure to perform in accordance with this Agreement by Contractor or its Subcontractors. Further, if, but only if, the builder’s risk insurance is obtained by the Contractor, Contractor is liable for uninsured loss to the Work to the extent arising from the negligence or failure to perform in accordance with this Agreement by Contractor or its Subcontractors. Such negligence or failure to perform shall be determined by reference to customary and prudent industry practices among national contracting firms

2.5.2 Risk of Loss to Contractor Property. The risk of loss and responsibility for construction equipment utilized by Contractor or its Subcontractors, whether owned by Contractor, a Subcontractor or their Affiliates or rented or leased from a third party, is retained by Contractor.

2.5.3 Title to Drawings, Reports, Documents and Information.

2.5.3.1 Submittals. Contractor hereby assigns title to all Submittals (hard and soft) provided by Contractor to Owner pursuant to this Agreement; provided, that, the respective rights of the Parties to the Intellectual Property therein contained are set forth in Section 2.5.3.

2.5.3.2 License. Contractor grants to Owner the irrevocable and absolute right to practice, perform, make, copy, create derivative works of, import and otherwise use by irrevocable, non-exclusive, perpetual, royalty free license, any and all patents, patent applications, copyrights, trade secrets and other intellectual property rights of Contractor (“Intellectual

Red River Environmental Products EPC Agreement

Property”) and any Submittals, Record Documents and Intellectual Property contained therein relative to the Project that is included in the Work, whether now existing or hereinafter developed or otherwise acquired, but only to the extent reasonably necessary in connection with the ownership, construction, operation, maintenance, improvement, replacement, expansion or repair of the Project. Contractor further agrees that it shall, upon request, provide the aforementioned Persons with such information during the performance of this Agreement in a timely fashion and subject only to the confidentiality restrictions provided in Article 18. Nothing herein implies conveyance of any Intellectual Property of third parties other than Contractor vendors to the extent set forth in purchase agreements.

2.5.3.3 Inventions. All inventions directly related to Owner processes or operations arising from the Work shall be the property of the Owner. In the event Contractor obtains legal entitlements to such inventions, the provisions of this paragraph shall require Contractor to transfer such entitlement to Owner prior to the Final Completion Date, without cost to Owner. Contractor grants to Owner an irrevocable, royalty-free, non-exclusive and perpetual license and right to practice, perform, make, copy, create derivative works of, import and otherwise use any and all inventions reasonably arising from the Work that are necessary for the construction, operation, maintenance, improvement, replacement, expansion or repair of the Project, all without additional cost to Owner or any Owner in connection with the Project.

2.5.3.4 Use. Contractor grants to Owner an irrevocable, perpetual, non-exclusive, royalty free license and right to practice, perform, make, copy, create derivative works of, import and otherwise use any and all Submittals, Record Documents and the information contained therein. Contractor shall have the right to retain and use all Submittals, Record Documents and the information contained therein. Owner shall not acquire any rights to any of Contractor’s or any Subcontractors’ reference documents (documents that are prepared prior to the performance of the Work or are prepared independent of the Work and, in each case, are not a Submittal) or proprietary computer software that may be used in connection with the Work. Submittals and Record Documents are not intended or represented to be suitable for reuse by Owner or others for any facility other than the Project. Any reuse of Submittals or other Record Documents for any purpose other than in connection with the Project, without prior written verification or adaptation by Contractor for the specific purpose intended, will be at such user’s sole risk.

Red River Environmental Products EPC Agreement

2.5.3.5 Survival. The provisions of Section 2.5.3 shall survive termination of this Agreement and continue in full force and effect for perpetuity.

2.5.4 Title to Natural Resources. Title to water, soil, rock, gravel, sand, minerals, timber and any other resources developed or obtained in the excavation or the performance by Contractor of the Work and the right to use said items or dispose of the same is hereby expressly vested in and reserved by Owner. Contractor agrees to execute and deliver and cause its employees and agents and all Subcontractors to execute and deliver to Owner transfers, assignments, documents or other instrument which are necessary to vest complete right, title, interest and ownership of and to any or all items described herein, exclusively in Owner. Notwithstanding the foregoing to the contrary, Contractor shall be entitled to use any natural resources developed or obtained in the excavation or clearing of the Project Site as necessary for the performance of the Work.

2.5.5 Title to Fossils and Artifacts. Title to all fossils, coins, articles of value or antiquity, and structures and other remains or things of geological or archaeological interest discovered at the Project Site shall (as between the Parties) remain with and be the property of Owner. Contractor shall use reasonable efforts not to damage any such articles or items and shall not knowingly remove any such articles or items. Contractor shall, immediately upon the discovery of any such article or item, provide Notice to Owner and safeguard such articles or items.

2.5.6 Title Warranty. Contractor warrants that upon passage of title to the Work in accordance with Section 2.5.1, Owner will have good and indefeasible title to such Work not subject to any Lien, privilege, security interest or other defect in title. Without limiting Contractor’s obligation under Section 12.2, in the event of any non-conformity with this warranty, Contractor, at its own expense upon written Notice of such failure, shall cure such defect. The provisions of this Section 2.5.6 will survive the execution or earlier termination of this Agreement.

2.6 Subsurface Conditions. In accordance with Section 2.2.1, during Phase 1 Contractor shall inspect the Project Site, conduct such tests and make such investigations that are consistent with Professional Standards, review the information provided to it by Owner relating to surface and subsurface conditions, properly interpret such Owner-provided information and the results of such inspections and tests, and perform any additional tests and surveys it deems advisable and Contractor’s design will assume the accuracy of all such information. Contractor is not liable for actual subsurface conditions which materially deviate from the conditions which were expected or should have been expected consistent with Professional Standards from the information provided by Owner as well as Contractor’s tests and investigations described herein. Contractor will be entitled to a Change Order for the associated adverse impact only if actual subsurface conditions are encountered by Contractor that materially deviate from such information and/or the results of such inspections or tests, and/or the reasonable interpretation thereof.

Red River Environmental Products EPC Agreement

2.7 Local Conditions. Contractor represents that it has (or with respect to the Phase 2 Work, will during Phase 1) taken steps necessary to examine and ascertain the nature and location of any and all general and local conditions relevant to the Work and its surroundings and the cost thereof, and that it has investigated and satisfied itself as to the general and local conditions that can affect the Project, the Project Site, and/or the performance of the Work, including transportation, inland transit, access and egress (subject to Section 3.1), laydown, parking, storage of materials, availability of utilities and utility services, location of local residences and businesses, water, waste disposal, electricity, roads, or other public goods or services, reasonably foreseeable climatic conditions at the Project Site (subject to Section 11.1), Applicable Legal Requirements, and the character and availability of equipment and facilities needed preliminary to and during the prosecution of the Work.

2.8 Subcontractors and Owner Suppliers.

2.8.1 Subcontractors. Contractor may have portions of the Work performed by Subcontractors. Contractor agrees that (a) with respect to services performed by non-manual personnel, Contractor will only subcontract Work to Affiliates at or below prevailing market rates for such Work or at rates otherwise approved by Owner, and (b) pursuant to a subcontract entered into in good faith and at market-based rates after notice to Owner and receipt of Owner’s prior consent.

2.8.2 No Privity with Owner. Owner shall not be deemed by virtue of this Agreement or otherwise to have any contractual obligation to, or relationship with, any Subcontractor. Contractor shall include a clause to this effect in each Contractor Subcontract with its Subcontractors.

2.8.3 Certain Subcontracts.

2.8.3.1 Contractor Subcontracts. Contractor shall ensure that the terms of each Contractor Subcontract with an aggregate value equal to or exceeding fifty thousand dollars ($50,000.00) provide that it may be, without requiring the prior consent of the relevant Subcontractor, in whole or in part, assigned and delegated by Contractor to Owner, upon assumption of the obligations in respect of such Contractor Subcontract by Owner, in the event of a termination of this Agreement for any reason.

2.8.3.2 Confirmation of Performance. Contractor shall use commercially reasonable efforts to obtain provisions in each Contractor Subcontract with an aggregate value less than fifty thousand dollars ($50,000.00) and shall cause each

Red River Environmental Products EPC Agreement

Contractor Subcontract with an aggregate value equal to or exceeding fifty thousand dollars ($50,000.00) to provide, upon notification to the Subcontractor, that if: (a) this Agreement has been terminated for any reason, and (b) Owner or its designee shall thereafter be assuming Contractor’s obligations in full under such Contractor Subcontract, then such Subcontractor shall continue to perform its responsibilities under such Contractor Subcontract for the benefit of Owner or its designee and such Subcontractor shall recognize Owner or its designee as being vested with all the rights and responsibilities of Contractor from and after such assignment and assumption of such Contractor Subcontract.

2.8.3.3 Notice. Within 30 days of the execution of a Contractor Subcontract with an aggregate value less than fifty thousand dollars ($50,000.00), Contractor will give Owner notice of the identity of the Subcontractor if it will be providing Work that will be physically incorporated into the Project, will be valued in excess of ten thousand dollars ($10,000.00) and will not permit assignment of its Contractor Subcontract in accordance with Sections 2.8.3.2 (a) and (b).

2.8.4 Purchase Orders and Subcontracts. Contractor shall furnish to Owner a copy of each Contractor Subcontract with an aggregate value equal to or exceeding fifty thousand dollars ($50,000.00) entered into by Contractor within 14 days following Contractor entering into such Contractor Subcontract. Such copy is for informational purposes only and Owner shall not have any liability with respect thereto, including the terms and condition (or lack thereof) of such Contractor Subcontract. Thereafter, Contractor shall furnish to Owner a copy of any amendment or supplement to any such Contractor Subcontract within 14 days after entering into such amendment or supplement. Contractor shall also provide to Owner a list of all Contractor Subcontracts that it is a party to for Contractor Equipment and Materials that are incorporated into the Project. Such list will identify the Subcontractor and describe that portion of the Work provided by such Subcontractor. Such list will be delivered within 30 days of Phase 2 Notice to Proceed and shall be periodically updated by Contractor through Final Completion.

2.8.5 Subcontractor Warranties. Contractor shall use reasonable commercial efforts to procure from all Subcontractors entering into a Contractor Subcontract with an aggregate value equal to or exceeding fifty thousand dollars ($50,000.00) warranties substantially similar (in length and in scope) to those required of Contractor under Article 9. All such warranties shall be enforceable by Contractor or, as noted in the proviso in the next sentence and in the sentence thereafter, by Owner. Contractor shall enforce all Subcontractor warranties itself and/or on behalf of Owner prior to Substantial Completion of the Work to which such warranty relates. Owner shall have the right to enforce such warranties after Substantial Completion of the Work to which such warranty relates and prior to such time if Contractor fails to do so following Notice from Owner and an

Red River Environmental Products EPC Agreement

opportunity for Contractor to cure. At the earlier of (a) Substantial Completion of the Work to which such warranty relates, or (b) the date of termination of this Agreement, Contractor shall assign to Owner its rights under any and all Subcontractor warranties that continue after such date. Contractor shall secure such assignment from each Subcontractor, and at the earlier of (i) Substantial Completion of the Work to which such warranty relates or (ii) the date of termination of this Agreement, Contractor shall deliver to Owner copies of all Contractor Subcontracts providing for warranties that continue in effect after such date.

2.8.6 Subcontractor Insurance. Contractor shall require all Subcontractors who perform activities on the Project Site to obtain, maintain and keep in force throughout the time during which they are engaged by Contractor such insurance coverages as are set forth in Appendix Q in addition to those that are normal and customary under Professional Standards for the portion of the Work to be performed on the Project Site by such Subcontractor.

2.9 Insurance. Contractor shall obtain and maintain in full force and effect during the Term of this Agreement (or for such other term as may be required under Appendix Q) insurance in accordance with, and meeting the requirements set forth in, Appendix Q. Contractor’s further obligations with respect to insurance are also set forth in Appendix Q. In addition, the foregoing provisions requiring Contractor to obtain or maintain insurance shall not be construed in any manner as waiving, restricting or limiting the liability of Contractor as to any obligations imposed under this Agreement, whether or not the same are, or may be, covered by insurance.

2.10 Compliance with Applicable Legal Requirements. Contractor shall comply with all Applicable Legal Requirements in connection with its performance of the Work.

2.11 Real Estate. Contractor acknowledges that it does not require rights to use any real estate, including any easements or access rights for other property, which is not included in the Project Site in order to perform the Work, including areas for storage, parking and construction laydown.

2.12 Use of Project Site.

2.12.1 Use and Restoration. Contractor shall perform the on-site Work at the Project Site, subject to any restriction thereon specified in Appendix J, and shall not conduct activities or store equipment or materials unrelated to the Work at the Project Site. Contractor shall restore the Project Site to the final landscape plan and Project Site plan as developed by the Contractor and approved by the Owner with respect to the Phase 2 Work. As soon as practicable after the Substantial Completion Date, Contractor shall clear the Project Site of Construction Aids and surplus materials except as needed for Final Completion. Within

Red River Environmental Products EPC Agreement

30 days after the Final Completion Date, Contractor shall remove all of its Construction Aids and surplus Materials from the Project Site, except as necessary for Contractor to attend to a warranty claim.

2.12.2 Site Authority. Consistent with the provisions of this Agreement and Section 3.1, it is understood between the Parties that Contractor shall have primary authority over the Project Site from the Phase 2 Commencement Date until Substantial Completion has occurred. Contractor is responsible for the safety, security and discipline of Persons and property on the Project Site from the Phase 2 Commencement Date until Substantial Completion as provided in Section 2.2.12. After the Phase 2 Commencement Date, Contractor will provide access to work areas to Owner or Owner’s Contractors as reasonably required for performance of activities to be performed by such Persons, consistent with the proviso set forth in Section 3.1.

2.13 Record Documents. Contractor shall properly and currently maintain accessibility to all Submittals, field change notices, requests to engineering (and associated approvals or disapprovals), Change Orders, field test records, and written interpretations and clarifications (collectively, “Record Documents”) indexed and currently annotated to show all material changes made during performance of the Work. During Phase 1 (until contractor commences construction Work at the Project Site) Record Documents shall be maintained at Contractor’s home office or such other location as is mutually acceptable to the Parties. Once Contractor commences construction Work at the Project Site, Record documents shall be maintained at the Project Site. Record Documents will be maintained in Applicable Electronic Format. Owner, Owner Agents, and Engineers shall have access to such Record Documents at all times during the Term and may reasonably request paper (or portable document format (PDF)) copies of these Record Documents. Prior to Final Completion, Contractor shall provide Owner with surveyed as-built documents that have been conformed to construction records, as specified in Appendix A. A copy of all Record Documents in Applicable Electronic Format shall be provided to Owner by Contractor at the earlier to occur of Substantial Completion or termination of this Agreement.

2.14 Submittals.

2.14.1 Review. Contractor shall submit to Owner for review in accordance with the accepted schedule of submissions, copies of Submittals as specified in Appendix A with respect to the Work, which shall bear the required information that Contractor has satisfied Contractor’s responsibilities under this Agreement with respect to the review of the submission. Title block information on all Submittals shall be as agreed between Owner and Contractor. The data shown on Submittals shall be materially complete with respect to quantities, dimensions, specified performance and design criteria, materials, and similar data to enable Owner to review the information as contemplated by Section 2.14.3.

Red River Environmental Products EPC Agreement

2.14.2 Variations. At the time of each submission, Contractor shall specify in writing each variation that the Submittal has from the requirements of Appendix A, and in addition, shall cause a specific notation to be made on each submittal submitted to Owner for review of each such variation.

2.14.3 Due Consideration. Owner shall review Submittals within the time-period specified in Appendix A, but review by or on behalf of Owner shall be only for conformance with the design concept of the Project and for compliance with this Agreement and shall not extend to means, methods, techniques, sequences, or procedures of construction (except where a specific means, method, technique, sequence, or procedure of construction is indicated in or required by this Agreement). The review of a separate item as such shall not indicate approval of the item or the component in which the item functions. Contractor shall give due consideration to Owner’s comments and make reasonable changes or corrections required by Owner, and resubmit as required to reflect such Owner changes or corrections. Upon re-submission, Contractor shall direct specific attention in writing to revisions to Submittals. Owner will not have any responsibility or liability for the accuracy or completeness of any Submittal, or for any defect, deficiency thereof or for any failure of such Submittal to comply with the requirements of this Agreement, notwithstanding any review or comment on its part.

2.14.4 Applicable Electronic Format. Submittals by Contractor to Owner shall be made in accordance with Appendix A, the provisions of this Agreement, and, as applicable, in the Applicable Electronic Format.

2.15 Separate Contractors and Activities By Owner

2.15.1 Separate Work. Owner will perform, either with its own forces or through other contractors and subcontractors, the activities described as work or services to be provided by or on behalf of Owner, the Multi Hearth Furnace Supplier and the Transmission Provider and as work or services to be provided by the Owner in Appendix A.

2.15.2 Integration. Contractor shall use reasonable efforts to arrange the performance of the Work so that the Work and the work of Owner’s forces or any of its Separate Contractors are properly coordinated, joined in an acceptable manner and performed in the proper sequence without any disruption or damage to the Work, or any work of Owner’s forces or its Separate Contractors.

2.15.3 Coordination. Contractor shall coordinate the activities of Contractor’s and its Subcontractors’ forces on the Project Site with the activities of Owner’s forces and each of its Separate Contractors for the Owner activities defined in Appendix A such that the Work of Contractor and the work of such Owner’s forces or Separate Contractors are performed in accordance with

Red River Environmental Products EPC Agreement

the Project Schedule; provided, that Owner timely provides Contractor with the information reasonably requested in respect of activities of Owner and its Separate Contractors, and that Owner gives Contractor timely and reasonable notice of activities that would require such coordination. For the avoidance of doubt, Contractor shall have final authority over the coordination of activities on the Project Site; provided, however, if Contractor’s exercise of such authority delays Owner in performing its obligation such that Owner cannot reasonably perform an obligation hereunder in accordance with the Project Schedule, Contractor will not be entitled to a Change Order on account thereof nor relief from its performance obligations hereunder.

2.15.4 Owner Contractor Storage and Laydown. Contractor shall afford all of Owner Suppliers and Owner’s Separate Contractors reasonable opportunity for storage of their materials and equipment and for performance of their work on the Project Site. Owner shall direct all Owner Suppliers and Separate Contractors to cooperate with Contractor and to avoid actions that could unreasonably interfere with the activities of Contractor. Owner will provide Contractor with the storage and laydown requirements of Owner’s Separate Contractors.

2.16 Transportation Costs. Contractor shall arrange and pay for all transportation, inland transit, storage and handling costs of every kind and nature in connection with the Work (other than as provided for in an Owner Contract)

2.17 Labor Matters. Contractor shall manage its labor workforce and its Subcontractor’s labor workforce at the Project Site in accordance with the Labor Plan. Subject to Article 11, Contractor shall be responsible for managing all labor relations matters relating to the Work on or about the Project Site (including labor relations matters involving Owner’s Appendix A activities and Owner’s operating personnel who are subject to Contractor’s supervision control and technical direction during start-up and testing). Contractor shall advise Owner promptly (and vice versa), in writing, of any actual, anticipated, or threatened labor dispute that might affect the completion of the Work in accordance with the Project Schedule. Costs incurred by Contractor under this Section for legal defense in matters not involving its own Personnel or its Subcontractor’s Personnel will be reimbursable by Owner if Owner directs Contractor to undertake such legal action.

2.18 Discipline and Protection. Contractor shall enforce strict discipline and good order among its employees, its Subcontractors’ employees, Owner Supplier employees and any other Persons carrying out portions of the Work on the Project Site and provide for the protection and maintenance of the Work and Owner Equipment and Materials on the Project Site and of all Persons and property related thereto. Contractor shall at all times take reasonable and appropriate actions to prevent any unlawful or disorderly conduct by or amongst its employees and those employees of Subcontractors and Owner Suppliers on the Project Site. Contractor shall not permit the employment, by it or its Subcontractors, of unfit Persons or Persons not skilled in tasks assigned to them. Owner shall do the same in respect of its Separate Contractors who are performing work on the Project Site.

Red River Environmental Products EPC Agreement

2.19 Security. Beginning on the date during Phase 1 that Contractor begins Project Site mobilization, Contractor shall be responsible for and shall take precautions and measures as may be necessary to secure the Project Site at all hours, including evenings, holidays and non-work hours, including the requirements specified therefor in Appendix A; provided, however, upon Substantial Completion, access to and security the Project will be the responsibility of Owner, and Contractor shall observe the requirements imposed by Owner, which shall be consistent with Prudent Industry Practices. Contractor is not entitled to rely on security provided by Owner prior to the Substantial Completion Date. Contractor shall erect, maintain or undertake, as required by existing conditions and the performance of this Agreement, all reasonable safeguards for safety and protection, including banners, lighting, CCTV monitoring, security patrols, controlled access, posting danger signs and other warnings against hazards, promulgating safety regulations, and notifying Owner and users of nearby sites and utilities.

2.20 Project Site Fire Protection. Without limiting Contractor’s obligations pursuant to Appendix A, beginning on the date during Phase 1 that Contractor begins Project Site mobilization, Contractor shall be responsible for providing all fire protection services, including liaison with the local fire and emergency authorities, necessary to safeguard and protect the Project Site until the earlier of (a) Substantial Completion, or (b) termination of this Agreement. Contractor shall provide a Project Site fire protection plan for Owner’s review and comment no later than 14 days following the Phase 2 Commencement Date. Contractor shall give due consideration to Owner’s comments and modify the plan appropriately.

2.21 Coordination and Transition. At least 6 months prior to the Required Substantial Completion Date, Contractor shall deliver to Owner a proposed plan that provides for the coordination of (a) Contractor’s access to and use of the Project Site for performance of the balance of the Work consistent with Section 6.4.1 and consistent with the right of Owner to operate the Project in the ordinary course of business, and (b) the security forces, facilities and safety procedures of the Parties that will be in effect for the remainder of the Term. Contractor and Owner shall thereafter agree on the final plan no later than 3 months prior to the projected date of Substantial Completion. Such plan shall provide for separate access gates to the Project and parking for Owner’s administrative, operations and/or maintenance personnel, and other Personnel entering the Project Site in connection with the business operations of Owner and/or the operations and maintenance of the Project in the ordinary course of business, as well as plans for fencing or other methods of separating operations and construction areas, and after Substantial Completion, for separate access gates and parking for the Affiliates, employees, Owner Agents, and independent contractors of Owner.

Red River Environmental Products EPC Agreement

2.22 Surplus Equipment and Materials. Any surplus Equipment or Materials at Final Completion that Owner does not advise Contractor it wants to retain shall be sold by Contractor, and the proceeds thereof (net of reasonable sales costs) shall be promptly remitted to Owner. The net proceeds remitted to Owner will be deducted from the Total Work Cost.

Red River Environmental Products EPC Agreement

ARTICLE 3

OWNER’S OBLIGATIONS

3.1 Project Site. In accordance with the Project Schedule, beginning on the Phase 2 Commencement Date Owner shall make available, and provide and maintain access to, the Project Site as required by Contractor for the performance of the Work, including access to the portions of the Project Site required to effect those interconnections of the Project to the Utility Facilities, provided, however, Contractor’s access is subject to Owner’s (Owner Agent’s, and the Engineers’, as appropriate) reasonable exercise of their respective rights and the performance of their respective obligations under and in accordance with this Agreement, including (a) to inspect the Work; (b) to operate and maintain the Project on and after the Substantial Completion Date therefor whether performed directly or pursuant to third party agreements; (c) to perform or cause to be performed the activities identified in Appendix A, subject to Section 2.15; (d) to prepare for, in accordance with Prudent Industry Practices, the operation of the Project and related operations, subject to Section 2.21; and (e) to conduct such other activities and obligations typically associated with an owner of real property, including compliance and communication with Governmental Authorities. Owner has disclosed the Project Site information set forth in Appendix J to Contractor.

3.2 Permits. Owner shall obtain and pay for the Owner Permits designated in Appendix D as Owner’s responsibility (“Owner Permits”). Contractor shall reasonably cooperate with Owner by providing information needed by Owner in connection with Owner’s efforts to obtain the Owner Permits and once obtained Contractor shall maintain the Owner Permits. Nothing herein shall be deemed to limit Contractor’s obligations with respect to the Environmental Compliance Requirement or any other any Performance Requirement.

3.3 Owner Insurance. Owner shall obtain and maintain the insurance coverages as described in the applicable portion of Appendix Q (“Owner Insurance”).

3.4 Owner Taxes.

3.4.1 Payment of Taxes. Owner shall administer and pay Taxes properly imposed by any taxing authority on Owner or required to be collected or paid by Owner, including Taxes: (a) that constitute property taxes, real or personal, assessed on the Equipment, Materials, the Project, and the Project Site, (b) that are measured by the sale of products or electricity from the Project, (c) upon services or labor provided by Owner (other than by Contractor or any Subcontractor) in connection with the Project, and (d) upon the gross receipts (except taxes on gross receipts that are deemed to be Sales Taxes) or net income of Owner (collectively “Owner Taxes”).

Red River Environmental Products EPC Agreement

3.4.2 Sales Taxes. With respect to Sales Taxes, Owner shall, in a timely manner as reasonably required by Contractor in order to purchase items as necessary to comply with the Project Schedule: (a) furnish to Contractor all exemption certificates, information and reports required to be submitted to appropriate taxing authorities in connection with Sales Tax exemptions or rebates necessary for Contractor to perform its obligations with respect to Sales Tax rebates and exemptions, and (b) reimburse Contractor in connection with an Application for Payment for the full amount of Sales Taxes properly paid by Contractor in accordance with this Agreement (recognizing Contractor’s obligation to seek and obtain Sales Tax exemptions as described in Section 2.2.9). provided however, that it is expressly understood that Contractor’s Phase 2 Price Fixed Component includes all sales tax for items that are not directly incorporated in the Work, such as sales tax on rental equipment and sales tax for subcontracted services included in the Contractor’s Price fixed Component. Contractor shall use commercially reasonable efforts to minimize Sales Taxes and cooperate with Owner in its efforts to minimize Sales Taxes.

3.5 Start-up Personnel. Owner shall provide operations and maintenance Personnel in accordance with Appendix A and the phase-in plan to be developed in accordance with Section 2.2.2.1 to operate and maintain the Project with Contractor’s assistance during the Startup Period. Such Personnel will have the qualifications and experience required pursuant to Appendix A. Such phase-in plan may be subsequently adjusted by agreement of the Parties; provided, however, Contractor must give Notice thereof to Owner as soon as reasonably practicable but not less than 3 months in advance of any proposed adjustment. Scheduling of such Personnel shall be undertaken by Owner and with due regard for minimizing overtime. Such Personnel shall be trained by Contractor and shall assist Contractor by performing normal operating, testing, check-out and maintenance duties during the Startup Period. If any of the Personnel provided by Owner do not satisfy the criteria set forth in Appendix A, Contractor shall provide a detailed Notice describing any such deficiency to Owner as soon as practicable, and, for adequate cause stated, Owner shall replace such Personnel for training by Contractor promptly under the circumstances. Until the Substantial Completion Date, Contractor shall be responsible for technical direction of Owner’s operations Personnel. The provision by Owner of such Personnel shall not relieve Contractor of its obligations under the Agreement.

3.6 Owner Project Manager and Owner Engineer. Owner shall designate by Notice to Contractor (a) a full-time Owner employee or consultant to serve as Owner’s project manager (“Owner Project Manager”), and (b) the Owner Engineer. Owner may by Notice to Contractor change the Owner Project Manager or the Owner Engineer. The Owner Project Manager shall be Owner’s representative who after the commencement of construction hereunder at the Project Site shall be located at the Project Site. The Owner Project Manager shall have authority to act on behalf of Owner with respect to day-to-day decisions in the ordinary course of

Red River Environmental Products EPC Agreement

business; provided, however, the Owner Project Manager has no authority to execute Change Orders or amend this Agreement. Further, the Owner Project Manager will be responsible for furnishing information on a timely basis as reasonably requested by Contractor that is required by this Agreement to be provided by Owner to Contractor, and will have the authority to agree upon procedures for coordinating Owner’s efforts with those of Contractor. Neither the Owner Project Manager nor the Owner Engineer shall be Owner’s Authorized Representative unless specifically appointed to such position by Owner. Contractor may rely upon the actions of the Owner Project Manager taken within the authority set forth in this Section 3.6. Any communication (including a Notice) given to the Owner Project Manager shall be deemed to be given to Owner.

3.7 Interconnection.

3.7.1 Out of Scope Interconnection Facilities and Utility Connections. Upon completion of the site preparation and grading activities by Contractor with respect to that portion of the Project Site to be utilized for the Transmission Facilities, which activities shall be performed as part of Phase 2 and in accordance with the Project Schedule and other applicable provisions of this Agreement, Owner shall be responsible for the installation, operation and maintenance of the Transmission Facilities and for payment of all fees to be paid to Utility Facilities providers for interconnection of the Project. Owner is responsible for ensuring the Transmission Facilities and the Utility Facilities, as set forth in Appendix A, are available in accordance with the Project Schedule. Prior to the date specified therefor in the Project Schedule, Owner shall cause the Transmission Owner or other transmission service provider to take from the Project the net electricity generated during the Startup Period. The Project Schedule shall include the date when back-feed power will commence.

3.7.2 Transmission Facilities. Contractor shall coordinate with the Transmission Owner under the Interconnection Agreement with respect to the implementation and timely completion of activities to be conducted thereunder, including inspection and start-up of the Contractor Transmission Facilities. Contractor shall give Owner no less than 30 days’ prior initial Notice that Contractor is ready for energization and backfeed power. Contractor shall coordinate the supply thereof. Contractor shall coordinate and arrange for any requirements for access to the Project by the Transmission Owner or its designees as required by the Interconnection Agreement. Contractor shall cooperate with Owner, and cooperate and coordinate with the Transmission Owner and their respective designees in order to provide for the timely completion of the Contractor Transmission Facilities connection with these interconnection activities.

Red River Environmental Products EPC Agreement

3.8 Startup Period.

3.8.1 Startup Period; Pre-Commercial Energy. The “Startup Period” for the Project means the period from the Mechanical Completion Date until the Substantial Completion Date. Owner has all right, title and interest to all revenue resulting from the activated carbon product and electricity generated (net of auxiliary loads) by the Project, and Contractor shall have no right to any such product or electricity or to the proceeds of the sale of such. Contractor shall make reasonable efforts to maximize the production of activated carbon product and the production of electricity by the Project during the Startup Period consistent with Contractor’s obligations to perform the Work on schedule and on budget. Contractor shall be credited for such production as detailed in Section 8.2.1.

3.8.2 Waste. Owner shall be responsible for the handling, transportation and placement of, in accordance with all Applicable Legal Requirements, all Coal Waste and other wastes including cooling tower blow down and excess wastewater generated by the operation of the Project during the Startup Period, and made available by the Contractor to Owner at the applicable delivery point.

3.8.3. Initial Fills. Contractor shall be responsible for providing initial fills of lubricants, chemical, fuels, etc. of plant equipment to support start-up and initial operations. Contractor will invoice Owner on a cost reimbursable basis for initial fills.

3.9 Hazardous Substances. In addition to Project Site information referenced in Appendix J, Owner also shall disclose to Contractor, as information becomes available to Owner, the existence of Hazardous Substances at the Project Site as to which Owner has actual knowledge. Subject to Section 2.2.13, Owner shall be and remain responsible for any Hazardous Substances that are brought onto the Project Site by Owner or any other Person performing activities on behalf of Owner (other than Contractor, its Subcontractors or Owner Suppliers) or that exist on the Project Site prior to the Commencement Date or releases caused by Owner (or any other Person acting on its behalf (other than Contractor, its Subcontractors and Owner Suppliers)) and not in accordance with Contractor’s direction (“Owner Hazardous Substances”), including any required Remediation and/or site restoration in connection therewith. To the fullest extent permitted by Applicable Legal Requirements, Owner agrees to release, defend, indemnify and hold Contractor, its directors, officers, employees, agents, and Affiliates harmless from and against all liability (except for any liability arising from the negligence or intentional Release by such indemnified Persons (as set forth in Section 2.2.13.2) arising out of Owner Hazardous Substances, or otherwise arising out of fulfilling Owner’s obligations under this Section 3.9, whether through suits or causes of action in a court of law or claim, complaints or penalties arising out of a violation or alleged violation of Applicable Legal Requirements. If Contractor discovers or encounters any Owner Hazardous Substances, which under Applicable Legal Requirements or Professional Standards would require Contractor to suspend Work to avoid injury to individuals or damage to property, then

Red River Environmental Products EPC Agreement

Contractor shall promptly give Notice to Owner and cease performance of the Work in and around the affected area. Except as provided in Section 2.2.13.2, Contractor shall have no responsibility for the removal, treatment, transportation, disposal or Remediation of Owner Hazardous Substances. Contractor shall not have or exert any control over Owner or interfere with Owner or any Person acting on behalf of Owner in Owner’s performance of its obligations or responsibilities in connection with the storage, transportation or disposal of any Owner Hazardous Substances. Contractor shall reasonably cooperate with Owner in connection with the Remediation by Owner of any Owner Hazardous Substances identified at the Project Site; provided, however, Contractor shall not be required to provide disposal services for Owner Hazardous Substances.

3.10 Compliance with Contractor’s Rules. Not less than 1 calendar month prior to the performance of any Work on the Project Site by Contractor, Contractor will provide to Owner a copy of its proposed written rules regarding activities at the Project Site that are applicable to all Persons on the Project Site prior to Substantial Completion. Within 15 Business Days from receipt thereof, Owner will be entitled to provide its comments thereto. Contractor shall give due consideration to and incorporate any reasonable comments of Owner and thereafter promptly provide Owner with a final copy of such rules. Owner and all Owner Personnel shall comply with such final written rules and, until the Substantial Completion Date, Owner and its Separate Contractors shall only enter the Project Site through Contractor-controlled access points.

3.11 [RESERVED].

3.12 Performance of Owner Obligations. Owner shall perform its obligations under Article 3 and the applicable provisions of Appendix A that appear on the Project Schedule on or before the date specified therefor as such date may be adjusted in accordance with this Agreement.

3.13 Compliance with Applicable Legal Requirements. Owner shall comply with Applicable Legal Requirements in connection with the performance of its obligations hereunder and in connection with contracting for work or services to be performed by its Separate Contractors related to the Project.

3.14 Owner Suppliers.

3.14.1 Contract Execution. Owner is responsible for entering into the Owner Contracts, the execution of which will not occur later than the date set forth in Appendix B; provided, that Contractor has provided the support contemplated by Appendix M. The Parties agree that the negotiation of such Owner Contracts is a joint effort that requires cooperation.

Red River Environmental Products EPC Agreement

3.14.2 Payment. Owner shall make payment, in accordance with the provisions of Appendix M, of all amounts properly due to each Owner Supplier under the terms of each Owner Contract after receipt and consideration of the recommendations therefor of Contractor.

3.15 Discipline and Protection. Owner shall at all times take reasonable and appropriate actions to prevent any unlawful or disorderly conduct by or amongst its employees and those employees of its Separate Contractors at the Project Site. Owner shall require that its Separate Contractors not employ unfit individuals or assign individuals to tasks as to which they inappropriately suited in connection with the performance of the activities of such Separate Contractors.

Red River Environmental Products EPC Agreement

ARTICLE 4

OWNER’S RIGHT TO INSPECT, STOP AND

RE-PERFORM WORK

4.1 Inspection. Owner and its designees will have the right to have access to and inspect the Work, including Equipment and Materials, and to be present at all tests and inspections at any stage of completion on the Project Site. The participation in, or observation of, any such inspections or testing by Owner and its designees (or any failure by Owner or its designees to participate in or observe such inspections and testing) will not be deemed to constitute a waiver of any of Contractor’s obligations under this Agreement or be construed as an approval or acceptance of the Work. So long as Contractor provides reasonable advance notice to Owner of a test or inspection (such notice may be in the form of the identification of such test or inspection in the Project Schedule, Monthly Progress Report or other written Submittal to Owner but must be at least 5 Business Days prior to such test or inspection), then the failure of Owner or its designees to be present at such test or inspection will not invalidate or otherwise adversely affect the conduct or results of such test or inspection. Owner or its designees exercising rights pursuant to this Section 4.1 shall not unreasonably interfere with Contractor’s performance of its obligations hereunder.

4.2 Right to Reject and Re-Performance. Prior to the Warranty Period, if the Work is not in conformance with the requirements of this Agreement (“Defective Work”), then Owner may give Contractor Notice of the Defective Work. If Owner provides Notice to Contractor that Owner requires a plan of correction for Defective Work, then Contractor shall, within 7 Business Days after Owner’s Notice thereof, submit a plan of correction of the Defective Work to Owner for review and Contractor shall include in the plan of correction any reasonable comments to such plan proposed by Owner. Contractor shall provide Notice to Owner of any modifications or supplements to the plan of correction reasonably implemented by Contractor. For purposes of this Agreement, “Defect,” “Defects” or “Defective” describes Work that is not in conformance with the requirements of this Agreement.

4.3 Defects in Owner Suppliers’ Scope. Prior to the Warranty Period, if either Party obtains knowledge of any defect or deficiency in any Owner Suppliers’ Scope, such Party shall give Notice thereof to the other Party, and Owner shall thereafter enforce the provisions of the applicable Owner Contract and secure from the applicable Owner Supplier a plan of correction for such defect or deficiency. Upon Owner’s request, Contractor shall cooperate with Owner in such enforcement. Any legal expenses so incurred by Contractor to cooperate with enforcement of the Owner Contract shall be a reimbursable expense.

Red River Environmental Products EPC Agreement

4.4 Right to Suspend Work for Convenience. Owner may, at any time and from time to time, by a Notice, suspend (and later reinstate) all or any portion of the Work. Upon receipt of such Notice, Contractor shall immediately suspend its performance of such Work consistent with a safe and orderly shut-down of such Work. Either Party may terminate this Agreement, with such termination being handled under Section 13.1 hereof, if (a) in the case of a suspension of all or substantially all of the Work by Owner for convenience after the Phase 2 Commencement Date, the suspension of Work exceeds 270 days in the aggregate, or (b) in the case of a suspension resulting from the occurrence of a Change of Law or event of Force Majeure occurring after the Phase 2 Commencement Date, a single suspension of all or substantially all of the Work exceeds 360 days. In the case of either (a) or (b) above, Contractor may reassign Key Personnel engaged in Work at the Project Site if any such suspension of the Work exceeds 75 consecutive days. If Contractor reassigns Key Personnel in accordance with this Section 4.4, it shall use reasonable efforts to reassemble the original Key Personnel at such time as the suspension of the Work is lifted. If the project is suspended by Owner, Contractor shall be paid for all completed work prior to such suspension as follows:

(a) Cost reimbursable work shall be compensated for all such work performed up to date of suspension. For fixed price component, all milestones achieved prior to suspension shall be paid and, in the event that a suspension lasts for more than 30 consecutive days, Contractor shall be entitled to invoice Owner for an equitable proportion of the applicable Milestone Payment Schedule for partially completed Milestones.

(b) All cost resulting from the suspension of Work including on-going costs and reasonable cost of work required to secure and protect partially completed work but excluding time value of money, lost opportunity costs and the like, shall be paid via change order process on a time and material basis or lump sum if mutually agreed, provided however, to the extent reasonably possible, Contractor shall provide advanced written notice of such anticipated cost so Owner has the opportunity to avoid or mitigate said costs. Contractor shall use reasonable efforts to minimize such extra costs arising from suspension, including consultation with Owner as to potential reassignment of Contractor’s personnel and/or suspension of the Work of Subcontractors.

4.5 Uncovering Work. Without limiting Owner’s right to inspect the Work at any time on the Project Site, at each weekly construction meeting at the Project Site occurring during Phase 2, Contractor shall provide to Owner a copy of Contractor’s 3 week look-ahead schedule for Work to be performed on the Project Site. Owner shall promptly advise Contractor in writing of those items of Work on such look-ahead schedule that it specifically wants to witness or inspect. For those items of Work that Owner advises Contractor that it wants to witness or inspect, Contractor shall keep Owner reasonably apprised of changes to the time and location of

Red River Environmental Products EPC Agreement

the performance of such events. If Contractor performs any such item of Work at a time as to which Owner did not have Notice in accordance herewith, then, upon Owner’s written request, given within 7 days of the date on which Owner was advised that such Work would be performed, Contractor shall expose, uncover or otherwise test such Work as Owner may reasonably require. If Owner fails to witness or inspect Work which it had requested the opportunity to witness or inspect, Contractor shall be entitled to proceed with such Work and Owner shall not be entitled to enforce its rights under this Section 4.5, except upon issuance of a Change Order to Contractor in accordance with Article 10. With respect to any other Work that is covered by Contractor, Contractor, at Owner’s written request, shall uncover, expose, or otherwise make available for observation, inspection, or testing as Owner may require. If Work is Defective, Contractor shall (a) not be entitled to a Change Order on account thereof, including any cost or delay associated therewith, and (b) prepare a Recovery Plan if there is a delay in the Project Schedule. If, however, such Work is not Defective, Owner shall issue Contractor a Change Order in accordance with Article 10 for the associated impact, as demonstrated by Contractor in a Change Order Request.

4.6 Right to Stop Work for Cause. Owner, by a Notice, may order Contractor to stop performance of that portion of the Work that reasonably appears to Owner to cause or threaten to cause an imminent danger to life or damage to property. If it is reasonably determined by Owner that such activities of Contractor or Contractor’s Personnel caused or threatened to cause imminent danger to life or damage to property, Contractor shall not be entitled to a Change Order for the associated impact. Owner’s right to stop Work under this Section 4.6 shall be without prejudice to any other right or remedy Owner may have under this Agreement. Once the cause of the stop work order has been resolved by Contractor, Owner shall promptly direct Contractor to resume performance of the Work that had been stopped. In the event that any stop work order Notice provided hereunder is subsequently determined to not have been properly issued in accordance with the provisions of this Section 4.6, Owner shall issue a Change Order to Contractor in accordance with Article 10, to reflect any cost or schedule impact, as demonstrated by Contractor in a Change Order request.

Red River Environmental Products EPC Agreement

ARTICLE 5

COMPENSATION AND PAYMENT

5.1 Phase 1 Compensation. As full and complete compensation for the timely performance of the Phase 1 Work, Owner shall pay, or cause to be paid to Contractor, the Time and Materials Costs for the Phase 1 Work as more particularly described in Appendix K (which amount shall be subject to Retainage as described below). All Time and Material Costs shall be charged on an open book basis so that Owner shall have access at all reasonable times to the backup documentation. Subject to estimate confirmation procedure set forth in Section 5.1.2 below, the “Phase 1 Not-to-Exceed Cost” is * and Contractor agrees that it will not exceed this amount without Owner’s written permission obtained after first advising Owner that the Phase 1 Not-to-Exceed Cost is likely to be exceeded and the reason therefore. Owner shall have the right to adjust scope and otherwise revise the Phase 1 Work (including deliverables) in order to keep the cost of the Phase 1 Work within or as close to the Phase 1 Not-to-Exceed Cost as possible, and Contactor shall reasonably cooperate in efforts to reduce the cost of Phase 1 Work so as to complete the Work in the most cost effective manner possible and avoiding duplication of effort to the extent possible. It is understood, however, that Contractor does not guarantee that the Phase 1 Work can be completed within the Phase 1 Not-to-Exceed Cost. In no event shall the total Compensation paid for the Phase 1 Work (exclusive of any Change Orders) exceed the Phase 1 Maximum Guaranteed Price of *, and upon payment to Contractor for the Phase 1 Work of an amount equal to the Phase 1 Maximum Guaranteed Price, Contractor shall complete the remainder of the Phase 1 Work hereunder and provide all Phase 1 deliverables without further Compensation from Owner.

5.1.1 Time and Materials Costs. Time and Materials Costs shall be paid to Contractor based upon the actual time incurred to perform the Phase 1 Work, the time charges set forth in Appendix K and the actual materials costs incurred by Contractor to perform the Phase 1 Work. As more fully set forth in the Appendix K, the time charges for labor will be billed at actual rates plus fixed markups. All subcontracts, Materials and expenses otherwise incurred in Phase 1 shall be reimbursed at cost without mark-up or premium/profit. Time and Materials Costs must be charged by Contractor in accordance with its generally applicable policies and procedures set forth in Appendix K, or in the absence of a specific policy or procedure, be consistent with charging practices customarily employed by Contractor in the execution of its other power projects. Contractor shall be compensated for all Time and Materials Costs incurred in connection with completion of the Phase 1 Work in accordance with the Project Schedule for the Phase 1 Work. Contractor shall not be compensated for (a) any Time and Materials Costs incurred to make-up a delay in the Phase 1 Project Schedule that is due to fault or error of Contractor or (b) Time and Materials Costs incurred to correct Phase 1 Defective Work. Time and Materials Costs shall be subject to the criteria and limitations set forth in Appendix K. Time and Materials Costs payments shall be subject to Retainage as provided below.

Red River Environmental Products EPC Agreement

5.1.2 Confirmation of Phase 1 Not-to-Exceed Cost and Maximum Guaranteed Price. Contractor has based its Phase 1 Not-to-Exceed Cost and Phase 1 Maximum Guaranteed Price upon information supplied by Owner to date. Upon execution of this Agreement or on the date that a Limited Notice To Proceed (“LNTP”) is issued for the Phase 1 Work, Contractor shall have eighteen (18) Business Days (the “Review and Transition Period”) to review all of Owner’s engineering completed to date to satisfy itself with the status of such work and the amount of Work required to complete Phase 1. Within two (2) Business Days of the end of the Review and Transition Period, Contractor shall confirm in writing that the Phase 1 Not-to-Exceed Cost and the Phase 1 Maximum Guaranteed Price are confirmed or, if not, advise of Contractor’s new Phase 1 Not-to-Exceed Cost and Phase 1 Maximum Guaranteed Price and the reasons for such changes. Owner shall have five (5) Business Days to either accept or reject any revised Phase 1 Not-to-Exceed Cost or Phase 1 Maximum Guaranteed Price. If Owner rejects the revised Phase 1 Not-to-Exceed Cost or Phase 1 Maximum Guaranteed Price, Owner shall have the right to terminate this Agreement with no further liability to Contractor; provided, however, that Owner shall pay Contractor for its Work up to such date of termination, including the Work done to confirm Contractor’s Phase 1 Not-to-Exceed Cost and Phase 1 Maximum Guaranteed Price. If Owner accepts a revised Phase 1 Not-to-Exceed Cost and/or Phase 1 Maximum Guaranteed Price for Phase, the revised amounts shall replace the amounts set forth above in Section 5.1.

5.1.3 Changes in Phase 1 Compensation. Contractor shall not be entitled to any change or adjustment to the rates or methods of calculation of its Time and Materials Costs unless included as part of a Change Order approved by Owner or mandated as a result of the resolution of a Dispute related thereto in favor of Contractor. It is understood, however, that if the scope of Work requested by Owner in Phase 1 is changed so as to increase the amount of Phase 1 Work, Contractor cannot assure that Work associated with such expanded scope can be completed within the Phase 1 Maximum Guaranteed Price. Should the Owner request a Change that in Contractor’s judgment expands the Scope of Phase 1 Work, Contractor shall, in addition to complying with the Change Order provisions of this Agreement, promptly notify Owner whether such expanded scope will require an increase in the Phase I Guaranteed Maximum Price.

5.1.4 Phase 1 Monthly Payments. Subject to Section 5.4, the Compensation for Phase 1 will be paid to Contractor in monthly installments upon completion and delivery to Owner of Applications for Payment in accordance with the payment procedures set forth in this Agreement.

Red River Environmental Products EPC Agreement

5.1.5 Phase 1 Applications for Payment. On the first Tuesday after the first Monday of a calendar month, Contractor shall submit to Owner an Application for Payment filled out and signed by Contractor Each Application for Payment shall describe (i) all Work completed, the associated Time and Materials Costs for such Work and the sum of all prior payments made by Owner to Contractor through the last day of the prior month, (ii) the amount of Time and Materials Costs owed to Contractor based upon the completed Work, and (c) any amount due for which payment was withheld from an earlier payment and where the cause for such withholding no longer applies. The aggregate amount of Compensation for Phase 1 Work for which Contractor may submit a monthly Application for Payment will not exceed the Phase 1 Not-to-Exceed Cost without the prior written approval of Owner, which approval will not be withheld unless the scope of Work for Phase 1 is changed pursuant to a Change Order. The Phase 1 Maximum Guaranteed Price will be adjusted a necessary in connection with any Change Order.

5.1.6 Phase 1 Progress Reports. Each Application for Payment submitted by Contractor for Phase 1 Work must be supported by documentation (updated schedule, Earned Value System Report, progress curves, Payroll backup) supporting the invoice and indicating the progress accomplished during the invoicing period. A monthly progress report in accordance with Appendix A for the month preceding the Application for Payment will be delivered to the Owner not later than the second Friday following Contractor period closing date. Such progress report shall also include a good faith forecast of (i) the estimated Time and Materials Costs that Owner will be liable to pay to Contractor, and (ii) the payments to be required to be made under all of the Owner Contracts, in each case, for the 90 day period commencing with the month following the month in which the Application for Payment is submitted. It is recognized that forecasts are forward-looking projections and variances from such forecasts shall not affect Owner’s payment obligations hereunder.

5.1.7 Phase 1 Lien Waivers. With each Application for Payment submitted by Contractor for Phase 1 Work, Contractor shall deliver to Owner and any title company specified by Owner a waiver and release of Liens in the form of Appendix I-11, duly executed and acknowledged by Contractor and those Subcontractors with an aggregate contract value equal to or exceeding fifty thousand dollars ($50,000.00) in order to assure an effective release of mechanics’ or materialmen’s Liens in respect of the Work performed in the preceding month in accordance with the laws of the State of Louisiana. In addition, Contractor shall deliver to such title company a duly executed and acknowledged Contractor’s statement satisfying all Applicable Legal Requirements identifying each of the Subcontractors, the value of such subcontract, the amounts paid to date, and the balance of the amount due or to become due to each, and a statement that all undisputed payments then due and owing have been made to such Subcontractors in accordance with the terms of the applicable Contractor subcontract as of the date of such statement; provided, that Owner has made all undisputed Compensation payments when due.

Red River Environmental Products EPC Agreement

5.1.8 Other Documentation. Each Application for Payment submitted by Contractor for Phase 1 Work must be fully completed and also include the following in form and substance reasonably satisfactory to Owner:

(a) a duly executed Contractor’s certification stating that it has reviewed all financial information contained in the Application for Payment as true, correct and complete;

(b) a copy of all invoices pursuant to which Contractor has paid Sales Taxes for which it seeks reimbursement;

(c) information in such detail and with such backup as indicated in Appendix I-2 so as to allow Owner to sign off on the reconciliation and verification of Time and Materials Costs;

(d) such other information as may be reasonably required by Owner.

5.1.9 Failure to Comply. To the extent Contractor fails to comply with the foregoing requirements with respect to timely submission of documentation with the Application for Payment, Owner shall, after issuing a Notice to Contractor, be entitled to withhold an equitable portion of the payment due to Contractor up to 25% of the amount of the Application for Payment unless and until such documentation is provided.

5.1.10 Phase 1 Retainage. Contractor agrees that * of the Time and Materials Costs otherwise payable to Contractor during Phase 1 shall be retained (the “Phase 1 Retainage”) by Owner out of each payment in respect of the Phase 1 Work. Owner shall have the right to apply the Retainage so withheld to satisfy any payment obligation of Contractor under this Agreement that is not paid when due hereunder. Upon satisfactory completion of the Phase 1 Work, the Phase 1 Retainage withheld during Phase 1 shall be paid to Contractor with the final Phase 1 payment, other than Phase 1 construction direct Craft Field Labor, construction subcontractors and construction materials required in connection with any Change Order requiring Contractor to begin construction activities as part of the Phase 1 Work.

5.1.11 Phase 1 Compensation Inclusive. The Parties agree that the Compensation provided for in this Section 5.1 includes all Project cost components required for full and satisfactory completion of the Phase 1 Work other than Phase 1 construction direct Craft Field Labor, construction subcontractors and construction materials.

Red River Environmental Products EPC Agreement

5.2 Phase 2 Compensation. The Phase 2 Price shall consist of 2 components: the Phase 2 Price Fixed Component and the Phase 2 Price Reimbursable Component. The pricing of these two components of the Compensation for the Phase 2 Work shall be developed as follows:

5.2.1 Phase 2 Price Fixed Component. During Phase 1, Contractor shall develop a fixed lump sum Phase 2 Price Fixed Component for the timely performance of the agreed Phase 2 Work (the “Phase 2 Price Fixed Component”). The Phase 2 Price Fixed Component shall address all components of the Work aside from the Craft Labor Cost Component which shall be paid on a cost reimbursable basis (the “Phase 2 Price Reimbursable Component”) as set forth below. The Phase 2 Price will include contingency on only the Phase 2 Price Fixed Component. The Phase 2 Price Reimbursable Component shall be based on a detailed estimate to be provided to Owner (the “Phase 2 Price Reimbursable Component Estimate”). The Phase 2 Price Reimbursable Component Estimate will be subject to an open-book review by Owner so that included cost component factors can be reviewed and the appropriate level of Owner Project contingency can be determined. The Phase 2 Price Fixed Component shall be based on a detailed estimate to be provided to Owner (the “Phase 2 Price Fixed Component Estimate”). The Phase 2 Price Fixed Component Estimate shall be subject to an open-book review by Owner so that included cost component factors can be reviewed and the appropriate level of Owner Project contingency can be determined. Also, in order to reduce total cost of the Project and risk, Contractor shall advise Owner during Phase 1 of any and all items that Contractor recommends Owner purchase in advance (e.g., crane rentals). The items to be included in the Phase 2 Price Fixed Component include, without limitation, the following.

5.2.2 Home office services including engineering

•	Field supervision

•	Temporary facilities

•	Field office expenses

•	Construction equipment, including heavy lift cranes (provided Owner reserves cranes in advance as requested by Contractor)

•	Tools and consumables

•	Insurance

•	Miscellaneous expenses

•	Contingency (on fixed components, quantities, and contract risk)

•	Plant Equipment *

Red River Environmental Products EPC Agreement

•	Bulk Materials*

•	Special tools for maintenance and recommended spare parts

•	Contractor Fee/Profit and overhead

It is understood, however, that fixing price on the items with asterisk will be contingent upon Owner timely agreeing to commit funds early to (a) reserve certain scarce equipment (e.g., heavy cranes), (b) fix price on volatile commodities (alloy steel), (c) fix equipment supplier prices and other similar issues. Any issue affecting ability to fix price shall be promptly brought to Owner’s attention so that Owner can address expeditiously. It is further understood that development of the cost for special tools and spare parts is largely contingent on subsequent procurements and Owner approval of recommended spare parts lists. As such, Contractor will provide a fixed cost estimate for special tools and spare parts based on Contractor expertise, industry standards, and total project equipment costs. This fixed cost estimate will be subject to adjustment via change order following Owner approval of Contractors recommended special tools and spare parts list. The Phase 2 Price Fixed Component shall be developed in accordance with the mutually agreed Phase 1 Project Execution Plan schedule.

5.2.3 Phase 2 Price Reimbursable Component. During Phase 1, Contractor shall develop a detailed Phase 2 site “bottom up” labor estimate, itemized by installed item of Equipment that includes for each item: (a) the expected man-hours, by classification within each Craft Labor Category to install such Equipment, and (b) the average apprentice and journeyman rate for each Craft Labor Category (the “Craft Labor Cost Estimate”). As used above “item” includes each and every individual engineered product, all non engineered procured items and each individual bulk material item used to install and interconnect each engineered and non-engineered item of Equipment, inclusive of all support utility materials. All labor other than on-site Craft Labor shall be part of the Phase 2 Price Fixed Component. Contractor shall provide Owner at the same time it provides the Phase 2 Price Fixed Component, the Craft Labor Estimate which shall be the basis for determining the estimated total Phase 2 Craft Labor Hours and the Craft Labor hour target amount for the Phase 2 Work (the “Craft Labor Hour Target”). The wage rates for the Craft Labor Cost Estimate shall be developed by Contractor through a labor survey in the relevant region, and such survey shall be provided to Owner upon request so that Owner and Contractor can collectively agree on a wage rate strategy for attracting the necessary Craft Labor. Base Craft Labor rates and per diem will be agreed upon by the Parties as a precondition to the occurrence of the Phase 2 Commencement Date. As Work on the Project progresses, if Contractor demonstrates to Owner that the stipulated Craft Labor rates or per diem need to be increased to attract and retain qualified Craft Labor based upon market conditions or can be decreased without reducing productivity or availability of labor, the new rates will be implemented and associated cost will be reimbursable, subject to the Craft Labor productivity reconciliation pursuant to Section 5.2.6.

Red River Environmental Products EPC Agreement

5.2.4 Payment of Phase 2 Price Fixed Component. The Phase 2 Price Fixed Component shall be paid to Contractor in accordance with the Milestone Payment Schedule set forth in Appendix G. The Milestones and Milestone Payment Schedule shall be developed and agreed during Phase 1. The objective of the Milestone Payment Schedule shall be to assure that payments made by Owner to Contractor in respect of the Phase 2 Price Fixed Component reflect the value of the Work completed to the Owner and to maintain Contractor in a cash neutral position (excluding Retainage) so that Contractor is not financing the Work. The Milestone Payment Schedule for Phase 2 agreed upon by the Parties as part of the Phase 1 Work shall thereafter be included in Appendix G.

5.2.5 Payment of the Phase 2 Price Reimbursable Component. Contractor shall invoice biweekly for field Craft Labor based upon Work performed the previous biweekly period, and Owner shall pay correct and properly documented invoices within 15 days of receipt. Such invoices shall include, at a minimum, certified payroll records (subject to audit) verifying pay rates.

5.2.6 Price and other Agreement Adjustments due to Change Orders. All adjustments to the Phase 2 Price Fixed Component due to Change Orders shall be calculated as follows:

a) Schedule Changes.

i. The Phase 2 Price Fixed Component will be equitably adjusted for schedule delays to the extent caused by Owner. Contractor shall provide documentation of costs incurred for schedule extension or schedule acceleration.

b) Scope Changes

Changes initiated by Owner in the Phase 2 Work after the Phase 2 Notice to Proceed shall generally be estimated and priced in the same manner as the original Phase 2 Price Fixed Component was developed consistent with lump sum contracting practices, and shall be handled as follows for the specified situation:.

i. Unit Priced Work Where the Phase 2 Price Fixed Component was based upon unit pricing such pricing shall be used for scope adjustments, subject to equitable market adjustments applicable to such pricing for the quantity of unit purchased.

Red River Environmental Products EPC Agreement

ii. Engineering Scope: For Changes in the Phase 2 Work after the Phase 2 Notice to Proceed (other than as provided in (i) above) that increase the engineering scope, Contractor shall provide Owner with a proposed fixed price developed in the same manner as the original Phase 2 Price Fixed Component was developed consistent with lump sum contracting practices but if the Parties cannot agree on the proposed lump sum, the cost of the Change shall be equitably adjusted based upon stipulated hourly billable rates to be appended hereto as part of Appendix K and Contractor’s documented hours worked.

iii. Equipment Materials and Subcontracts: For Changes in the Phase 2 Work after the Phase 2 Notice to Proceed (other than as provided in (i) above) that increase the amount of Equipment Materials or Subcontract work to be procured by Contractor for the Project, the Phase 2 Price Fixed Component shall be adjusted based upon the increased cost of such Equipment and/or Material or Subcontract plus six percent (6%).

iv. *

The foregoing notwithstanding, it is understood that any Craft Labor Hours resulting from Contractor’s error, negligence, defects or deficiencies in engineering or in the performance of the Work (beyond that which is normal re-work activity customary in the industry in accordance with Prudent Industry Practices) shall not be included in the calculation of actual Craft Labor Hours expended for determining if and to what extent the Craft Labor Hour Target has been exceeded. Similarly, to the extent that the aggregate actual Craft Labor Hours for Phase 2 Work included in the original Craft Labor Estimate are below the Craft Labor Hours Target, such under run shall be to Owner’s benefit and no adjustments shall be made unless and until the entire under run in Craft Labor Hours has first been exhausted and then Craft Labor Hours exceed * of the Craft Labor Hour Target.

5.2.7 Reconciliation of Actual Craft Labor Hours to Craft Labor Hour Target. In the event that field Craft Labor productivity for performing the Phase 2 Work is different than the Craft Labor Hour Target for Phase 2, such variances shall be reconciled as follows:

a) *

The foregoing notwithstanding, it is understood that any expenditure of Craft Labor hours resulting from Contractor’s error, negligence, defects or deficiencies in engineering or in the performance of the Work (beyond that which is normal re-work activity customary in the industry in accordance with Prudent Industry Practices) shall not be included in the calculation of actual field hours expended for determining if and to what extent the Craft Labor Hour Target has been exceeded and shall not be included in (or paid by Owner as part of) the Phase 2 Price Reimbursable Component.

Red River Environmental Products EPC Agreement

5.2.8 Phase 2 Monthly Payments. Subject to Section 5.4, the Compensation for Phase 2 will be paid to Contractor in monthly installments upon completion and delivery to Owner of Phase 2 Applications for Payment in accordance with the payment procedures set forth in this Agreement.

5.2.9 Phase 2 Applications for Payment. Between the 1st and 5th day of each month during Phase 2, Contractor shall submit to Owner an Application for Payment filled out and signed by Contractor. Each Application for Payment for Phase 2 Work shall describe (a) all Milestones completed, the sum of all prior payments in respect of the Phase 2 Work made by Owner to Contractor through the last day of the prior month, (b) the amount of the Phase 2 Price Fixed Component owed to Contractor based upon the completed Milestones and the Milestone Payment Schedule to be agreed upon by the Parties as part of the Phase 1 Work and attached hereto as Appendix G (the “Milestone Payment Schedule”), (c) the amount of Craft Labor performed in the previous month including backup for the hours worked and Wage Rates , (d) the amount for any agreed Change Order work performed stating specifically the work performed and the change order supporting the payment and (e) any amount due for which payment was withheld from an earlier payment and where the cause for such withholding no longer applies.

5.2.10 Phase 2 Progress Reports. Each Application for Payment submitted by Contractor during Phase 2 must be supported by a monthly progress report in accordance with Appendix A for the month preceding the Application for Payment. Such progress report shall also include a good faith forecast of (i) the estimated Phase 2 Price Fixed Component, and Fee installments for the Phase 2 Work that Owner will be liable to pay to Contractor, and (ii) the payments to be required to be made under all of the Owner Contracts, in each case, for the 90 day period commencing with the month following the month in which the Application for Payment is submitted. It is recognized that forecasts are forward-looking projections and variances from such forecasts shall not affect Owner’s payment obligations hereunder.

5.2.11 Phase 2 Lien Waivers. With each Application for Payment for Phase 2 Work, Contractor shall deliver to Owner and any title company specified by Owner a waiver and release of Liens in the form of Appendix I-11, duly executed and acknowledged by Contractor and those Subcontractors with an aggregate contract value equal to or exceeding fifty thousand dollars ($50,000.00) in order to assure an effective release of mechanics’ or materialmen’s Liens in respect of the Phase 2 Work performed in the preceding month in accordance with the laws of the State of Louisiana. In addition, Contractor shall deliver to such title company a duly executed and acknowledged Contractor’s statement satisfying all Applicable Legal Requirements identifying each of the Subcontractors, the value of such subcontract, the amounts paid to date, and the balance of the amount due or to become due to each, and a statement that all undisputed payments then due and owing have been made to such

Red River Environmental Products EPC Agreement

Subcontractors in accordance with the terms of the applicable Contractor subcontract as of the date of such statement; provided, that Owner has made all undisputed Compensation payments for Phase 2 Work when due. Contractor shall also exercise the authority granted to it pursuant to Appendix M to obtain for Owner with each request for payment a waiver and release of Liens to the extent of such payment, as applicable, in the form of Appendix I-11, duly executed and acknowledged by each Owner Supplier in order to assure an effective release of mechanics’ or materialmen’s Liens in respect of each item of Owner Suppliers’ Scope in accordance with the laws of the State of Louisiana. If Contractor is not able to obtain such a waiver and release of Liens from any Owner Supplier, Contractor will not recommend approval of the request for payment by such Owner Supplier and Owner will be under no obligation to transfer funds to the Owner Supplier payment account in respect of such request for payment.

5.2.12 Other Documentation. Each Application for Payment for Phase 2 Work must be fully completed and also include the following in form and substance reasonably satisfactory to Owner:

(a) a duly executed Contractor’s certification stating that it has reviewed all financial information contained in the Application for Payment as true, correct and complete;

(b) a copy of all invoices pursuant to which Contractor has paid Sales Taxes for which it seeks reimbursement;

(c) information in such detail and with such backup as indicated in Appendix I so as to allow Owner to sign off on the reconciliation and verification of reimbursable costs and Change orders;

(d) such other information as may be reasonably required by Owner.

5.2.13 Failure to Comply. To the extent Contractor fails to comply with the foregoing requirements with respect to submission of documentation with the Application for Payment, Owner shall, after issuing a Notice to Contractor, be entitled to withhold an equitable portion of the payment due to Contractor up to the full Application for Payment amount.

5.2.14 Phase 2 Retainage. Contractor agrees that * of the Phase 2 Price Fixed Component shall be retained (the “Phase 2 Retainage”) by Owner out of each monthly payment for Phase 2 Work covered by the Phase 2 Price Fixed Component. Owner shall have the right to apply the Retainage so withheld to satisfy any payment obligation of Contractor under this Agreement that is not paid when due hereunder. Upon Substantial Completion, the Phase 2 Retainage shall be reduced to an amount equal to * of the value of the Punch List as determined by Owner in consultation with Contractor. This amount will be held by Owner until the Final Completion of the Work and shall be paid to Contractor with the final payment pursuant to Section 5.5.

Red River Environmental Products EPC Agreement

5.2.15 Phase 2 Compensation Inclusive. The Parties agree that the Compensation provided for in this Section 5.2 includes all amounts payable to Contractor for full and satisfactory completion of the Phase 2 Work.

5.3 Owner Supplier Payments. Invoicing for and payments to Owner Suppliers under Owner Contracts shall be handled by the Parties in accordance with Appendix M.

5.4 Owner Review. Without prejudicing Owner’s other rights under this Agreement, for purposes of determining the amount of payment to which Contractor is entitled in respect of an Application for Payment, Owner shall promptly notify Contractor concerning any invoiced amount or portion thereof that is in dispute (including where Owner contends that there is a deficiency with respect to such Application for Payment and/or the accompanying documentation) and of the basis for such dispute as soon as reasonably practicable with the objective of allowing time for the Parties to resolve such Dispute prior to the date on which payment on the disputed matter would otherwise be due. It is understood by Contractor that Owner’s determination under this Section 5.4 may be made in conjunction with the Financing Parties, and the approval by the Financing Engineer may be required prior to payment.

5.5 Payment Due Dates. Except with respect to those amounts which may have been disputed in good faith by Owner in accordance with Section 5.4, Owner shall make full payment of the monthly amounts invoiced by Contractor pursuant to Section 5.1 and Section 5.2 such that payment is received by Contractor in immediately available funds by the last Business Day of the month in which the Application for Payment was submitted, except as provided in Section 5.2.5.

5.6 Final Payment.

Upon Final Completion, Contractor shall submit a final Application for Payment and supporting documentation, which shall set forth all amounts due and remaining unpaid to it and otherwise complying with the requirements of this Agreement, accompanied by (i) a full Lien waiver and release from Contractor that is applicable to all of the Work, conditioned solely on receipt of such final payment, and (ii) a full lien release and waiver from each Subcontractor for all Work performed under a Contractor Subcontract or Owner Subcontract with an aggregate value equal to or exceeding fifty thousand dollars ($50,000.00), in each case, in the forms attached hereto as Appendix I-11. The final Application for Payment shall also include release of all remaining Retainage that Owner is not entitled to retain pursuant to the terms of this Agreement.

Red River Environmental Products EPC Agreement

5.7 Withholding to Protect Owner from Loss.

5.7.1 Withholding. Owner may, without prejudice to any other rights Owner may have hereunder, after issuing a Notice to Contractor, also withhold all or any portion of any payment to such extent as may be necessary in Owner’s reasonable judgment to protect Owner from losses, costs, expenses or damages for which Contractor is liable due to:

(a) unpaid overdue amounts due to Owner by Contractor under this Agreement; and

(b) Contractor Liens (with respect to Liens filed by Subcontractors) for which, 20 days after having received knowledge thereof, Contractor has failed to remove the Contractor Lien or provide a Contractor Lien Bond.

5.7.2 Lien Title Indemnity. Notwithstanding Section 5.7.1, Owner shall release any payments withheld because of any Lien if Contractor obtains a Contractor Lien Bond; provided, however, other than compliance with its obligation to deliver a Contractor Lien Bond, the posting of such Contractor Lien Bond does not relieve Contractor of any other obligations (including its indemnity obligations) under this Agreement.

5.8 Delinquent Payments. Payments not made when due will bear interest from the due date thereof until the date paid at the Late Payment Rate. For the avoidance of doubt, any portion of any payment that is disputed and not paid in accordance with the provisions of this Agreement and subsequently determined to be payable on the original due date thereof will bear interest in accordance with the foregoing from the date such portion of the disputed amount was due (assuming there had been no Dispute) until the date of actual payment.

5.9 Contractor Liens. Contractor shall cause each Contractor Lien to be canceled or discharged of record or furnish Owner with a Contractor Lien Bond. If Contractor does not promptly satisfy such Contractor Lien or fails to provide Owner with a Contractor Lien Bond in lieu thereof, in any event within the period specified in Section 5.7.1(b), then Owner may, after Notice to Contractor and expiration of 10 days after Contractor’s receipt of such notice, cure or release such Contractor Lien by payment of money or otherwise, and, if Owner arranges a Contractor Lien Bond with respect to such Contractor Lien, Contractor shall reimburse Owner for the reasonable cost of arranging such Contractor Lien Bond within 30 days after a request therefor by Owner, if and to the extent that Contractor was not justified in withholding the payment underlying such Lien.

Red River Environmental Products EPC Agreement

5.10 Forecasts. Within ten days after the Phase 1 Commencement Date, Contractor shall deliver to Owner a cash flow forecast covering the period from the date of the forecast through the completion of the Phase 1 Work in the format reasonably acceptable to Owner. Contractor shall thereafter update such forecast monthly during Phase 1 Work, and as otherwise necessary, in the reasonable opinion of Owner. On or before the Phase 2 Commencement Date, Contractor shall deliver to Owner a cash flow forecast covering the period from the date of the forecast through Final Completion in the format reasonably required by owner. Contractor shall thereafter update such forecast quarterly during the Phase 2 Work. It is recognized that forecasts are forward-looking projections and variances from such forecasts shall not affect Owner’s payment obligations hereunder.

Red River Environmental Products EPC Agreement

ARTICLE 6

COMPLETION AND ACCEPTANCE OF

THE WORK

6.1 Mechanical Completion.

6.1.1 Criteria for Mechanical Completion. Each of the following conditions must be met for “Mechanical Completion” to occur:

6.1.1.1 Contractor has performed or provided: (a) the design, engineering, procurement, permitting (in respect of Contractor Permits only), construction and installation in accordance with this Agreement and manufacturer’s requirements; and (b) all of the connections of all such Equipment and Materials between and to other applicable Equipment and Materials as required by way of piping, wiring, controls, and safety systems. In addition, Contractor shall have assured that:

(i)	all such Equipment and related operating systems are individually cleaned, leak checked, lubricated and aligned in accordance with Professional Standards;

(ii)	all initial fills have been completed;

a.	all instruments are calibrated and loop checked, and to the extent possible without operating the equipment or Project, the plant control system has been verified as fully operational and ready for startup;

b.	all electrical wiring has been checked for continuity and proper termination, and meggered where applicable,

(iv)	all relays are set in their final configuration, pending operational confirmation and adjustment;

(v)	all Equipment is checked out in accordance with Professional Standards and OEM requirements;

(vi)	all ground checks are complete;

(vii)	piping and pressure vessels are hydro tested and flushed in accordance with Professional Standards or where not possible, pressure tested using procedures prepared by Contractor and approved by Owner;

Red River Environmental Products EPC Agreement

(viii)	all motor rotation checks are complete;

(ix)	all electrical devices (including the generator panels) have been energized;

(x)	the medium and high voltage connections to and from the step-up transformer to the Transmission Facilities’ dead-end structure located as provided in Appendix A have been completed, and all checks required by the utility have been completed such that back-feed can be provided;

(xi)	all electrical circuits have been checked to verify that such equipment and operating systems have been correctly installed;

(xii)	all Equipment is ready for initial operation, and may be so operated, without damage thereto or to any other property and without injury to any person;

(xiii)	the steam turbines are on turning gear and ready for commissioning and start-up;

(xv)	an initial Punch List has been provided to Owner by Contractor, and approved by Owner.

6.1.1.2 Contractor has completed the Work necessary to cause the Project to be capable of starting up safely and in accordance with Applicable Legal Requirements, OEM requirements, and Prudent Industry Practices.

6.1.1.3 Contractor has completed the training of Owner provided Personnel designated for operating and maintenance, as required by Appendix A.

6.1.1.4 A draft Project operations and maintenance manual (O&M Manual), including vendor O&M manuals related to the applicable Unit, has been provided as required by Appendix A.

6.1.2 Notice and Report of Mechanical Completion. When Contractor determines that it has satisfied the conditions for Mechanical Completion of a Unit, Contractor shall deliver written Notice of such determination (“Notice of Mechanical Completion”) to Owner in the form set forth in Appendix I-4. The Notice of Mechanical Completion will contain a certification by Contractor that it has satisfied all of the conditions for Mechanical Completion pursuant to this Section 6.1 and Appendix A.

Red River Environmental Products EPC Agreement

6.1.3 Achievement of Mechanical Completion. Within 10 Business Days of receipt of the Notice of Mechanical Completion by Owner, Owner shall inspect the Project, and/or cause the Project to be inspected by the Owner Engineer and/or Owner Agents, and by its other designees, and Owner shall either: (a) deliver to Contractor a written acceptance of Contractor’s Notice of Mechanical Completion in the form set forth in Appendix I-3 (the “Certificate of Mechanical Completion”), or (b) notify Contractor in writing that it disputes (or cannot confirm) Contractor’s certification that the conditions for Mechanical Completion have been met, stating with specificity the reasons therefor. If Owner issues the Certificate of Mechanical Completion, the date of Owner’s receipt of the Contractor’s Notice of Mechanical Completion shall be deemed the “Mechanical Completion Date”. If Owner notifies Contractor that it disputes satisfaction of the conditions for Mechanical Completion or cannot confirm Contractor satisfaction of the conditions, then Contractor shall either promptly undertake such action or Work as is necessary to meet or verify such conditions and issue another Notice of Mechanical Completion to Owner or refer the matter to dispute resolution in accordance with this Agreement. In the event Contractor prevails in the Dispute, the 10th Business Day following the date of Owner’s receipt of the then applicable Notice of Mechanical Completion will be deemed the “Mechanical Completion Date”.

6.1.4 Initial Synchronization. Contractor shall provide Owner with at least 30 days prior written Notice of the projected time or times it will attempt Initial Synchronization of the steam turbine-generator, and 48 hours prior verbal notice of the actual time or times it will attempt Initial Synchronization.

6.2 Substantial Completion.

6.2.1 Criteria for Substantial Completion. Each of the following conditions must be met for Substantial Completion to occur:

(a) Mechanical Completion has been achieved;

(b) the most recent Completed Performance Test demonstrates concurrent achievement of (A) the Net Electrical Output Target, (B) the Activated Carbon Compliance Requirement, (C) the Environmental Compliance Requirement, (D) passage of the Reliability Test, all as more particularly set forth in Appendix C and (E) compliance with all Applicable Legal Requirements applicable to Contractor under this Agreement and necessary for the Project to be capable of operations in compliance therewith as applicable and in accordance with Appendix C, all as more particularly set forth in Appendix C;

Red River Environmental Products EPC Agreement

(c) during the Completed Performance Test, (1) the Project, its individual components, systems, subsystem and Equipment were not operated outside their designed continuous rated limits, (2) only the normal contingent or operating personnel performing their anticipated normal operations and maintenance activities were required to operate and maintain the Project during the conduct of such Completed Performance Test and (3) no temporary or special equipment that is not part of the Work was required to conduct or complete such Completed Performance Test;

(d) there are no Liens (except those for which a Contractor Lien Bond has been provided in accordance with the terms of this Agreement) resulting from the actions or failure to act of Contractor, its Personnel or any of the Owner Suppliers, other than Liens resulting from the failure of Owner to pay all amounts due to Contractor and/or Owner Suppliers in accordance with the terms of this Agreement;

(e) Contractor has provided to Owner special tools and spare parts identified by Owner after review of the special tools and supplier recommended spare parts list provided by Contractor pursuant to Appendix A. Special tools may be reconditioned subject to Owner approval;

(f) the final Project operations and maintenance manual and all other Submittals required to be submitted prior to or as a condition of Substantial Completion have been provided.

(g) Contractor has completed all Work on or with respect to the Project so that the Project is capable of being operated in the normal course of business in accordance with the operating procedures set forth in the Project operations and maintenance manual and Prudent Industry Practices, except for any remaining items set forth in the Punch List;

(h) Contractor and Owner have agreed on the final Punch List and the value of the components of Work reflected thereon;

(i) Contractor has obtained all Contractor Permits required for Substantial Completion; and

(j) Contractor has completed the training of Owner-provided personnel pursuant to Appendix A.

Red River Environmental Products EPC Agreement

6.2.2 Notice and Report of Substantial Completion. When Contractor determines that it has satisfied the conditions for Substantial Completion in accordance with Section 6.2.1, Contractor shall deliver a Notice of such determination (“Notice of Substantial Completion”) to Owner in the form set forth in Appendix I-4. The Notice of Substantial Completion will contain a certification by Contractor that it has satisfied all of the conditions for Substantial Completion pursuant to this Section 6.2 and a report with sufficient detail (including preliminary laboratory results sufficient for a reasonable person to conclude that there is a high probability that the final laboratory results will confirm that the applicable conditions of Substantial Completion have been achieved) to enable Owner to determine whether Contractor has achieved such requirements.

6.2.3 Achievement of Substantial Completion. Within 10 Business Days of receipt by Owner and the Owner Engineer of the Notice of Substantial Completion, Owner shall inspect the Project, and/or cause the Project to be inspected by the Owner Agents, Owner Engineer and/or the Financing Engineer, and Owner shall either: (a) deliver to Contractor a written acceptance of Contractor’s Notice of Substantial Completion in the form set forth in Appendix I-3 (the “Certificate of Substantial Completion”), or (b) notify Contractor in writing that it disputes Contractor’s certification that the conditions for Substantial Completion have been met, stating the reasons therefor or cannot confirm that such conditions have been satisfied. If Owner delivers the Certificate of Substantial Completion, the date of the Certificate of Substantial Completion will be deemed the “Substantial Completion Date” provided, however that for the purposes of any Contractor delay damages for failing to cause the Substantial Completion Date to occur prior to the Required Substantial Completion Date, such damages shall cease to accrue on the date Owner receives the Notice of Substantial Completion upon which the Substantial Completion Date is ultimately achieved. If Owner notifies Contractor that it disputes satisfaction of the conditions for Substantial Completion or cannot verify such satisfaction, then Contractor shall either promptly undertake such action or Work as is necessary to meet such conditions or verify satisfaction of such conditions and issue another Notice of Substantial Completion to Owner or refer the matter to dispute resolution in accordance with this Agreement. In the event Contractor prevails in the Dispute, the date of Owner’s receipt of the then applicable Notice of Substantial Completion will be deemed the Substantial Completion Date of such Unit.

If Owner fails to respond to a Certificate of Substantial Completion within such 10 Business Day period and subsequently disputes that Substantial Completion has been achieved, Owner shall waive any Late Substantial Completion Damages, if any, that would have otherwise accrued for the number of days equal to the number of days by which Owner’s response was delayed.

Red River Environmental Products EPC Agreement

6.2.4 Care, Custody and Control During Dispute Resolution Regarding Substantial Completion. In the event of a Dispute regarding whether Substantial Completion has been achieved, Owner may elect to either take care, custody and control of the Project or have Contractor retain care, custody and control of the Project. If the Dispute is resolved in favor of Contractor determining that Substantial Completion was achieved and Owner has elected to have Contractor retain care, custody and control of the Project, then Substantial Completion will be deemed to have occurred on the date on which Owner received Contractor’s then applicable Notice of Substantial Completion; provided, however, turnover of the care, custody and control of the Project to Owner will occur on the Business Day following the day on which the Dispute is resolved. If the Dispute is resolved in favor of Owner, Contractor shall (i) provide Owner with a Recovery Plan for achievement of Substantial Completion, and (ii) if Owner has taken care, custody and control of the Project, return care, custody and control of all or the incomplete portions of the Project, in Owner’s discretion, to Contractor until it satisfies the conditions for Substantial Completion and Owner issues the Certificate of Substantial Completion in accordance with Section 6.2.3.

6.3 Creation of Punch Lists.

6.3.1 Project Punch List. When Contractor believes that a system is ready for commissioning and startup, Contractor shall prepare and deliver to Owner an initial list setting forth (a) all those certain minor, non-safety items that do not impact the performance (including reliability, activated carbon output, electrical power output or heat rate, operability, safety or mechanical or electrical integrity) of the Project or compliance with Applicable Legal Requirements, including Permits, and which remain to be performed to complete the Work, (b) the proposed time limits within which Contractor will complete such remaining Work, and (c) Contractor’s plan to complete such Work on or before the Target Final Completion Date. Upon its receipt of such list, Owner shall review the same and notify Contractor of any proposed revisions thereto. Such list shall be subject to additions and deletions as systems are added or completed, or as defects are identified by the Parties. Owner’s Authorized Representative and Contractor’s Authorized Representative shall then meet, consult in good faith and, prior to the Substantial Completion Date, agree upon the final list and plan, including the approved time limits within which Contractor shall perform such remaining Work and the value of the items of Work described therein (the “Punch List”). Once the items on the Punch List have been identified, Contractor shall promptly begin working on the items thereon. The plan for completing the Work specified in the Punch List may be amended by Contractor at any time prior to Final Completion upon Notice to Owner to reflect the progress of completing such Work; provided, however, any such amendment to the plan must reasonably provide for the completion of all such Work by the Target Final Completion Date. The review and comment by Owner or its representatives of any matter relating to the Punch List will not relieve Contractor of its obligations under this Agreement.

Red River Environmental Products EPC Agreement

6.4 Transfer of Possession and Control to Owner.

6.4.1 Possession and Control. On or before the Substantial Completion Date, Contractor and Owner shall agree upon a schedule of the dates and times, if any, when Contractor will require a partial or complete shut down of the Project or the imposition of operating restrictions on the Project in order to complete the Work (other than the Punch List) under this Agreement; provided, however, such schedule will (a) provide for such partial or complete shutdown of, or the imposition of operating restrictions on, the Project only during a scheduled outage, if any, or off-peak hours so as to accommodate Owners’ reliance on the activated carbon and electrical output from the Project, and (b) be subject to the dispatch requirements of the Transmission Provider. Subject to Section 6.2.4, on the Substantial Completion Date or the date of termination of this Agreement, if earlier, Owner shall take and thereafter be solely responsible for the care, custody, control, operation, and maintenance of the Project. Following transfer of possession and control of the Project to Owner, Contractor (and its Subcontractors and the Owner Suppliers) will have reasonable access to the Project consistent with the schedule established in accordance with, and the other requirements of, this Section 6.4 and the cooperation of Owner as necessary for Contractor to complete any Work still remaining to be performed hereunder, including the Punch List items. Following issuance of the Certificate of Substantial Completion to Owner, Contractor shall comply with health, safety and security rules of Owner supplied reasonably in advance (including permit-to-work procedures and requirements), which will be consistent with Prudent Industry Practices, regarding activities at the portion of the Project and the Project Site so transferred and shall coordinate its activities at such portion of the Project and the Project Site with any other Person performing work, operation, maintenance or other activities at such location.

6.5 Final Completion.

6.5.1 Criteria for Final Completion of the Project. Each of the following conditions must be met for “Final Completion” to occur:

(a) the Substantial Completion Date has occurred;

(b) the Completed Reliability Test demonstrates that the Project Reliability Requirement has been achieved in accordance with the requirements of Appendix C and Applicable Legal Requirements ;

(c) all Late Substantial Completion Damages and Performance Damages which have been incurred have been paid by Contractor to Owner;

Red River Environmental Products EPC Agreement

(d) Contractor has completed all Work and other obligations (except obligations requiring future performance (e.g., warranty Work)), including all Punch List items in accordance with this Agreement;

(e) Contractor has provided all Submittals as required under this Agreement; and

(f) Contractor has delivered to Owner all required final Lien waivers and releases related to the Work as required under Section 5.2.10.

6.5.2 Notice and Report of Final Completion. When Contractor determines that it has satisfied the conditions for Final Completion in accordance with Section 6.5.1, Contractor shall deliver a Notice of such determination (“Notice of Final Completion”) to Owner in the form set forth in Appendix I-4. The Notice of Final Completion will contain a certification by Contractor that it has satisfied all of the conditions for Final Completion pursuant to this Section 6.5 and a report with sufficient detail to enable Owner to determine whether Contractor has achieved such requirements with respect to the Project.

6.5.3 Achievement of Final Completion. Within 10 Business Days of receipt of the Notice of Final Completion by Owner and the Owner Engineer, Owner shall inspect the Project and/or cause the Project to be inspected by the Owner Engineer, Owner Agents, and/or the Financing Engineer, and Owner shall either: (a) deliver to Contractor a written acceptance of Contractor’s Notice of Final Completion in the form set forth in Appendix I-3 (the “Certificate of Final Completion”), or (b) notify Contractor in writing that it disputes Contractor’s certification that the conditions for Final Completion have been met, or stating that it cannot confirm such satisfaction, stating with specificity the reasons therefor. If Owner issues the Certificate of Final Completion, the date of Owner’s receipt of the Notice of Final Completion will be deemed the “Final Completion Date.” If Owner notifies Contractor that it disputes satisfaction of the conditions for Final Completion or cannot confirm such satisfaction, then Contractor shall either promptly undertake such action or Work as necessary to meet such conditions or verify satisfaction thereof and issue another Notice of Final Completion to Owner or refer the matter to dispute resolution in accordance with Article 17. In the event Contractor prevails in the Dispute, the date of Owner’s receipt of the then applicable Notice of Final Completion shall be deemed the Final Completion Date.

Red River Environmental Products EPC Agreement

ARTICLE 7

PERFORMANCE TESTING

7.1 Performance Tests. After Mechanical Completion, Contractor shall perform, and re-perform if necessary, the Performance Tests. All Performance Tests will be conducted in accordance with the requirements of this Agreement and the applicable testing requirements specified in Appendix C.

7.2 Notice to Owner. Contractor shall give Owner and the Owner Engineer at least 10 Business Days’ advance Notice of the date on which Contractor intends to commence the initial Performance Tests to determine Substantial Completion. Thereafter, Contractor shall give Owner and the Owner Engineer at least 5 Business Days’ advance Notice of all subsequent Performance Tests, (other than for the Reliability Test), unless a shorter notice period is agreed to in advance and in writing by Owner. Contractor shall notify Owner and the Owner Engineer of such Performance Tests so that they may be present or represented to witness and monitor all aspects of such tests.

7.3 Completed Performance Test.

7.3.1 Certain Performance Tests. After Contractor has completed Performance Tests demonstrating compliance with all Performance Test requirements and Project performance necessary to achieve Substantial Completion, it shall give Notice to Owner and the Owner Engineer that it nominates such Performance Tests as a “Completed Performance Test.” Such Notice will be accompanied by a preliminary test report for such Completed Performance Test as soon as reasonably practicable but in no event more than 24 hours after the completion of such Completed Performance Test (or as soon thereafter as such reports are first available to Contractor) providing a summary of the Performance Tests on which it is based and including all raw data taken during such Performance Tests, and a final test report within 30 days thereafter. A Final Completed Performance Test report must be delivered to Owner in accordance with Appendix C. Contractor shall include sufficient results of testing in the preliminary test report to allow Owner to reasonably determine that there is a high probability that the final test results will confirm that the applicable conditions of Substantial Completion have been achieved. As soon as practicable, but in any event within 10 Business Days after receipt of Notice by Owner and the Owner Engineer, Owner shall give Notice to Contractor either concurring with, indication it cannot confirm concurrence, or rejecting the Completed Performance Test report and stating its reasons for such Notice, as the case may be. Such procedure shall be repeated until Contractor submits a Notice demonstrating Project performance necessary to achieve Substantial Completion or Final Completion, as applicable. Subject to Article 17, if Contractor’s Notice of a Completed Performance Test is rejected by Owner, such test shall not constitute a Completed Performance Test.

Red River Environmental Products EPC Agreement

7.3.2 Reliability Test. After Contractor believes that the Reliability Requirement has been achieved, it shall give Notice to Owner and the Owner Engineer of its belief and the specific TBD hour period of Project performance upon which it bases its belief (such period to constitute the “Reliability Test”). Such Notice will be accompanied by a final test report which shall include both the raw data on which the report is based and Contractor’s analysis of such data. As soon as practicable, but in any event within 5 Business Days after receipt of Notice by Owner and the Owner Engineer, Owner shall give Notice to Contractor either concurring with, or rejecting, the report and stating its reasons for rejection of such Notice, as the case may be. Such procedure shall be repeated until Contractor submits a Notice demonstrating Project performance necessary to achieve the Reliability Requirement. Subject to Article 17, if Contractor’s Notice of a Reliability Test is rejected by Owner, such test shall not constitute a Reliability Test.

7.3.3 Individual Test Reports. After Contractor has completed any Performance Test, it shall provide to Owner a preliminary test report for each such test as soon as reasonably practicable but in no event more that 24 hours after the completion of such test (or as soon thereafter as such reports are first available to Contractor) providing a summary of such test and including all raw data taken during such test and, if Contractor believes such test has been passed, a final test report within 30 days thereafter. If Contractor believes such test has been passed, Contractor shall include sufficient results of such testing in the preliminary test report to allow Owner to determine that there is a high probability that the final test results will confirm that such test has been passed. Contractor shall not be required to provide an individual test report (preliminary or final) pursuant to this Section 7.3.3 if the results of such test are, at the same time, to be included in the reports to be provided by Contractor pursuant to Section 7.3.1.

7.4 Repetition of Tests. (a) If a Performance Test is not conducted in accordance with the requirements of this Agreement or fails to demonstrate that the Project meets or exceeds the Performance Requirements required for Substantial Completion, then Contractor shall, as part of the Work, (a) promptly take all actions necessary to correct any deficiencies in order to cure such failure, and (b) re-perform the Performance Tests as many times as required until achievement of the applicable Performance Requirements is demonstrated pursuant to this Agreement, subject, when applicable, to the determination pursuant to Section 8.2.1 to add Buydown Amounts to the Total Installed Cost.

(b) If a Change Event causes a failure to pass a Performance Test, then Contractor work will be reimbursed on a time and materials basis for the conduct of a re-test.

Red River Environmental Products EPC Agreement

7.5 Re-Setting of Project. Promptly after the completion of any Performance Test, Contractor shall perform whatever Work is necessary, including re-setting of equipment (to the extent settings were allowed to be changed during any Performance Test) and repairs of damage or modifications caused by testing, to ensure that the normal operating control settings and configurations for the Project are maintained.

7.6 Operation of the Project. In the event that either (i) Contractor has not conducted a Performance Test within thirty (30) days after the “Mechanical Completion Date” or (b) a Performance Test has been conducted within such time but the requirements of Sections 6.2.1 (b) and (c), above, have not been met, then Owner shall have the right to operate and maintain the Project prior to completion of the Performance Test to produce activated carbon and electricity for the benefit of Owner, subject to the following conditions:

(a)	All costs of such operation and maintenance that would be borne by Owner after Final Completion (including but not limited to costs of supplies, feed stock, chemicals, fuels and lubricants, operating personnel, overhead, debt service, taxes and transportation) shall be borne by Owner during this period of interim operation and maintenance, and

(b)	This right of Owner shall not operate to, or be construed to, delay, limit, prevent or in any way impede Contractor’s right to control the Project in order to conduct additional Performance Tests at its discretion.

Red River Environmental Products EPC Agreement

ARTICLE 8

PERFORMANCE AND COMPLETION

REQUIREMENTS, LATE SUBSTANTIAL

COMPLETION DAMAGES AND BONUS

AMOUNTS

8.1 Performance and Completion Requirements.

8.1.1 Performance Requirements. The Project shall meet the Performance Requirements described in Sections 8.1.1.1 through 8.1.1.7 when tested pursuant to a Completed Performance Test performed in accordance with the requirements of Appendix C and the other provisions of this Agreement and Applicable Legal Requirements. In addition to the foregoing, the Project must be capable of continuous commercial operations in compliance with Applicable Legal Requirements. The Levels of Performance Requirements shall be established by Phase 1 Work.

The Requirements set forth in Sections 8.1.1.1 through 8.1.1.7 are the “Performance Requirements”.

8.1.1.1 Activated Carbon Throughput Minimum. The Activated Carbon Throughput from the Project will not be less than [            ] tons/day, when corrected to Design Conditions (the “Activated Carbon Production Requirement”)]

8.1.1.2 Activated Carbon Quality Specification. The Activated Carbon produced from the Project will be of a quality at least as good as the specifications set forth in Appendix R (the “Activated Carbon Specification Requirement”).

8.1.1.3 Limestone Consumption Requirement. Limestone consumption will not result in a Ca/S ratio in excess of [            ], when corrected to Design Conditions (the “Limestone Consumption Requirement”).

8.1.1.4 Net Electrical Output Requirement. The Net Electrical Output from the Project will not be less than [            ] kilowatts, when corrected to Design Conditions (the “Net Electrical Output Requirement”).

8.1.1.5 Environmental Compliance Requirement. The Project will comply with all requirements of the emissions table set forth in Appendix C (the “Environmental Compliance Requirement”).

Red River Environmental Products EPC Agreement

8.1.1.6 Noise Level Requirements. The Project will comply with the noise limitations and requirements set forth in Appendix C and Applicable Legal Requirements.

8.1.1.7 Reliability Requirement. Contractor shall perform the Work with the objective that actual Project Reliability will be              percent (        %) as determined in accordance with the TBD Reliability Test performed on or before the Substantial Completion Date (the “Reliability Requirement”).

8.1.2 Required Substantial Completion Date. Contractor shall perform the Work with the objective that the Substantial Completion Date for the Project will occur on or before the Early Required Substantial Completion Date.

8.1.3 Target Final Completion Date. Contractor shall perform the Work with the objective that Final Completion of the Project will occur on or before the Target Final Completion Date.

8.2 Late Substantial Completion Damages and Buydown Amounts.

8.2.1 Late Completion Liquidated Damages. If Substantial Completion does not occur on or before the Required Substantial Completion Date, Contractor shall pay liquidated damages to Owner for such delay for each and every day that elapses between the Required Substantial Completion Date and the date on which Substantial Completion occurs (“Late Substantial Completion Damages”). The per-day Late Substantial Completion Damages payable pursuant to this Section shall be $              per day [less net income from product generated by the Project after deducting all costs, including the full amount of Owner’s carrying and other cost for debt, such net income calculated on a daily basis] provided if the Activated Carbon Production Requirement has been achieved and the Project is operated so as to produce activated carbon in an amount at least equal to such Requirement level on such day, then the Late Substantial Completion Damages for such day shall be reduced to $            . Notwithstanding the payment of Late Substantial Completion Damages, Contractor shall continue to expeditiously perform, repair, replace and fix the Work until Substantial Completion is achieved. The Parties agree that it would be extremely difficult and impracticable to determine precisely the amount of actual damages that would be suffered by Owner as a result of Contractor’s failure to achieve the applicable Required Substantial Completion Date. The Parties further agree that the Late Substantial Completion Damages are a fair and reasonable substitute therefor. The Parties agree that each is estopped to argue the invalidity, unenforceability or otherwise question the reasonableness of the Late Substantial Completion Damages, as they represent the allocation of risk between the Parties and the basis of the bargain. Late Substantial Completion Damages will not

Red River Environmental Products EPC Agreement

(i) limit Contractor’s liability for its failure to perform any of its other obligations hereunder, including Defects in the Work, or its obligations to achieve Final Completion, or (iii) limit Owner’s remedies for Contractor’s failure to perform any of its other obligations hereunder. Liquidated Damages are understood to be an estimate of actual damages and not a penalty, and to represent Contractor’s sole liability and Owner’s sole remedy for the deficiency specifically giving rise to the Liquidated Damages liability.

8.2.2 Late Substantial Completion Damages. In the event that a failure to achieve Substantial Completion by the Required Substantial Completion Date is attributable (in whole or in part) to one or more Owner Supplier(s), Contractor shall give notice to Owner to that effect (together with reasonable supporting documentation) and Contractor shall assist Owner in recovering the applicable Late Substantial Completion Damages from the responsible Owner Supplier(s) under the terms of the Owner Contract(s) in question.

8.3 Early Substantial Completion Bonus. If the Substantial Completion Date occurs before the Required Substantial Completion Date, then Contractor will earn a bonus equal to $             per day for each day by which the Substantial Completion Date is earlier than the Required Substantial Completion Date (the “Early Substantial Completion Bonus Amount”); provided, however, that the maximum amount of the bonus payable by Owner pursuant to this Section 8.3.1.1 shall be $            .

Red River Environmental Products EPC Agreement

ARTICLE 9

THE WARRANTY PERIODS

9.1 General Warranty of Work, Materials and Equipment. Contractor hereby warrants to Owner that:

(a)	the Work will be designed, furnished and performed (i) in accordance with Professional Standards, and (ii) in compliance with the provisions of this Agreement and all Applicable Legal Requirements in effect on the Effective Date or, in respect of the Work described in a Change Order, the date of such Change Order;

(b)	the Work will be free from Defects in workmanship and material; and

(c)	all Contractor Equipment and Materials provided by Contractor will be new and unused at the time of their delivery to the Project Site, except reconditioned special tools approved by Owner as provided in Section 6.2.1(e).

9.2 Owner Supplier Work. Until Substantial Completion, Contractor shall:

(a)	assist Owner in enforcing Owner’s warranty rights under Owner Contracts and managing the warranty response by Owner Suppliers; and

(b)	perform such construction, disassembly and testing and related services as are necessary to complete warranty repairs or corrections of defects manifest in Owner Suppliers’ Scope under the Owner Contracts.

9.3 Nonconforming Work. During the applicable Warranty Period, Owner, Owner Agents, Owner’s Authorized Representative, and/or other Persons that Owner has given Contractor Notice that such Persons are authorized by Owner to act on its behalf (“Owner Authorized Parties”), to the extent of their authority, shall have the authority to require Contractor to re-perform, repair or replace any Work (including Contractor Equipment and Materials) that does not conform to the requirements of Section 9.1 (“Warranty Defect”), including the obligation to perform any Work or activity necessary to access the Work to be re-performed, repaired or replaced and any Work or activity necessary to recover, finish or otherwise cover and return to full operating status the Work to be re-performed, repaired or replaced; provided, however, neither the identification of a Warranty Defect nor any decision made by Owner in good faith either to exercise or not to exercise their rights under this Article 9, will give rise to any duty or responsibility of Owner.

Red River Environmental Products EPC Agreement

9.4 Contractor’s Warranty Work. If Owner gives Contractor Notice of a Warranty Defect during the applicable Warranty Period, Contractor shall, at its sole expense, promptly (consistent with the access provided by Owner) correct such Warranty Defect by repair or replacement at Contractor’s sole option, which repair or replacement will include all access and restoration Work associated therewith. To the extent that correction of the Warranty Defect involves the re-performance, repair, re-supply or replacement of any item supplied or performed pursuant to an Owner Contract, Contractor shall assist Owner in procuring such re-performance, repair, re-supply or replacement by the Owner Supplier and the costs incurred by Owner on account thereof to correct such Warranty Defect will be added to the Total Installed Cost. The plan for the repair or replacement of a Warranty Defect shall be made in consultation with Owner and Contractor shall schedule any Work in respect of the Warranty Defect during off-peak hours consistent with (a) Owner’s operating requirements so as to minimize, to the maximum possible extent, loss of production or use of any portion of the Project. Contractor shall use commercially reasonable efforts to conduct its Work associated with a Warranty Defect on a timely basis (inclusive of overtime) if Owner reasonably determines that an expedited schedule is necessary to avoid or minimize the effects on activated carbon production. Except as provided above and subject to Section 9.12, Contractor shall bear all costs and expenses associated with correction of any Warranty Defect notified to Contractor during the applicable Warranty Period. Such costs shall include the costs of necessary disassembly, transportation, reassembly, retesting, reworking, repair, or replacement of such Warranty Defect, engineering, and the costs of testing reasonably required to verify that the repaired or replaced Work conforms to the applicable Warranties and the requirements of this Agreement. Contractor shall collect and assemble all warranty documents and deliver them to Owner prior to the expiration of the applicable Warranty Period or termination of this Agreement, whichever is earlier. Any repair and replacement performed by Contractor pursuant to this Article 9 shall constitute Work and the provisions of this Article 9 apply to such Work.

9.5 Warranty Periods.

9.5.1 Duration. The “Warranty Period” commences on the Substantial Completion Date and expires on the second anniversary of the Substantial Completion Date. If any Work is required to be repaired, replaced, or otherwise corrected pursuant to this Article 9, the Warranty Period for such repaired, replaced or corrected Work will be 2 years from the date that such repair, replacement, or correction is completed; provided, however, in no case will the Warranty Period for such repaired, replaced or corrected Work extend beyond the 4th anniversary of the Substantial Completion Date.

Red River Environmental Products EPC Agreement

9.5.2 Transfer. Upon the earlier of (a) the termination of this Agreement, or (b) the end of the Warranty Period, Contractor shall, promptly and without any other obligation on the part of Owner, transfer to Owner all Subcontractor warranties that extend beyond the applicable Warranty Period under this Article 9. Prior to transferring the extended warranties to Owner, Contractor shall maintain and enforce such warranties and shall not materially modify or amend such warranties without the prior written consent of Owner, which may be withheld for any reason.

9.6 Subcontractor Warranties. Contractor shall use its commercially reasonable efforts to obtain other warranties, including additional and extended warranties, for the benefit of Contractor and Owner from Subcontractors in relation to their respective portions of the Work. Copies of all such warranties obtained by Contractor shall be provided to Owner promptly upon execution of the applicable Contractor Subcontract by Contractor. Such warranties will be written to survive Contractor’s tests, inspections and approvals and will be assignable, as provided in the next sentence, to Owner without Subcontractor’s consent. On the earlier of (a) the Substantial Completion Date or (b) the termination of this Agreement, Contractor shall assign to Owner any Subcontractor warranty for Work or Equipment provided by Contractor hereunder.

9.7 Root Cause Repairs. If there are 2 or more failures of any component during the Warranty Period (either original or as may be extended as a result of failures during the original Warranty Period), then, at the request of Owner, Contractor shall perform a root cause analysis investigation of such failures and, if such investigation (a) reveals a Warranty Defect, make such repairs, replacements or adjustments necessary to correct the Warranty Defect; or (b) reveals a defect in Owner Suppliers’ Scope (“Owner Supplier Defect”), provide the assistance described in Section 9.2 on a cost reimbursable basis in respect thereof if requested by Owner. As requested by Owner, Contractor shall submit, as part of its root cause analysis investigation and report, all design and performance calculations related to such component failure. IF SUCH FAILURE IS CAUSED BY A DEFECT IN OWNER SUPPLIER’S SCOPE, ALL COST ASSOCIATED WITH THE ROOT CAUSE ANALYSIS SHALL BE REIMBURSABLE TO CONTRACTOR.

9.8 Cure Rights of Owner for Breach of Warranty. Promptly upon receipt by Contractor of Notice from Owner identifying a Warranty Defect (which period will be as short as possible, but in no event longer than 2 Business Days if the Project is forced out of service or is operating on a restricted basis), Contractor shall give Notice to Owner of when and how such Warranty Defect will be remedied; provided, however, that Contractor will conduct its cure activities in a commercially reasonable and prompt manner; provided, further, in cases of imminent danger to life or property or forced outage of the Project, Contractor shall make best efforts to remedy such Warranty Defect as soon as possible, taking into consideration mobilization to the Project Site and availability of Contractor Personnel. If Contractor does not begin and diligently proceed to complete said remedy within the time period specified in the corrective approach, Owner after Notice to Contractor, shall have the right to perform or to have performed by third parties the necessary remedy, and the costs thereof (including a warranty thereon) shall be borne by Contractor; provided, that any such warranty Work performed by a third party shall no longer be subject to the provisions of Section 9.1.

Red River Environmental Products EPC Agreement

9.9 Title to Warranty Work. Title to all Contractor Equipment and Materials provided in performing warranty Work, including all repairs, replacements and corrections, will pass to Owner immediately upon the inclusion thereof into the Project and otherwise will be subject to the provisions of Section 2.5.1.

9.10 Exclusions. The warranty set forth in Section 9.1 will not apply to Defects in, damage to or breakdown of the Project after care, custody and control has been turned over to Owner in accordance with this Agreement to the extent such Defect, damage or breakdown is caused by:

(a)	Owner’s failure to operate or maintain the Project in accordance with Prudent Industry Practices;

(b)	Owner’s failure to give Contractor Notice of a Warranty Defect actually known to Owner promptly after its discovery by Owner;

(c)	continued operation of the Project following identification of the Defect, to the extent such continued operation exacerbates the Defect or creates additional Defects that require warranty Work;

(d)	normal wear and tear; or

(e)	Owner’s denial of Contractor’s reasonable request for access to the Defect for the performance of Contractor’s warranty obligations, such access to be consistent with Project operations and Prudent Industry Practices.

(f)	Exclusions contained in purchase documents of Contractor’s equipment vendors that are approved by Owner.

9.11 Primary Liability. Subject to Section 9.10(f) above, Contractor has primary liability with respect to the warranties set forth in Section 9.1 of this Agreement, whether or not any Defect or other matter is also covered by a warranty of a Subcontractor, and Owner needs only look to Contractor for corrective action. The refusal of a Subcontractor or other third party to correct defective Work will not excuse Contractor from its liability as to the warranties provided herein.

Red River Environmental Products EPC Agreement

9.12 General Limitations on Warranties and Remedies. THE REMEDIES PROVIDED IN THIS ARTICLE 9 ARE THE EXCLUSIVE REMEDIES OF OWNER AND THE SOLE OBLIGATION AND LIABILITY OF CONTRACTOR ARISING OUT OF CLAIMS FOR WARRANTY DEFECTS OR DEFECTS IN THE WORK IDENTIFIED AFTER THE SUBSTANTIAL COMPLETION DATE FOR THE APPLICABLE UNIT. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 9, CONTRACTOR DOES NOT MAKE ANY OTHER EXPRESS WARRANTIES, OR ANY IMPLIED WARRANTIES, OF ANY KIND WHATEVER RELATING TO THE WORK TO BE SUPPLIED BY CONTRACTOR UNDER THIS AGREEMENT OR TO THE FACILITY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, CUSTOM OR USAGE OR OTHERWISE.

Red River Environmental Products EPC Agreement

ARTICLE 10

CHANGES

10.1 Changes. Without invalidating this Agreement, by issuance of a written order, in the form set forth in Appendix I-5, (each such order, a “Change Order”) (a) changes to the Work or the Project may be made, including any addition to, deletion from, suspension of or other modification to the quality, function or intent of the Work or the Project, and (b) to the extent specifically provided for in this Article 10, adjustments may be made to the Project Schedule (including the Target Contract Dates), Performance Targets, the Phase 2 Price, the Milestone Payment Schedule or the other obligations or liabilities of the Parties under this Agreement (all of the foregoing, “Changes”). Changes may only be authorized by Change Orders issued in accordance with this Article 10; provided, however, Contractor shall not be required to make any Change that (a) requires it to perform Work that is not rationally or functionally related to the Work described in this Agreement on the Effective Date, or (b) requires Contractor to transport and dispose of Owner Hazardous Substances for which Owner is responsible under this Agreement. Except for an emergency in which imminent harm to Persons or damage to property can only be avoided by proceeding with a Change without approval by Owner, in no event shall Contractor unilaterally undertake a Change until (i) a Change Order has been approved by Owner, or (ii) if a disagreement exists with respect to a proposed Change Order as described in Section 10.2.2, Contractor has received Notice from Owner to proceed under protest.

10.2 Procedure for Changes.

10.2.1 Changes Initiated by Contractor. Within 10 Business Days after Contractor becomes aware of any circumstances, including Change Events, which Contractor has reason to believe may necessitate a Change, Contractor shall issue to Owner a “Change Order Request.” All Change Order Requests will include, to the extent then reasonably available (and thereafter promptly updated as information becomes available) to provide, documentation sufficient to enable Owner to determine: (a) the factors necessitating the possibility of a Change; (b) the impact the Change is likely to have on the Phase 2 Price Fixed Component; (c) the impact the Change is likely to have on the timely achievement of the Project Schedule (including the Required Contract Dates, as applicable); (d) the impact the Change is likely to have on the Craft Labor Hour Target, (e) the impact the Change is likely to have on the Phase 2 Price Reimbursable Component, (f) the impact the Change is likely to have on any of the other obligations or liabilities of the Parties under this Agreement, and (g) such other information which Owner may reasonably request in connection with such Change; provided, that the information required by clause (a) is the only essential element to be provided within the initial 10 Business Day period. Owner may, but except as provided in Section 10.3

Red River Environmental Products EPC Agreement

below will not be obligated to, issue a Change Order pursuant to a Change Order Request. Owner must provide its response to Contractor’s Change Order Request within 10 Business Days after receipt thereof. Unless otherwise stated by Owner in writing or in the case of an emergency in which imminent harm to Persons or damage to property can only be avoided by proceeding with work outside the Work, any work outside the Work described in this Agreement performed by Contractor prior to its having received an executed Change Order from Owner will be considered unauthorized work and will be at Contractor’s sole risk and expense. In no event will a Recovery Plan or other document or Submittal constitute a Change Order under this Agreement, unless such document is clearly titled a “Change Order” and otherwise satisfies all of the requirements of a Change Order under this Article 10.

10.2.2 Changes Initiated by Owner. If Owner desires to make a Change constituting a modification to the quality, function, intent or scope of the Work (including aspects of the Work relating to the operation or care, custody and control of the Project), it shall submit a “Change Order Notice” to Contractor. Contractor shall promptly review the Change Order Notice and provide Notice to Owner of the estimated cost to develop the Change Order, which Notice will be accompanied with reasonable supporting documentation. Within 10 Business Days (or if 10 Business Days is not reasonably adequate, then as promptly thereafter as practicable) after Owner and Contractor agree to the cost of developing the Change Order estimate, Contractor shall provide Owner with Notice of the options for implementing the proposed Change (including, if possible, any option that does not involve an extension of time or additional cost) and the estimated effect(s), if any, that each such option would have on the Performance Requirements, Phase 2 Price Fixed Component, Craft Labor Hour Target, Phase 2 Price Reimbursable Component, the Milestone Payment Schedule, the Project Schedule (including the Required Contract Dates), and any of the other obligations or liabilities of the Parties under this Agreement. The timing of Work to be performed pursuant to a Change directed by Owner must be consistent with resources available to Contractor. Based upon such information, Owner may, but will not be obligated to, issue a Change Order making a Change based upon such Change Order Notice. If Owner and Contractor cannot promptly reach agreement on the matters listed in the Change Order Notice, or cannot agree that the matters under discussion constitute a Change, Owner may, at its sole discretion, order Contractor by Notice to promptly proceed to complete the Change in accordance with Owner’s interpretation of the matter under Dispute. Contractor may refuse to implement a Change ordered pursuant to this Section 10.2 only if such Change (a) would constitute a violation of Applicable Legal Requirements, (b) requires Contractor to perform Work that is not rationally or functionally related to the Work, or (c) requires Contractor to transport and dispose of Hazardous Substances for which Owner is responsible under this Agreement.

Red River Environmental Products EPC Agreement

10.3 Change Events. Except as otherwise provided herein, if and to the extent that:

(a)	a Force Majeure event or Change of Law (other than any Excluded Change of Law);

(b)	a suspension of the Work in accordance with this Agreement (for an improperly issued stop work order);

(c)	adverse impact on the Work pursuant to Section 2.2.13.3 or Section 3.9, other than for a Hazardous Substance for which Contractor is responsible;

(d)	a delay or other adverse impact arising from a discovery pursuant to Section 2.5.5;

(e)	a delay or failure of Owner or an Owner supplier to perform its obligations in accordance with this Agreement or an Owner Contract (except in either case to the extent such delay or failure is attributable to Contractor or Subcontractors). This provision applies, without limitation, to Owner Contracts assigned for management to Contractor;

(f)	a change in Owner’s policies and procedures after Substantial Completion that adversely affect the performance of the Work;

(g)	any Separate Contractor of Owner, any of the Engineers, or any other designee or invitee of Owner performing work on the Project Site fails to comply with the reasonable coordination requirements Contractor is entitled to impose under this Agreement, causing a material interference with the performance of the Work, except to the extent such interference results from the fault of Contractor or its Subcontractors;

(h)	Owner’s direction to Contractor to make an award to a local supplier pursuant to Section 2.8.7 which award causes (i) a delay or (ii) a cost differential when compared to the cost that would have been incurred had the award been made to the supplier recommended by Contractor;

(i)	delay in issuance of the Phase 2 Notice to Proceed after *;

(j)	a delay or other net impact on Contractor resulting from a change order executed or option exercised under an Owner Contract, except to the extent arising from failure of Contractor (or its Subcontractors) to perform obligations in accordance with this Agreement;

(k)	a delay or other adverse impact on Contractor resulting from Owner’s exercise of its right to prevent the specific exercise of Contractor’s authority under Appendix M, except to the extent attributable to the fault of Contractor or its Subcontractors;

Red River Environmental Products EPC Agreement

(l)	an Owner Test Interruption occurs.

(each, a “Change Event”), causes Contractor to suffer a delay in the critical path of the Work, increases Contractor’s costs in performing the Work or otherwise increases the costs of the Project, impacts the ability of the Project to achieve the Performance Requirements, or adversely impacts Contractor’s ability to perform any of its other material obligations under this Agreement, then Owner shall, by Change Order, equitably adjust the Target Contract Dates in accordance with Section 10.4, equitably increase the Phase 2 Price Fixed Component in accordance with Section 10.5, equitably adjust the Milestone Payment Schedule, equitably increase the Fee (to the extent permitted by Section 5.1.4), and/or equitably adjust the Performance Requirements or other obligations of Contractor so adversely impacted.

10.4 Changes Involving Schedule Extensions. To the extent that Contractor demonstrates that a Change (or the Change Event necessitating a Change) as described in Section 10.2.2 or Section 10.3 will delay the achievement of the Target Completion Dates, then Owner shall cause a Change Order directing such Change (or resulting from such Change Event) to equitably extend the Target Contract Dates to account for the delay in the critical path of the Work.

10.5 Changes to the Phase 2 Price Fixed Component. In the event a Change Order or Change Event under Article 10 increases or decreases the cost of the Work or the cost of the Project, subject to Contractor’s reasonable efforts to mitigate the impact of such event, an equitable adjustment shall be made to the Phase 2 Price Fixed Component.

10.6 Continued Performance Pending Resolution of Disputes. Notwithstanding and pending resolution of any Dispute with respect to a Change, Contractor shall proceed on a time and materials basis, upon receipt of Notice from Owner, with the performance of any Change Order issued by Owner. If Owner and Contractor cannot reach agreement on the schedule adjustment or estimated cost of the Change within a reasonable period (not to exceed 15 days after Contractor is ordered to proceed under protest) either Party may submit the matter for dispute resolution pursuant to Article 17.

10.7 Options for Implementing Changes. Whenever there are different possible Changes that can be made in response to a Change Event and those Changes have different effects on the Project Schedule (including the Target Contract Dates), Phase 2 Price Fixed Component, the Craft Labor Hour Target, the Phase 2 Price Reimbursable Component, Performance Requirements or other

Red River Environmental Products EPC Agreement

obligations or liabilities of the Parties under this Agreement, then Owner may in its sole discretion (but consistent with the objective of achieving the lowest Total Installed Cost) select from among such Changes, with the concomitant adjustments to the Project Schedule (including the Required Contract Dates), Phase 2 Price Fixed Component, the Craft Labor Hour Target, the Phase 2 Price Reimbursable Component, and Performance Requirements and other obligations or liabilities of the Parties under this Agreement in accordance with this Article 10.

10.8 Documentation. All claims by Contractor for adjustments to the Phase 2 Price Fixed Component, the Craft Labor Hour Target, the Phase 2 Price Reimbursable Component, the Fee, Performance Requirements, Project Schedule (including the Required Contract Dates) and/or other obligations or liabilities of the Parties under this Agreement as a result of any Change shall be supported by verifiable detailed documentation provided to Owner.

Red River Environmental Products EPC Agreement

ARTICLE 11

FORCE MAJEURE

11.1 Force Majeure Event. As used in this Agreement, an event of “Force Majeure” will mean any event that: (a) prevents or hinders the affected Party (the “Affected Party”) from performing its obligations under this Agreement or complying with any conditions required of it under this Agreement, resulting in an actual delay in the performance of the Work, increases the cost of performing the Work, or otherwise materially and adversely affects the Affected Party’s performance hereunder, (b) is beyond the reasonable control of and not the result of the fault or negligence of the Affected Party (including such Affected Party’s Personnel), and (c) could not have been prevented by the exercise of reasonable diligence by the Affected Party or its Personnel or Subcontractors.

For purposes of clause (b) above, the following events shall, by way of example, be considered to be beyond the reasonable control of an Affected Party: acts of God, war, civil insurrection, epidemic, earthquake, tornado, quarantine, hurricane and other natural disasters, terrorism and sabotage (in each case, domestic and foreign) and the threat and results thereof, public disorder, lightning and other abnormal or severe climatic conditions, national or regional strikes or labor stoppages, strikes or labor stoppages by employees of Suppliers of Specially Manufactured Equipment, and imminent threat of any of the foregoing that could reasonably affect the safety or security of individuals on, or damage to, the Project Site.

In no instance will the following be considered events beyond Contractor’s reasonable control or constitute a Force Majeure event: (i) strikes or labor disturbances involving the Personnel of Contractor or any of its Subcontractors at the Project Site (unless such strike or labor disturbance is national or regional in nature or as otherwise provided in Section 2.17 due to actions of Owner or entities acting on its behalf), (ii) weather other than as described in the second paragraph of this Section 11.1, (iii) any delay or failure of Contractor to obtain Equipment or Materials for the Project because of the delay or failure of any Subcontractor to perform any obligation to Contractor, unless such delay or failure is caused (A) by strikes or labor stoppages by employees of the Supplier of Specially Manufactured Equipment, or (B) by an independent event of Force Majeure, (iv) the failure of or delay in delivery in the issuance of Contractor’s Permits, unless such delay or failure is caused by an independent event of Force Majeure, (v) Equipment and Materials failure, unless such failure is caused by an independent event of Force Majeure, (vi) domestic and/or foreign transportation delays, unless such delays are caused by an independent event of Force Majeure, or involve Specially Manufactured Equipment or (vii) Excluded Changes in Law.

Red River Environmental Products EPC Agreement

11.2 Burden of Proof. The burden of proof as to whether a Force Majeure event has occurred and the associated relief will be upon the Party claiming relief from such event.

11.2.1 Excused Performance. The Affected Party will not be held in default or be liable for delay or failure in performing its obligations hereunder because of a Force Majeure event if, and to the extent that (a) the Affected Party has taken reasonable alternative measures to mitigate the consequences thereof, and (b) such Force Majeure event is not the result of any failure of the Affected Party to perform any of its obligations under this Agreement; provided, however, the Affected Party gives Notice within 10 Business Days after it became aware of the occurrence of such Force Majeure event. Such Notice will, to the extent practicable, specify the nature of the occurrence, the reasons why adjustments to this Agreement should be granted, and the projected length of the delay occasioned by reason of such Force Majeure event. Within 10 Business Days after submission of such Notice, the Affected Party shall provide a more detailed Notice of the impact of the occurrence, its recovery plan (the “Preliminary Mitigation Plan”) and a more detailed estimate of the effect on this Agreement. Such Notice will be updated as soon as possible after additional information becomes available to the Affected Party. Strict compliance with this Section 11.2.1 is required.

11.2.2 Scope of Excused Performance. The suspension of performance resulting from such Force Majeure event will be of no greater scope and of no longer duration than is reasonably required by the Force Majeure event.

11.2.3 Prior Obligations and Liabilities. No obligations or liability under this Agreement that arose before the occurrence of the Force Majeure event will be excused (except to the extent adversely impacted by the Force Majeure event) as a result of the occurrence of such Force Majeure event for any period prior to the occurrence of such Force Majeure event.

11.2.4 Continued Performance. The Affected Party shall continue to perform its obligations under this Agreement to the maximum extent possible. When the Affected Party is able to fully resume performance of its obligations hereunder, the Affected Party shall give Notice to the other Party to that effect and shall promptly resume such performance.

11.2.5 No Affect on Payment Obligations. Under no circumstance will an event of Force Majeure excuse a Party’s obligations to make payments when due under this Agreement, unless such Force Majeure event results in a failure of the Federal Reserve wire system or other failure of the banking system that deprives a Party access to otherwise available funds.

Red River Environmental Products EPC Agreement

ARTICLE 12

INDEMNIFICATION

12.1 Indemnity. To the fullest extent permitted by Applicable Legal Requirements and subject to Section 12.5, Contractor hereby assumes liability for, and shall indemnify, defend and hold harmless Owner and each Owner and their respective shareholders, members, partners, Affiliates, officers, employees, representatives, agents, the Engineers, as well as the Financing Parties and their employees, officers, representatives and agents (collectively, the “Owner Indemnitees”) from and against all liability, claims, suits, actions, costs (including reasonable attorneys’ fees, charges and disbursements), expenses, damages, losses, fines, interest, penalties, assessments, judgments, demands, causes of action, and other litigation of any kind and character (collectively “Claims”) that may be imposed on, incurred by or asserted against any Owner Indemnitee to the extent arising out of (x) negligence or willful misconduct of Contractor, its Personnel or Subcontractors, and in any way relating to or arising out of:

(a)	any bodily injury (including death) to any Person;

(b)	any damage to the tangible property of third parties to the extent resulting from or in connection with the negligence or intentional misconduct of Contractor, any Subcontractor or their respective Personnel or Affiliates;

or (y) fines, penalties, and costs imposed by any Governmental Authority because of a violation by Contractor or its Subcontractors or either Contractor’s or Subcontractors’ Personnel of any Applicable Legal Requirements.

12.2 Obligations with Respect to Liens. Contractor shall indemnify, save harmless and defend the Owner Indemnitees from and against any and all Contractor Liens (excepting Liens filed by Owner Suppliers) filed in connection with the performance of the Work, except to the extent Owner has failed to pay the amount of Compensation properly due to Contractor in accordance with the terms hereof for Work in respect to which a Lien has been filed, including all costs and expenses and attorneys’ fees, charges and disbursements incurred in discharging or defending such Contractor Liens, if and to the extent that Contractor was not justified in withholding the payment underlying such Lien. Contractor shall cause such Contractor Lien to be canceled or discharged of record by the filing of a bond or otherwise or furnish Owner with a Contractor Lien Bond. If Contractor does not promptly satisfy such Contractor Lien or fails to provide Owner with a Contractor Lien Bond in lieu thereof within the period specified in Section 5.6.1(c), then Owner may, after at least 10 days prior Notice to Contractor, cure or release such Contractor Lien by payment of money or otherwise, and if Owner arranges a Contractor Lien Bond with respect to such Contractor Lien, Contractor shall reimburse Owner for the reasonable cost of arranging such Contractor Lien Bond, within 30 days after request therefor by Owner.

Red River Environmental Products EPC Agreement

12.3 Obligations with Respect to Intellectual Property. Contractor shall fully indemnify, save harmless and defend the Owner Indemnitees from and against any and all Claims for the infringement (actual or alleged) or misappropriation of any Intellectual Property, proprietary or confidentiality rights with respect to materials and information designed, specified or used by any of Contractor or Contractor’s Personnel in performing the Work or in any way incorporated in or related to the Work, unless the infringing item was specified by Owner or arises from the infringement or misappropriation of any Intellectual Property by an Owner Supplier. If, in any such Claim, a temporary restraining order or preliminary injunction is granted, then Contractor shall make every reasonable effort, by giving a satisfactory bond or otherwise, to secure the suspension of the injunction or restraining order as soon as possible. If, in any such Claim, the Project, or any part, combination or process thereof, is held to constitute an infringement and its use is enjoined, then Contractor, at Contractor’s sole option, cost and expense, shall either promptly (a) secure for Owner an irrevocable, royalty free, perpetual, non-exclusive license, at no cost to Owner, authorizing continued use of the infringing process, item or other Work without impairing the performance or operating cost of the Project, or (b) either replace the affected Work or portion, combination or process thereof with non-infringing, without impairing the performance or operating cost of the Project, components or parts or modify the same so that they become non-infringing; provided, however, in connection with any such replacement or modification, Contractor shall be responsible for any Work necessary to access the item to be replaced or modified, and any Work necessary to recover, finish or otherwise cover and return to full operating status the item to be replaced or modified and removing the item to be replaced or modified, or reinstalling the item so replaced or modified, in each case as and to the extent necessary, to fully complete the replacement or modification of such item into the Project. Furthermore, if such Claim for infringement or misappropriation threatens to affect the operation of the Project or any portion thereof in the reasonable judgment of Owner, Contractor shall promptly undertake the obligations set forth in the previous sentence. The foregoing notwithstanding, Contractor’s liability under this paragraph for infringement or misappropriation by vendors or manufacturers supplying manufactured equipment to Contractor shall be limited to the remedies for infringement or misappropriation contained in the purchase documents between Contractor and such vendor or manufacturer, so long as Contractor includes in such purchase documents an indemnity of Owner by the vendor substantially the same as the foregoing.

Red River Environmental Products EPC Agreement

12.4 Owner Indemnity. To the fullest extent permitted by Applicable Legal Requirements and Section 12.5, Owner hereby assumes liability for, and shall indemnify, defend and hold harmless Contractor and its shareholders, officers, Affiliates, employees, representatives, Subcontractors, and agents (collectively, the “Contractor Indemnitees”) from and against all Claims that may be imposed on, incurred by or asserted against any Contractor Indemnitee and in any way relating to or arising out of (x) negligence of Owner and in any way relating to or arising out of:

(a)	any bodily injury (including death) to any Person;

(b)	any property damage (except where the risk of such damages has been assumed by Contractor elsewhere herein);

(c)	either the presence of any Owner Hazardous Substances or the Release or threatened Release of any Owner Hazardous Substances, on or from the Project Site, except to the extent caused by the Release or threatened Release by Contractor, any Subcontractor or their respective Personnel or Affiliates as described in Section 2.2.13.2; or

(y) fines or penalties and the cost of any remedial requirements imposed on Contractor or its Subcontractors because of a violation by Owner or any Owner Personnel of any Applicable Legal Requirements, provided, however, Owner will not be responsible for paying any portion of a fine that is imposed upon Contractor or its Subcontractors as a result of a prior violation for which Owner was not responsible.

12.5 Notice and Legal Defense. Promptly after receipt by a Owner Indemnitee or a Contractor Indemnitee (an “Indemnitee”) of any Claim or notice of the commencement of any action, administrative or legal proceeding, or investigation in connection with an actual or potential Claim as to which any indemnity provided for in this Article 12 or Section 2.2.13.2(d) may apply, the Indemnitee shall give Contractor or Owner, as the case may be, Notice of such fact; provided, however, the failure to give such Notice will not relieve the indemnifying Party of its obligations to indemnify the Indemnitee, except to the extent that the indemnifying Party is materially and adversely affected thereby. The indemnifying Party shall assume on behalf of the Indemnitee, and conduct with due diligence and in good faith, the defense thereof with counsel reasonably satisfactory to the Indemnitee; provided, further, the Indemnitee shall have the right to be represented therein by counsel of its own selection and at its own expense (such expense not to be subject to indemnification hereunder); provided, further, if the defendants in any such action include both the indemnifying Party and the Indemnitee, and if the Indemnitee has reasonably concluded that there may be legal defenses available to it that are different from, additional to or inconsistent with those available to the indemnifying Party, then the Indemnitee will have the right to select separate counsel to participate in the defense of such action on its own behalf. The indemnifying Party shall consult with each Indemnitee throughout the pendency of the Claim regarding the investigation, defense, settlement, compromise, trial, appeal or other

Red River Environmental Products EPC Agreement

resolution thereof, and without the prior consent of each Indemnitee, the indemnifying Party shall not enter into any settlement of any Claim that would lead to liability, constitute an admission of liability, dismiss a Claim without prejudice, or create any financial or other obligation on the part of any such Indemnitee for which such Indemnitee is not entitled to indemnification hereunder.

12.6 Failure to Defend Action. If any Claim arises as to which any indemnity provided for in this Article 12 or Section 2.2.13.2(d) may apply, and the indemnifying Party fails to assume the defense of such Claim with reasonable promptness after the receipt by the indemnifying Party of notification thereof, then the Indemnitee against which the Claim is made, instituted or commenced may, at the indemnifying Party’s expense, contest, or settle, such Claim, providing the indemnifying party with reasonable advance notice of any settlement decision. All costs and expenses incurred by the Indemnitee in connection with any such contest, settlement or payment may be deducted from any amounts due to the indemnifying Party under this Agreement, with all such costs in excess of the amount deducted to be reimbursed by the indemnifying Party to the Indemnitee promptly following, but not later than 15 days following, the demand therefor.

12.7 No Limitation to Workers’ Benefits. In any and all Claims against any Indemnitee by any employee of a Party or its Personnel, the indemnification obligations under Article 12 (except Sections 12.1(a) and 12.4(a)) shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Party under workers’ or workmen’s compensation acts, disability benefit acts or other employee benefit acts.

12.8 Limitation on Indemnification. In no event shall the indemnification provisions of this Article 12 or Section 2.2.13.2(d) require an indemnifying Party to provide indemnification under this Agreement for any Claim, loss, liability or other damage incurred by an Indemnitee to the extent caused by the negligence or misconduct of such Indemnitee or to the extent such indemnification is prohibited under Applicable Legal Requirements.

Red River Environmental Products EPC Agreement

ARTICLE 13

REMEDIES AND TERMINATION

13.1 Termination for Convenience. Owner shall have the right, in its sole discretion, to terminate this Agreement, including portions of the Work to be performed by Contractor hereunder, in each case for its sole convenience (without necessity of giving a reason to Contractor), at any time upon 2 Business Days’ prior written Notice thereof to Contractor. In the event of any termination for convenience by Owner pursuant to this Section 13.1 and compliance by Contractor of its obligations under Sections 13.1.2, 13.4.1 (as applicable) and 13.4.3 in connection with such termination, Contractor shall be relieved of its obligations and liability under this Agreement with respect to the portion of this Agreement or Work so terminated from and after the date of such termination.

13.1.1 Termination Payment. If this Agreement is terminated under Section 13.1, then, subject to Sections 13.1.1, 13.1.2, 13.4.1 (as applicable) and 13.4.3, as Contractor’s sole and exclusive remedy hereunder, (a) Contractor will be entitled to payment of (i) the unpaid Time and Materials Costs incurred or Phase 2 Price Fixed Component earned through the effective date of termination, (ii) all cancellation charges necessarily incurred by Contractor in relation to its Subcontractors, (iii) an amount equal to other reasonable termination-related actual costs necessarily incurred by Contractor, including its obligations under this Article 13, (iv) reasonably incurred actual costs of demobilization, and (v) Sales Taxes properly paid by Contractor for which it has not been reimbursed (the “Termination Payment”). The Acceptable Letter of Credit provided to Owner pursuant to Section 5.2.7 shall be released by Owner on or before the 5th day following the effective date of the termination (to include a termination under Section 13.5). Contractor shall calculate amounts due pursuant to this Section 13.1.1, which amounts will be subject to audit by Owner. Notwithstanding a termination hereunder, the Parties shall remain liable to each other for liabilities that have accrued under other provisions of this Agreement prior to such termination, and provided, further, the Parties shall remain obligated and liable for obligations under this Agreement that by their express terms survive termination. The Parties recognize, agree and acknowledge that Owner’s termination right hereunder is a permitted action under this Agreement and not a breach hereof or a default hereunder. Payment of the Termination Payment (or any portion thereof) will be made by Owner within 30 days following an invoice therefor accompanied by reasonable documentation in support thereof.

13.1.2 Termination Obligations. The following shall be obligations of Contractor in connection with any full or partial termination of this Agreement: (a) Contractor’s execution and delivery of all documents and taking reasonable steps, including the assignment of Contractor’s contractual rights, as Owner may require, for the purpose of fully vesting in Owner all right, title

Red River Environmental Products EPC Agreement

and interest of Contractor in and to all Subcontracts which Owner elects to assume, warranties, guarantees, Work and other agreements pertaining to the Work that Owner elects to assume; provided, however, such Work, upon transfer, will not be subject to Article 9, (b) Contractor’s execution and delivery (and using reasonable commercial efforts to cause Subcontractors and Owner Suppliers to execute and deliver) to Owner of all waivers and releases, in form and substance reasonably acceptable to Owner, required to establish that the Project and the Project Site, and any and all interests, estates or improvements related thereto, are free from any and all Liens arising out of or in connection with performance by Contractor, any Subcontractor or any Owner Supplier so terminated, but only to the extent that (i) Contractor (or, in the case of any Owner Contract, an Owner Supplier) has been paid for such work in accordance with the terms of this Agreement or with respect to Owner Suppliers, funds to enable Contractor to make payments to such Owner Suppliers have been deposited into the Owner Supplier Payment Account as required hereunder, and (ii) only with respect to the portion of the work so terminated, (c) Contractor’s prompt delivery to Owner of any other information reasonably requested by Owner, and (d) Contractor’s removal from the Project Site of all of Contractor’s waste, debris, Personnel and property of Contractor (except as provided in Section 13.4.1).

13.1.3 Termination Due to Force Majeure. Either Party shall have the right to terminate this Agreement at any time by giving Notice thereof to the other Party if the Work is suspended for more than 360 days due to Force Majeure, with such termination being handled under this Section 13.1.

13.2 Termination Upon Contractor Event of Default. If a Contractor Event of Default occurs, then Owner may, without prejudice to any other right or remedy Owner may have under this Agreement, at any time terminate this Agreement, such termination becoming effective as provided in Section 13.4.3. For purposes hereof, a “Contractor Event of Default” shall occur if:

(a)	Contractor abandons or suspends progress of the Work for more than 10 days for any reason other than Force Majeure or as otherwise permitted by this Agreement;

(b)	Contractor assigns or attempts to assign its rights or obligations under this Agreement or any part thereof to any Person without the prior written consent of Owner;

(c)	a Contractor Act of Bankruptcy occurs;

(d)	Contractor does not perform any of its material obligations under this Agreement;

(e)	Contractor fails or refuses to comply with any Applicable Legal Requirements applicable to Contractor under this Agreement, which failure or refusal could result in a material adverse effect on Owner, the Work or the Project;

Red River Environmental Products EPC Agreement

(f)	any representation or warranty made by Contractor herein or in any Application for Payment or other document submitted to Owner under this Agreement is false in any material respect when made;

(g)	Contractor fails or refuses to pay any amount that is due to Owner under this Agreement within 30 days after receipt by Contractor of Notice from Owner stating that unless the delinquent amount is paid within 30 days after this demand the failure will constitute a Contractor Event of Default;

(h)	Contractor does not obtain and maintain the insurance required of it pursuant to Section 2.9; provided, however, if Contractor’s failure to maintain such insurance is caused by the bankruptcy of a carrier providing its insurance, without limiting Owner’s rights to procure insurance pursuant to Section 2.9, a Contractor Event of Default pursuant to this clause will not occur if Contractor’s failure is rectified within 7 Business Days of such failure; or

(i)	Contractor fails or refuses or is unable at any time during the course of the Work, except in the event of Force Majeure event or during a suspension of the Work for reasons that give Contractor the right under this Agreement to so suspend the Work, to provide or implement a Recovery Plan required hereunder to the reasonable satisfaction of Owner;

Notwithstanding anything in this Agreement to the contrary, the events described in this Section 13.2 will not constitute a Contractor Event of Default unless and until: (i) Owner has given Notice to Contractor specifying with particularity the existence of such default which, unless cured (if a cure period applies), constitutes a Contractor Event of Default that gives Owner a right to terminate its obligations to Contractor for cause under this Section 13.2, and (ii) in the case of Sections 13.2(a), 13.2(d), 13.2(e), 13.2(f), 13.2(g) or 13.2(i) only, Contractor has failed to cure such default within 30 days after receipt of such Notice, or in the case such default cannot be cured within 30 days, has failed within 30 days to initiate and thereafter diligently and continuously pursue actions reasonably likely to cure such default within an additional 90 days.

13.3 Termination for Agreed Circumstances. Owner has the right, in its sole discretion, to terminate this Agreement or any portion hereof at any time by giving Notice thereof to Contractor upon the occurrence of any of the following events:

(a)	Final Completion does not occur within 180 days following the Target Final Completion Date; or

Red River Environmental Products EPC Agreement

(b)	Substantial Completion does not occur within 12 months following the Contractual Required Substantial Completion Date; or

(c)	Contractor is not obligated to pay amounts otherwise owed to Owner hereunder due to its limitation on liability set forth in Section 16.1 and the Project is more than [180] days behind Schedule.

13.4 Consequences of Termination; Actions upon Termination.

13.4.1 Assumption and Succession. Upon any termination pursuant to this Article 13, in addition to any other rights or remedies that Owner may have under this Agreement, Owner may at its option elect to: (a) assume responsibility for and take title to and possession of the Project and any or all work, Materials or Equipment remaining at the Project Site that are part of the Work, Construction Aids and any and all other Materials or Equipment located outside the Project Site that are part of the Work, with suitable compensation therefor; provided, however, such Work, upon transfer, will not be subject to Article 9, and (b) succeed to the interests of Contractor in any or all Subcontracts (including leases). Upon termination of this Agreement by Owner in accordance with Article 13, if requested by Owner, Contractor shall (a) withdraw from the Project Site, and (b) as requested by Owner in writing, assign one or more of its Subcontracts to Owner or any designee of Owner; provided, however, such assignee assumes the obligations of Contractor thereunder and Contractor is relieved of liability thereunder for work performed, services rendered and obligations incurred after the date of assumption of such subcontract by Owner, and (c) turn over to Owner any Submittals prepared prior to such termination and any Materials, Equipment, and any other designs, purchase orders prepared or ordered prior to such termination, and any tools, schedules, computer files and drawings (in native or original format) that are part of the Work, with suitable compensation therefor (to the extent not previously paid but subject to Section 13.4.2). Owner may employ any other Person (hereinafter, a “Replacement Contractor”) to finish the Work in accordance with the terms of this Agreement by whatever method that Owner may deem expedient. In addition, Contractor shall not remove any Equipment, Materials or tools that (a) have been fabricated especially for or are unique to the Project, (b) are incorporated in or are attached to, or are intended to be incorporated in or attached to, the Project, (c) constitute temporary or permanent scaffolding or supporting elements for the construction of the Project, or (d) the removal of which could damage the Project or any portion thereof then constructed, or otherwise materially adversely affect or delay the construction, use or maintenance of the Project, with suitable compensation therefor (to the extent not previously paid but subject to Section 13.4.2). Contractor shall not have any further responsibility therefor upon such termination.

Red River Environmental Products EPC Agreement

13.4.2 Completion of the Work. In the event of any termination for a Contractor Event of Default, Owner may, at its option and at its expense, finish the Work by whatever method Owner reasonably deems expedient, provided that, as Contractor’s sole liability on account of such termination, Contractor shall be liable to Owner for the reasonable costs of cover and transitioning the Work to the Replacement Contractor. Owner shall be entitled to withhold payments which Contractor determines are due to it prior to the date of termination, along with other amounts for which Contractor is entitled to compensation under Section 13.4.1, until completion of the Work and determination by Owner that Contractor is entitled to such payments. Any amounts not paid hereunder if ultimately due shall bear interest at the Late Payment Rate. Owner may in its discretion employ the Replacement Contractor to finish the Work by whatever method or means Owner in its discretion may deem expeditious; provided, however, the balance of Work will be completed utilizing reasonable methods of construction management and construction consistent, to the maximum feasible extent, with the Project Schedule and as otherwise provided herein. In the event that any termination of this Agreement by Owner because of a Contractor Event of Default pursuant to Section 13.2 is later adjudicated to have been improper, then Contractor shall be entitled to recover such amounts as Contractor is entitled to under Section 13.1.

13.4.3 Actions Upon Termination. Upon receipt of Notice from Owner of termination of this Agreement pursuant to either Section 13.1, Section 13.2 or Section 13.3, Contractor shall: (a) cease performance of the Work to the extent directed by Owner in the Notice and complete necessary demobilization in connection with such termination, (b) take all actions that Owner may direct, for the protection and preservation of the Work and the Project (in whatever stage of completion), (c) transition the administration of the Owner Contracts to Owner, (d) enter into no further Subcontracts related to the Project or the Work, and (e) at Owner’s instruction, assign its rights under any or all Subcontracts to Owner or Owner’s designee. In addition, upon any such termination of this Agreement, Contractor shall be relieved of its obligation for performance under any Subcontracts assigned to Owner or its designee for work performed, services rendered or materials or equipment supplied after the effective date of such assumption. The effective date of any termination of this Agreement pursuant to this Article 13 shall be the date established in the Notice of such termination delivered by the Party exercising its termination right hereunder.

13.5 Owner Monetary and Non Monetary Defaults.

13.5.1 Non-Payment. If Contractor has not received any undisputed payment due it hereunder within 10 days after Contractor has provided Notice to Owner of its failure to make the specified payment when due and owing or if a Owner Act of Bankruptcy occurs, then Contractor may stop Work until such Owner default is cured, at which time Contractor shall

Red River Environmental Products EPC Agreement

re-commence performance of the Work in a timely fashion. If Contractor has not received any undisputed payment within 30 days after the date such payment is due or if a Owner Act of Bankruptcy continues for more than 30 days, then Contractor may terminate this Agreement upon providing Notice of termination to Owner. In the event of such termination, Contractor shall receive compensation in accordance with Section 13.1.1 (together with any payment that has accrued but has not been paid to it under this Agreement as of the date of such termination) as its sole remedy and the exclusive damages resulting from such termination.

13.5.2 Non-Monetary Default. If any Owner Event of Default (other than a payment default as described in Section 13.5.1 above) occurs, then (a) to the extent such Owner Event of Default materially and adversely affects Contractor’s ability to achieve any of the Target Contract Dates, increases Contractor’s cost to perform the Work or otherwise adversely affects the provisions of this Agreement, Contractor, if it so requests, shall be entitled, and Owner shall execute, a Change Order as provided in Section 10.3, (b) Contractor shall be entitled to any other right or remedy permitted under this Agreement (other than termination if such Owner Event of Default can be fully cured by a Change Order issued in accordance with Article 10 and in compliance with Applicable Legal Requirements) as a result of such Owner Event of Default, and (c) Contractor shall be entitled to suspend its performance of the Work, such suspension to become effective upon Owner’s receipt of Notice thereof from Contractor. “Owner Events of Default” shall occur if:

(a) Owner fails or refuses to comply with any Applicable Legal Requirements under this Contract, which failure or refusal results in a material adverse effect on Contractor;

(b) any representation or warranty made by Owner herein or in any other document submitted to Contractor under this Agreement is false in any material respect when made;

(c) Owner fails to perform any of its material obligations under this Agreement;

(d) a Owner Act of Bankruptcy occurs;

(e) Owner fails to maintain insurance required hereunder;

(f) Owner makes an assignment in violation of the provisions hereof; or

(g) the Owner Guaranty fails to be in full force and effect.

Red River Environmental Products EPC Agreement

Notwithstanding anything in this Agreement to the contrary, the events described in the definition of an Owner Event of Default will not constitute a Owner Event of Default, unless and until: (i) Contractor has given Notice to Owner specifying with particularity the existence of such default that, unless corrected (if a cure period applies), constitutes an Owner Event of Default, and (ii) in the case of Sections 13.5.2(a), (b), (c), or (h), such default has not been cured within 30 days after receipt of such Notice, or in the case that such default cannot be cured within 30 days, Owner has not within 30 days initiated or caused to be initiated and thereafter diligently pursued actions reasonably likely to cure such default within an additional 90 days; provided, however, if the event described in Section 13.5.2(h) occurs and Owner has not provided the reasonable evidence therein required within 10 days of Notice by Contractor, Contractor may suspend performance of the Work until such evidence is provided or it has the right to terminate upon Owner’s failure to cure as hereinbefore provided.

13.6 Duty to Mitigate Damages. Each Party shall have the duty to mitigate damages to it arising from any default hereunder by the other Party.

Red River Environmental Products EPC Agreement

ARTICLE 14

SECURITY

14.1 Guarantees. Owner shall furnish to Contractor the Owner Guaranty on the Effective Date. Contractor shall furnish to Owner the Contractor Guaranty, a Performance Bond in the principal amount equal to the total Phase 2 Compensation (“Contractor Security”) prior to the issuance of the Phase 2 Notice to Proceed. The Owner Guaranty shall remain in effect until Owner has fully performed all of its obligations to Contractor under this Agreement. The Contractor Security shall remain in effect until Contractor has fully performed all of its obligations to Owner under this Agreement.

14.1.1 The Contractor’s Performance Bond shall be in the face amount of                  Dollars ($        ) and the Contractor’s Payment Bond shall be in the face amount of                  Dollars ($        ). Contractor shall maintain Performance Bonds and Payment Bonds for each of its Subcontractors in the amount of that portion of Subcontractor’s work that is are attributable to the Contractor’s entire scope of Work.

14.1.2 The Payment and Performance Bonds of the Contractor and each such Subcontractor shall also meet the following requirements:

a. Comply with Applicable Legal Requirements,

b. Be executed to and for the benefit of the Owner and the Contractor as co-obligees with the Owner having the exclusive first right to all such benefits over that of the Contractor. The Contractor, at its sole cost and expense, may proceed against Subcontractors’ Payment and Performance Bonds without being required to secure the Owner’s consent but shall deposit all proceeds it receives thereof in the appropriate fund account established to reflect the Owner’s exclusive first rights and shall notify the Owner of any actions taken against the issuing sureties. The Owner shall give Notice to the Contractor of the fund into which such proceeds shall be deposited.

c. Secure such entity’s performance of its scope of Work in the time and manner prescribed in, as applicable, this Agreement or the Subcontractor’s or Subcontractors’ contract(s) with the Contractor, and

d. be and provide that it is unconditionally assignable to the Owner and (iv) be maintained throughout the period of Contractor’s performance of its obligations under the Contract, including any warranty periods.

e. be substantially in the form attached hereto as Appendix I-9.

Red River Environmental Products EPC Agreement

14.1.3 No Subcontractor shall perform any Work unless and until its Payment and Performance Bonds are filed with the Contractor, together with an executed copy to the Owner.

14.1.4 The Contractor’s Payment and Performance Bonds shall remain effective until the Final Completion Date unless this Agreement is terminated earlier in accordance with its terms. In the event that any Payment or Performance Bond will expire pursuant to its terms prior to the Final Completion Date, it must be renewed no later than 90 days prior to its scheduled expiration. All renewals of the Payment and Performance Bonds shall be filed with Contractor, together with an executed copy to the Owner. The Contractor shall cause the applicable Subcontractor(s) to maintain its/their Payment and Performance Bonds until the completion of each such applicable Subcontractor’s obligations, including any warranty period under their contracts with the Contractor.

14.1.5 The Payment and Performance Bonds shall be underwritten by a surety authorized to do business in the State of Louisiana and otherwise acceptable to the Owner; provided, however, that the surety shall be rated as “A” or better by S&P or rated as “A3” or better by Moody’s and have an A.M. Best rating of “A” or better and Class XII or higher as to financial size category.

14.1.6 If the surety for a bond is declared bankrupt, becomes insolvent, has its right to do business in the State of Louisiana terminated or it ceases to meet the requirements described above, the Contractor and, as applicable, the Subcontractor, shall, within 30 Days thereafter, substitute other Payment and Performance Bonds, subject to Owner approval that such substitute bonds satisfy the security requirements above.

14.1.7 The Payment and Performance Bonds shall expressly state that it includes the obligation of Contractor to pay delay damages to Owner in the event such damages become due and owing under the terms of this Agreement. All Payments and Performance Bonds required to be secured and maintained under this Section 14.2 shall specify that such bonds shall be subject to and governed by Louisiana law.

Red River Environmental Products EPC Agreement

ARTICLE 15

REPRESENTATIONS AND WARRANTIES

15.1 Representations and Warranties of Contractor. Contractor hereby represents and warrants to Owner as follows:

(a) Due Organization of Contractor. Contractor is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization, as applicable, and has all requisite corporate power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in the State of Louisiana and in any other jurisdiction in which the transaction of its business makes such qualification necessary;

(b) Due Authorization of Contractor; Binding Obligation. Contractor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Contractor have been duly authorized by all necessary action on the part of Contractor. This Agreement has been duly and validly executed and delivered by Contractor and, assuming due execution and delivery by Owner, constitutes the legal, valid and binding obligation of Contractor enforceable against Contractor in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights in an action (whether considered in an action at law or in equity) generally, or (ii) general equitable principles (whether considered in any action at law or in equity);

(c) Non-Contravention. The execution, delivery and performance of this Agreement by Contractor and the consummation of the transactions contemplated hereby do not and shall not contravene the governing documents of Contractor and do not and shall not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Contractor is a party or by which it or any of its properties is bound or affected;

(d) Regulatory Approvals. All governmental or other authorizations, approvals, orders or consents required in connection with the execution, delivery and performance of this Agreement by Contractor have been obtained or shall be obtained in due course; and

Red River Environmental Products EPC Agreement

(e) Intellectual Property. Contractor has the right to grant all of the Intellectual Property rights it has purported to grant under this Agreement.

15.2 Representation and Warranties of Owner. Owner hereby represents and warrants to Contractor as follows:

(a) Due Organization of Owner. Owner is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in the State of Louisiana;

(b) Due Authorization of Owner; Binding Obligation. Owner has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement by Owner have been duly authorized by all necessary limited liability company action on the part of Owner. This Agreement has been duly and validly executed and delivered by Owner and, assuming due execution and delivery by Contractor, constitutes the legal, valid and binding obligation of Owner enforceable against Owner in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights in an action (whether considered in an action at law or in equity) generally, or (ii) general equitable principles (whether considered in any action at law or in equity);

(c) Regulatory Approvals. All governmental or other authorizations, approvals, orders or consents required in connection with the execution or delivery of this Agreement by Owner have been obtained; and

(d) Non-Contravention. The execution, delivery and performance of this Agreement by Owner and the consummation of the transactions contemplated hereby do not and shall not contravene the certificate of formation or limited liability company agreement of Owner and do not and shall not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Owner is a party or by which it or any of its properties is bound or affected.

Red River Environmental Products EPC Agreement

ARTICLE 16

LIMITATIONS OF LIABILITY

16.1 Aggregate Limitation of Contractor’s Liability for Liquidated Damages. To the fullest extent permitted by Applicable Legal Requirements, Contractor’s overall cumulative liability for liquidated damages to Owner arising under Section 8.2 will in no event exceed an amount equal to * of the Target Total Work Cost, and Owner releases Contractor from, and waives all right of recovery against Contractor for, any damages beyond such limit of liability for defaults specified in Section 8. 2.

16.2 Consequential Damages. In no event will either Party (or its Affiliates, or any Owner) be liable to any other Party, Affiliate, or to any Owner or to Contractor’s Subcontractors for any special, incidental, indirect, exemplary, punitive, or consequential costs or damages of any nature (including damages from the use of or loss of any facility, equipment or property; loss of anticipated profits or revenues; loss of opportunity; loss of productivity; loss of shop space; claims of customers; costs of obtaining or maintaining loans; or loss of goodwill). The foregoing limitation is not intended to limit a Party’s liability to any Person indemnified under this Agreement for claims of a third party. The Parties agree that any Late Substantial Completion Damages, and Bonus Amounts as provided under this Agreement or the direct damages of Owner or any Owner payable by Contractor in connection with termination of this Agreement because of a Contractor Event of Default will not be considered “special, incidental, indirect or consequential” costs or damages under this Section 16.2.

16.3 Overall Limitation of Liability. The total aggregate liability of the Contractor to the Owner, Lenders, or any other party claiming through either of them hereunder on claims of any kind in any way arising out of the Work or Contractor’s alleged breach of this Agreement, shall in no case exceed an amount equal to * of the Contract Price for amounts expended on rework, repair, replacement or other modifications and additional work to correct defects or errors for which Contractor is financially responsible under the terms of the Contract, provided that such limitation of liability shall not apply to or limit Contractor’s liability:

(a)	for any loss, claim or damage suffered or sustained due to willful misconduct of the Contractor or any Subcontractor;

(b)	for any indemnity obligation of Contractor under Article 12 ;

(c)	with respect to any claims against the Owner by any Subcontractor of the Contractor; and

Red River Environmental Products EPC Agreement

(d)	for any failure of Contractor to obtain or maintain the insurance required under Article 2.9 hereof

16.4. Application. Limitations and waivers of liability, releases from liability and exclusive remedies provided for herein will be applicable, valid and enforceable irrespective of whether any claim or liability is based on breach of contract, breach of warranty, indemnity, tort (including negligence) or any other legal theory, and benefits thereof will extend to each Party and its members, officers, directors, Affiliates and Personnel. This paragraph shall survive the completion or any termination of this Agreement.

Red River Environmental Products EPC Agreement

ARTICLE 17

DISPUTE RESOLUTION

17.1 Dispute Resolution Between the Parties.

17.1.1 Cooperation. Owner and Contractor desire that this Agreement operate between them fairly and reasonably. If any disputes, differences, or questions (collectively, “Disputes”) arise between the Parties in respect of this Agreement or the subject matter hereof, representatives of the Parties shall cooperate, in good faith, to attempt to amicably resolve the Dispute. If any Party believes that such representatives will not be able to resolve the Dispute, such Party may invoke the further dispute resolution procedures of this Section 17.1 and of Section 17.2.

17.1.2 Management Discussions. If representatives of the Parties cannot resolve a Dispute within 15 days, each Party shall prepare a written statement of its position and deliver it to the other Party within 10 days after the expiry of the initial 15 day period, and one or more senior officers from each Party shall meet in person within 15 days in an effort to resolve the Dispute. If the senior officers of either Party determine at any time that the Dispute cannot be resolved without referral of the Dispute to an independent third party, such Party shall notify the other Party that it wants to submit the Dispute to mediation or arbitration in accordance with Sections 17.1.3 or 17.2, respectively; provided, however, no Party shall seek arbitration of any Dispute until a period of at least 20 days has elapsed since the Dispute was referred to such senior officers, without a resolution having been reached. The pendency of a Dispute shall not delay progress of the Work or relieve either Party from its duty to perform its obligations under this Agreement.

17.1.3 Voluntary Mediation. If a Dispute cannot be resolved by the Parties pursuant to Sections 17.1.1 or 17.1.2, the Parties shall endeavor to resolve such Dispute by mediation which, unless a Party objects to mediation by giving Notice to the other Party prior to commencement of the mediation, shall be a condition precedent to arbitration. Unless the Parties mutually agree otherwise, mediation shall be in accordance with the then-current Construction Industry Mediation Rules of the American Arbitration Association. Requests for mediation shall be filed in writing with the other Party and with the American Arbitration Association.

Red River Environmental Products EPC Agreement

17.2 Arbitration.

17.2.1 Rules and Arbitrators. All Disputes that cannot be resolved by the Parties pursuant to Section 17.1 shall be exclusively and finally settled by self-administered arbitration with 3 arbitrators conducted in accordance with the then current Construction Industry Arbitration Rules of the American Arbitration Association or any successor thereto (the “Rules”), except as modified herein. Each Party to the arbitration shall select one arbitrator and the 2 arbitrators selected by the Parties shall select a third arbitrator within 15 days. If the 2 arbitrators fail to reach agreement on the third arbitrator within such time limit, either Party may initiate the selection of the third arbitrator by resort to the American Arbitration Association. In any proceeding conducted under this Section 17.2 by the American Arbitration Association, (a) no discovery shall be allowed with respect to appointment of an arbitrator and limited discovery shall be allowed with respect to disqualification of an arbitrator, (b) the arbitration hearing may be scheduled upon not less than 10 days prior written notice to the Parties and shall not exceed 3 days in length, (c) direct testimony shall be presented by the Parties solely through written submissions, and (d) the final decision shall be rendered within 30 days of submission of the matter for arbitration.

17.2.2 Impartiality, Independence and Qualifications of Arbitrators. Each Person serving as an arbitrator (including the arbitrators selected by each Party) shall be impartial and independent third parties, shall perform his or her duties with diligence and in good faith, and have practiced law as a licensed attorney for at least 20 years and have substantial legal experience in connection with the design, construction and operation of fossil fuel-fired electric generating facilities. If a person with such expertise is not reasonably available, then an arbitrator with at least 20 years experience in the design, construction and operation of equivalent heavy industry experience (e.g. refineries, chemical facilities, etc.) may be selected. Upon objection of a Party, under the Rules, to the appointment or continued service of an arbitrator, the Parties shall attempt to reach agreement upon such disqualification and, in the absence of such agreement, shall submit the matter to arbitration in accordance with this Section 17.2 for resolution. If a Party-appointed arbitrator is disqualified, his or her replacement shall be selected by the Party appointing the original arbitrator. If the third arbitrator is disqualified, his or her replacement shall be selected in accordance with the procedure outlined in Section 17.2.1.

17.2.3 Costs and Discovery. Subject to the remaining terms of this Agreement, each Party shall bear the cost of the arbitrator which it selects and the Parties shall equally bear all other costs of arbitration, including the cost of the third arbitrator. If the arbitrators find that a frivolous claim has been pursued by a Party or a Party engages in egregious conduct, the arbitrators may award all (or any portion) of any expenses of arbitration incurred in connection with the Dispute (including attorney fees, charges, disbursements, expenses of expert witnesses and fees of the arbitrators) to the Parties in such proportion as may be determined by the arbitrators. The arbitrators may permit and/or limit the scope of discovery as may be reasonable under the circumstances. Time is of the essence in any Dispute, and the arbitrators shall be permitted to issue monetary sanctions against any Party if, upon a showing of good cause, such Party is unreasonably delaying the proceedings. Except as may be determined by the arbitrators pursuant to the second sentence of this Article 17.2.3, costs incurred by Contractor in prosecuting a dispute during Phase 1 under this Article 17 do not constitute Time and Materials Costs.

Red River Environmental Products EPC Agreement

17.2.4 Limitations. No Party shall submit a Dispute to arbitration when institution of legal or equitable proceedings based on such Dispute would be barred by the applicable statute of limitations. The arbitrators may not amend or modify this Agreement, enter an award for damages that are prohibited hereunder or limit any of the remedies set forth in this Agreement.

17.2.5 Additional Relief. Nothing in this Article 17 will preclude any Party from taking (or requesting any judicial or other authority to order) any measure in aid of arbitration prior to the commencement of or during the arbitration proceedings for the preservation of its rights and interests.

17.2.6 Venue and Timing. The arbitration shall take place in New Orleans, Louisiana, and shall be conducted in English. The arbitrators shall render their award (the “Award”) within 180 days from submission of the Dispute to arbitration. The Award shall be final and binding on the Parties hereto and non-appealable and may be confirmed and enforced in any court of competent jurisdiction, unless the Award is procured by corruption or fraud. Except as provided in this Section 17.2, each Party hereby excludes and waives irrevocably any rights or application or appeal to the courts of any jurisdiction to the fullest extent permitted by Applicable Legal Requirements. The court may correct the Award before confirmation, if (a) there was manifest error in any mathematical calculation or manifest error in the description of any Person, thing or property referred to in the Award, (b) the arbitrators exceeded their powers by including in the decision or award a matter not submitted to them and the decision or award may be corrected without affecting the merits of the decision upon the matter submitted, and (c) the Award is imperfect in a matter of form, which can be corrected without affecting the substance of the Award. If an Award is vacated, the matter will be resubmitted for resolution according to the terms of this Agreement.

17.2.7 Continued Performance. Unless otherwise agreed in writing, Contractor shall continue to perform the Work and Owner shall continue to make payments, both in accordance with this Agreement, pending the resolution of any Dispute hereunder.

17.2.8 Consolidation. The Parties agree that if a third party (including an Owner Supplier or a Subcontractor) is substantially involved in a common question of fact or law or whose presence is necessary if complete relief is to be afforded and/or inconsistent decisions are to be avoided, then, the Parties will use their respective reasonable efforts to consolidate such third party into the dispute resolution process herein contained, making such accommodating adjustments as are fair and appropriate to accommodate additional parties; provided, however, such third party has consented to such inclusion and agrees to be bound by the Award of the arbitrators.

Red River Environmental Products EPC Agreement

17.2.9 When Inapplicable. The provisions relating to mandatory arbitration will not be applicable to a claim asserted in an action in court by a person who is under no obligation to arbitrate such claim with either of the Parties to this Agreement insofar as the Parties to this Agreement may desire to assert any rights of indemnity or contribution with respect to the subject matter of such action.

17.2.10 Cross Examination. Testimony may be admitted by sworn affidavit, provided, however, the opposing Party must be given the right to cross-examine any witness whose testimony is so admitted.

17.2.11 Survival. The provisions of this Article 17 will survive the expiration or earlier termination of this Agreement.

Red River Environmental Products EPC Agreement

ARTICLE 18

CONFIDENTIALITY

18.1 Confidential Information. The Parties and Owner has a proprietary interest in information that will be furnished pursuant to this Agreement. The Parties and Owner shall keep in confidence and will not disclose any such information which in good faith is proprietary and which is specifically designated in writing as being proprietary (“Confidential Information”) without the prior written permission of the disclosing Person (the “Disclosing Party”) or use any such information for other than the purpose for which it is supplied, except as provided herein. Information relating to commercial terms of this Agreement shall also be treated as Confidential Information; provided, however, that such obligation is not intended to restrict Owner from use of the form of agreement. Each Party and Owner agrees that the other Party and Owner may disclose any Confidential Information to its or their consultants, representatives and to such other persons, including the Financing Parties and potential Owner or affiliates, as may be necessary to perform its or their obligations under this Agreement or any document related to the Project or the Financing thereof to which it is a Party or, in the case of Owner, to develop, finance or sell an interest in the Project or any entity owning an equity interest directly or indirectly in the Project. Each Party shall be responsible for requiring any third party (excluding such Party’s (or its Affiliates) officers, directors, employees and counsel who, in each case, will be informed of the requirement to comply with the terms of this Section 18.1) to which it wishes to disclose Confidential Information to enter into a confidentiality agreement on substantially the terms of this Article 18 or, in the case of Financing Parties, if a Party or Owner is unable to get any Financing Party to agree to such terms after expending a reasonable effort to do so, on reasonable terms and conditions that are customary for confidentiality agreements for similarly situated parties receiving proprietary information comparable to the Confidential Information; provided, however, if a third party (a party other than Owner, or its Affiliates, officers, directors, employees and counsel) has agreed in a writing provided to Contractor to maintain the confidentiality of Confidential Information in connection with the Project, such third party shall not be required to enter into another confidentiality agreement pursuant to this Article 18. Each Party and Owner agrees with respect to Confidential Information, to hold the same confidential for the shorter of a period of 5 years from receipt or for a period of 3 years from the earlier to occur of termination or Final Completion. The provisions of this Article 18 shall not apply

(a)	to information which the receiving Person (the “Receiving Party”) can substantiate:

(i)	was in the possession of the Receiving Party at the time it was initially furnished, without a breach of this provision;

Red River Environmental Products EPC Agreement

(ii)	is or becomes part of the public domain without a breach of this provision;

(iii)	is received from a third party who is, as far as reasonably can be determined, under no limitation or restriction regarding disclosure; or

(iv)	information the Disclosing Party authorizes the Receiving Party to describe.

Such information shall not be deemed to be within one of the foregoing exceptions if it is merely embraced by more general information available on a non-confidential basis to the Receiving Party;

(b)	to the extent that a Receiving Party is required to disclose Confidential Information pursuant to Applicable Legal Requirements (including in connection with a Financing), or uses information in connection with any legal proceeding or Dispute under Article 17 hereof; provided, however, promptly upon a Receiving Party or any Owner, as applicable, becomes aware that Confidential Information may be required to be disclosed pursuant to Applicable Legal Requirements, the Receiving Party or Owner gives notice to the other Party and, in consultation with the Disclosing Party, takes reasonable steps to make the Disclosing Party’s Confidential Information subject to reasonably available procedures for maintaining its confidentiality; or

(c)	to any Record Documents or other Submittals related to the Project to the extent disclosure thereof is reasonably necessary in connection with the design, engineering, construction, operation, maintenance, improvement, modification, expansion or other activity related to the Project; provided, however, Owner shall require the recipient of Confidential Information contained therein to maintain the confidentiality of such Confidential Information on terms substantially similar to the terms of this Article 18 and to limit use of such Confidential Information to the Project.

18.2 Publicity. Contractor agrees that all public relation matters arising out of or in connection with the Work will be the sole responsibility of Owner. Therefore, Contractor shall obtain Owner’s prior written approval of the text of any announcement, publication, technical report, article, photograph or any other media release, or general public communication concerning the Work that specifically mentions Owner or any of its Affiliates or the Project or the Project Site or any of the Financing Parties which Contractor or its Subcontractors or vendors or any of their respective Affiliates wish to release for publication. Contractor shall include in each Contractor Subcontract a provision requiring each Subcontractor to adhere

Red River Environmental Products EPC Agreement

to the requirements of this Section 18.2. Owner shall obtain Contractor’s prior written approval of the text of any announcement, publication, technical report, article, photograph or any other media release or general public communication concerning the Work that specifically mentions Contractor or any of its Affiliates which Owner wishes to release for publication.

18.3 Prior Confidentiality Agreements. The provisions of this Article 18 supersede all prior agreements (including confidentiality obligations under the Letter of Intent) between Contractor and Owner regarding the confidentiality of any information or documents regarding the Project or the matters described in this Agreement. Any such prior agreements between the Parties or their respective predecessors or Affiliates shall have no force or affect on or after the Effective Date.

18.4 Injunctive Relief. The Parties agree that both injunctive relief and monetary damages, alone or in combination, are appropriate remedies for any breach of this Agreement by the other Party, its partners, parents, subsidiaries or affiliates, or the employees, agents or consultants of any of them.

Red River Environmental Products EPC Agreement

ARTICLE 19

COST RECORDS

19.1 Records. Contractor shall maintain fiscal records, books and accounts pertaining to the Project in accordance with generally accepted accounting principles consistently applied.

19.2 Inspection of Books, Records and Audit Rights. Contractor shall keep and maintain full, complete and detailed records, books, accounts and invoices of all of its costs and expenses relating to any Application for Payment and any costs incurred or payments made by or to it pursuant to this Agreement or in connection with the Work or Statement of Owner Supplier Costs. At all times during the progress of the Work and for a period of 2 years after the Final Completion Date, or, if the Final Completion Date does not occur, for 2 years after the termination of this Agreement, Contractor shall afford Owner and its respective auditors and counsel, access at reasonable times to any of the above books and records relating to amounts paid to Contractor on the basis of its costs or damages (including indemnifications) in order to inspect, copy and audit the same or to verify compliance by Contractor with all of the terms and conditions of this Agreement; provided, however, the right to inspect, access, copy and/or audit Contractor’s books, records, invoices, and accounts shall not extend to agreed rates, agreed lump sum amounts, agreed allowances or to the internal composition of amounts (such as wage markups) expressed as a percentage of other costs.

Red River Environmental Products EPC Agreement

ARTICLE 20

MISCELLANEOUS

20.1 Authorized Representatives. In order to secure effective cooperation and to deal on a prompt and orderly basis with the various scheduling and administrative issues that may arise in connection with the rights and obligations of the Parties hereunder, each Party shall appoint its own authorized representative (“Authorized Representative”) and notify the other Party in writing of such representative’s name, address, facsimile and telephone number within 10 days after the execution of this Agreement. Either Party may, at any time, change the designation of its Authorized Representative; provided, however, such Party shall promptly notify the other Party in writing of such change. Each Party’s Authorized Representative shall be authorized to amend this Agreement (including the execution of Change Orders) on behalf of the designating Party and agree upon procedures and provide such information as is necessary for coordinating the efforts of the Parties.

20.2 Assignment/Delegation.

20.2.1 Assignment/Delegation by Contractor. Except as provided in Sections 20.2.2 or 20.17, it is expressly understood and agreed that this Agreement is personal to each of the Parties hereto, and that neither Party shall have the right, power or authority to assign or delegate its rights or obligations under this Agreement or any portion thereof, either voluntarily or involuntarily, or by operation of law without the written consent of the other Party, except that a Party’s rights to payments hereunder may be assigned without the other Party’s consent and except as provided in Section 20.17(a)(iii). Notwithstanding the above, Contractor may have portions of the Work performed by its Affiliates or their Personnel, in which event Contractor shall be responsible for such portions of the Work, such portions of the Work shall be deemed to have been performed by Contractor for all purposes under this Agreement, and Owner will look solely to Contractor in connection with such portions of the Work.

20.2.2 Assignment/Delegation by Owner.

20.2.2.1 Affiliates. Owner reserves the right, in its sole discretion and without the prior consent of Contractor, to assign all or any of its rights and/or to delegate all or any of its obligations under this Agreement to one or more of its Affiliates. Owner shall give Contractor Notice of such assignment and/or delegation. Upon its receipt of Notice of a delegation or assignment of Owner’s obligations under this Agreement, Contractor shall be deemed to have released Owner from all of the obligations so delegated or assigned so long as the assignee/delegate of such obligations assumes the obligations so assigned or delegated and each Owner either reissues or affirms the continued effectiveness of its Owner

Red River Environmental Products EPC Agreement

Guaranty. If Owner or Contractor so requests, then Contractor or Owner (as the case may be) shall, without delay or conditions, execute a written release that confirms Owner’s release from such obligations or such assignee’s/ delegate’s assumption of such obligations (as the case may be).

20.2.2.2 Third Parties. Owner may assign any or all of its rights and/or delegate any or all of its obligations under this Agreement to any Person other than an Affiliate; provided, however, Owner will not be relieved of its obligations hereunder so assigned or delegated, unless Contractor consents to such assignment or delegation; provided, further, such consent will not be unreasonably withheld, unreasonably conditioned or unreasonably delayed. If, upon its request for such consent, Contractor has concerns that may lead to its withholding such consent, then Contractor shall promptly identify such concerns to Owner, meet and in good faith discuss with Owner appropriate steps that may be taken to address and resolve such concerns so as to allow for such consent to be granted. If Contractor consents to such assignment, Contractor shall be deemed to have released Owner from all of the obligations so delegated or assigned so long as the assignee/delegate of such obligations assumes the obligation so assigned or delegated; provided, that each Owner either reissues or affirms the continued effectiveness of its Owner Guaranty. If Contractor has consented to the delegation of Owner’s obligations as provided above, then, if Owner so requests, Contractor shall execute documentation evidencing such consent and releasing Owner from such delegated obligations. Contractor shall be entitled to reject any such assignment and/or delegation where such assignment and /or delegation would be to one of Contractor’s competitors in the engineering and construction business.

20.2.3 Successors and Assigns. Subject to Sections 20.3.1 and 20.2.2, the provisions of this Agreement shall extend to the benefit of and will be binding upon the successors and assigns of the Parties.

20.3 Reviews, Inspections, Approvals by Owner. The inspection, review, and/or comment by Owner, Owner Project Manager, the Owner Engineer, any Financing Party or the Financing Engineer of any drawing, document, or any other Work or services performed by Contractor, any Subcontractor or Owner Supplier will not (a) alter, amend, waive or relieve any obligation of Contractor under this Agreement, other than the obligation to have allowed such inspection, review and/or comment, (b) impose any liability on Owner, Owner Project Manager, the Owner Engineer, any Financing Party or the Financing Engineer under this Agreement or (c) result in any adjustment of the Phase 2 Price Fixed Component, Project Schedule, Performance Requirements or other obligations or liabilities of the Parties under this Agreement. Notwithstanding the foregoing, Contractor will be entitled to rely upon any fully executed Change Order or fully executed amendment to this Agreement.

Red River Environmental Products EPC Agreement

20.4 Governing Law; Choice of Forum. This Agreement will in all respects be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law rules thereof, which may direct the application of the laws of another jurisdiction. For purposes of resolving any Dispute arising under this Agreement, and subject to Article 17, the Parties hereby submit to the non-exclusive jurisdiction of the courts of the State of New York and the federal district courts, in each case located in New York.

20.5 Surviving Obligations. The provisions of Article 20, the indemnification provisions set forth in this Agreement, and other provisions of this Agreement that are by their nature intended to survive termination, cancellation, completion, or expiration of this Agreement, and any expressed limitations or releases from liability, will continue as valid and enforceable obligations of the Parties, notwithstanding any such termination, cancellation, completion, or expiration. Further, termination of this Agreement will not relieve either Party of any obligation hereunder which expressly or by implication survives termination hereof and, except as expressly provided in Article 13 or this Article 20, will not relieve either Party of any obligations or liabilities for loss or damage to the other Party arising out of or caused by acts or omissions of such Party prior to the effectiveness of such termination or arising out of such termination.

20.6 Severability. If any provision of this Agreement is held void, voidable, invalid or inoperative, no other provision of this Agreement will be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement will remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein. To the extent that any provision is held void, voidable, invalid or inoperative, the Parties shall negotiate an equitable adjustment in the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, will not be affected thereby.

Red River Environmental Products EPC Agreement

20.7 Notices. All Notices permitted or required to be given under this Agreement will be in writing and will be deemed duly given when received: (a) when sent by telefacsimile transmission; provided, however, the sender has received electronic or voice confirmation of the recipient’s receipt of such transmission; (b) when confirmation of receipt by the recipient is confirmed by the delivery service, if sent by overnight (or next Business Day) or international courier service; or (c) when received by the recipient, if delivered by personal delivery or mail. All Notices must be in English. Notices will not be effective if given by electronic mail. All Notices shall be delivered or sent to the Parties at their respective address(es) or number(s) shown below or to such other address(es) or number(s) as a Party may designate by prior Notice given in accordance with this provision to the other Party:

If to Owner:	and,

*

and copy to:

*

If to Contractor:	and,

*

and copy to:

*

20.8 Article and Section Headings. The Article and Section headings herein have been inserted for convenience of reference only and will not in any manner affect the construction, meaning or effect of anything herein contained nor govern the rights and liabilities of the Parties. References to “Articles” and “Sections” in this Agreement shall mean the Articles and Sections of this Agreement unless otherwise expressly noted.

20.9 Duties and Remedies. Except as provided in Article 8, Article 9, Article 16 and any other provision of this Agreement pursuant to which an exclusive remedy is expressly provided, the duties and obligations imposed by this Agreement and the rights and remedies available hereunder will be in addition to and not in limitation of any duties, obligations, rights and remedies otherwise imposed or available at law or in equity to the Parties.

20.10 No Waiver of Rights. Except as may be specifically agreed in writing, the failure of Owner or Contractor to insist in any one or more instances upon the strict performance of any one or more of the provisions of this Agreement or to exercise any right herein contained or provided by law or equity, will not be construed as, or constitute in any way, a waiver, modification or relinquishment of the performance of such provision or right(s), or of the right to subsequently demand such strict performance or exercise such right(s), and all such rights will continue unchanged and remain in full force and effect. No payment to Contractor by Owner will constitute an acceptance of any Work furnished by Contractor or shall relieve Contractor of any of its obligations or liabilities with respect thereto.

Red River Environmental Products EPC Agreement

20.11 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous written and oral agreements, proposals, negotiations, warranties, guarantees, understandings and representations pertaining to the subject matter hereof.

20.12 Amendments. Except as provided in Section 10.2, no amendments or modifications of this Agreement will be valid unless evidenced in writing and signed by both Parties.

20.13 No Third Party Rights. Except as expressly provided herein, this Agreement and all rights hereunder are intended for the sole benefit of the Parties and, to the extent expressly provided, for the benefit of the Parties, Owner and the Indemnitees, and will not imply or create any rights on the part of, or obligations to, any other Person.

20.14 Obligations Non-recourse. Each Party acknowledges that it will not have any recourse against any Affiliates, members, partners, joint venturers, officers, directors, employees of the other Party, Owner, or the Engineers, except that the foregoing shall not prejudice Contractor’s rights pursuant to any Owner Guaranty, the Initial Guaranty or any Contractor Guaranty.

20.15 Relationship of the Parties. Except with respect to the administration of Owner Contracts pursuant to Appendix M as indicated in Section 2.2.20, Contractor will be an independent contractor with respect to the Project, each part thereof, and the Work, and neither Contractor nor its Subcontractors nor the Personnel of either will be deemed to be agents, representatives, employees or servants of Owner in the performance of the Work, or any part thereof, or in any manner dealt with in this Agreement. Owner shall neither have the right to control, nor have any actual, potential or other control over, the methods and means by which Contractor or any of its Personnel or Subcontractors conducts their respective independent business operations. Except with respect to the administration of Owner Contracts in accordance with Appendix M, Contractor shall not perform any act or make any representation to any Person to the effect that Contractor, or any of its Personnel or Subcontractors, is the agent, representative, employee or servant of Owner.

20.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Red River Environmental Products EPC Agreement

20.17 Cooperation with Financing Efforts. Contractor shall use reasonable efforts to cooperate with Owner in connection with their respective efforts to obtain and maintain Financing; provided, however, Owner agrees to act as a single point of contact between the Financing Parties of the respective Owner and Contractor to the maximum extent possible. Without limiting the generality of the foregoing, Contractor:

(a)	shall execute such documents as reasonably requested in connection with obtaining and maintaining Financing whereby Contractor (i) certifies to the Financing Parties that this Agreement is in full force and effect and has not been modified and that there are no defaults under this Agreement (except, in each case, as specifically stated in such certification), (ii) represents and warrants to the Financing Parties that this Agreement is enforceable against Contractor, (iii) consents to the collateral assignment of this Agreement to the Financing Parties as security for the debt relating to the Financing, (iv) agrees to give the Financing Parties Notice of a Owner Event of Default contemporaneously with the Notices provided to Owner and an opportunity to cure such defaults, (v) clarifies provisions of this Agreement as reasonably requested by the Financing Parties, and (vii) agrees to cooperate with Owner in the negotiation of such amendments to this Agreement as the Financing Parties may reasonably request;

(b)	at Owner’s reasonable request, shall attend and participate in presentations to potential Financing Parties;

(c)	hereby authorizes Owner and any Owner to (i) provide this Agreement to potential Financing Parties and equity participants (subject to Article 18), and (ii) include a description of the material provisions of this Agreement in any offering circular required for the Financing and/or, if the Financing must be registered in accordance with Applicable Legal Requirements, that Owner may, after consultation with Contractor, file this Agreement as an exhibit to such registration statement (which filing will include requests for confidentiality with respect to pricing and other key commercial terms);

(d)	at Owner’s request, shall reasonably cooperate with the Financing Engineer and any rating agencies or other credit enhancement entities associated with a Financing;

(e)	at Owner’s request, shall reasonably cooperate in connection with tax-exempt financing or any financing or other arrangements effected to reduce Taxes on the Project or the Work; and

(f)	Contractor shall provide Owner with legal opinions of in-house counsel to Contractor regarding the execution, delivery and validity of this Agreement and the status of Contractor as Owner will reasonably request in connection with obtaining and maintaining the Financing.

Red River Environmental Products EPC Agreement

20.18 Financing Engineer. Contractor acknowledges that the Financing Engineer will be engaged for the purpose of providing to the Financing Parties a neutral, third party overview of the Work. The Financing Engineer will be a recognized engineering and consulting firm selected by the Financing Parties and bound by confidentiality obligations substantially similar to those contained in Article 18. The Financing Engineer is expected to provide the Financing Parties with independent opinions with respect to: (a) the status of the Work, (b) the performance of the Work and associated Equipment, (c) Contractor’s Performance Test procedures, (d) Contractor’s quality assurance program for the Work and major components thereof, (e) the results of the Performance Tests, and (f) Applications for Payment and Change Orders submitted by Contractor. The Financing Engineer may attend all monthly meetings. Notwithstanding anything else to the contrary contained herein, the Financing Engineer will have no right to direct Contractor or any portion of the Work or to make any changes to the Work.

20.19 Owner’s Engineer. Owner’s Engineer shall act on Owner’s behalf, in relation to various Project-related matters, including the review of contract documents, attending design and progress meeting, carrying out inspections and the review and approval of test results and most particularly all Performance Test results.

20.20 Review Committee. The Parties recognize that the most efficient and cost effective implementation of the Work will necessitate continual monitoring of the Labor Plan and other strategic decisions that may have a material effect on the Total Installed Cost or Project Schedule that the Parties agree to have considered by the Review Committee. Because the nature of labor compensation decisions is expected to require the balancing of interests and tradeoffs among project objectives, each Party will select 2 representatives to comprise a committee (the “Review Committee”) to consider adjustments to the Labor Plan and other Project execution strategies. The initial members of this Review Committee are to be appointed within 30 days of the Effective Date. Each Party may change its representatives on Notice to the other Party. Each Party shall ensure that its members on the Review Committee act reasonably at all times. The Review Committee will meet on an as-needed basis, but no less frequently than quarterly. With respect to each issue considered by the Review Committee, Contractor and Owner, as appropriate, shall provide adequate materials and information sufficient to allow a reasonable basis on which decisions can be made. The Review Committee will meet promptly and work cooperatively to adopt recommendations that support achievement of the Targets at the lowest Total Installed Cost, except as they otherwise unanimously agree. The Review Committee shall appoint one of its members to provide adequate notice of meetings to the other members and to keep and distribute accurate minutes of its meetings. The Owner Project Manager and Contractor’s Construction Manager may be invited to attend meetings of the Review Committee but will not have any voting rights. At such time as Contractor believes that the level of compensation being paid to Craft Labor with respect to a particular

Red River Environmental Products EPC Agreement

Craft Labor Cost Component is or will, in the foreseeable future, not be sufficient to maintain existing Craft Labor or attract additional needed Craft Labor, in each case in a specific Craft Labor Category, for the construction of the Project to support the Project Schedule, Contractor will give Notice to Owner and the Parties, acting through their representatives on the Review Committee, shall take the following actions:

(a) Contractor will provide a reasonably detailed labor analysis, supported by a reasonable level of factual compensation information, with respect to the specific Craft Labor Category(ies) as to which Contractor believes compensation adjustments are necessary. Such analysis shall include (i) Contractor’s recommended changes to the level of Craft Labor Cost Component to be offered to such Craft Labor; (ii) a direct comparison with the then existing level of Craft Labor Cost Component being paid to the same Craft Labor Category(ies) at the Key Benchmark Projects and the Other Benchmark Projects, to the extent such information is available; (iii) a forecast as the projected impact on the Total Work Cost of the Project that would result from Contractor’s recommended changes and (iv) an analysis of any reasonably cost effective alternative to achieve the same goal;

(b) the members of the Review Committee shall consult with each other in good faith and attempt to reach a unanimous decision as to the increased level of Craft Labor Cost Component (or alternative) to be offered to Craft Labor within such Craft Labor Category(ies) and as to when any changes should be implemented;

(c) if the members of the Review Committee are not able to reach a unanimous decision, then Contractor may implement its recommended changes, provided, that the level of the Craft Labor Cost Component to be offered to Craft Labor within the Craft Labor Category in question is no higher than          percent (        %) in excess of (i) the highest level of Craft Labor Cost Component then being paid to Craft Labor within such Craft Labor Category working on Key Benchmark Projects; or (ii) the average level of Craft Labor Cost Component then being paid to craft labor within such Craft Labor Category working on [Other Benchmark Projects], whichever is the greater between (i) and (ii).

(d) If such recommended changes would cause the level of the Craft Labor Cost Component for a specific Craft Labor Category to be higher than permitted in clause (c) above, then, either the Review Committee must unanimously agree to make such change or either Party may refer the matter for decision by the senior officers of the Parties. Each Party shall, through its nominated senior officer, prepare a written statement of its position and deliver it to the other Party within 10 days after referral of the matter to the senior officers. The nominated senior officers from each Party shall meet in person within 15 days after the exchange of such written statements in an effort to resolve the matter.

Red River Environmental Products EPC Agreement

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

BE&K CONSTRUCTION COMPANY, LLC		RED RIVER ENVIRONMENTAL PRODUCTS, LLC

By:	/s/ D L Kieta	By:	/s/ Richard Schlager
Name:	D. L. Kieta	Name:	Richard Schlager
Title:	Vice President and General Manager, Power Group	Title:	Managing Member

ADA-ES, INC; solely as Guarantor of Owner

		By:	/s/ Mark H. Mckinnies
		Name:	Mark H. McKinnies
		Title:	Chief Financial Officer

Red River Environmental Products EPC Agreement
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